Form 10KSB, Exhibit 13
period 1999-12-31
VIRGINIA COMMERCE BANCORP INC
filed 2000-03-24
CIK 1099305

Exhibit 13.1

       Annual Report to Stockholders for the year ended December 31, 1999

                         Virginia Commerce Bancorp, Inc

                               1999 Annual Report





Handwritten Quote: Thank you, Virginia Commerce Bank, for being a true partner in our banking relationship. Your professional staff, personal attention and responsiveness have made a big difference in our ability to reach our financial goals.

                          Community Banking at its Best


[Full page photo omitted]

Exceptional Service...Every Customer...Every Time.

Contents


1        Five Year Financial Summary
2        Letter to Shareholders, Customers and friends
5        Management's Discussion and Analysis of Financial Condition and results of Operations
16       Consolidated Financial Statements
36       Independent Auditors' Report
37       Board of Directors, Executive Officers and Officers

About Our Bank

Virginia Commerce Bank, a wholly owned subsidiary of Virginia Commerce Bancorp, Inc., is a full-service community bank headquartered in Northern Virginia. With our wide array of business ad consumer products, we continue to be one of the fastest growing banks in our market, and for good reason. From 1988, when we opened our first branch in Clarendon, until today, with ten branches, two mortgage loan offices and over $280 million in assets, we have maintained a clear focus. To provide "community banking at its best" while delivering Exceptional Service. Every Customer. Every Time.

Handwritten quotes appearing in this annual report are actual comments received in writing from customers


FIVE YEAR FINANCIAL SUMMARY

-------------------------------------------------------------------------------------------------------------------------------
                                                      1999            1998            1997            1996            1995
-------------------------------------------------------------------------------------------------------------------------------
SELECTED YEAR-END BALANCES:
Total assets                                       $282,575,486    $222,441,910    $165,119,350    $122,721,355    $ 90,313,343
Total stockholders' equity                           17,488,753      15,831,660      11,272,937      10,054,023       9,289,039
Total loans (net)                                   205,171,188     149,440,296     100,917,408      76,313,031      56,630,644
Total deposits                                      243,044,377     188,742,543     142,427,529     103,722,575      73,772,627
-------------------------------------------------------------------------------------------------------------------------------
SUMMARY RESULTS OF OPERATIONS:
Interest income                                    $ 18,851,366    $ 15,265,826    $ 11,134,572    $  8,589,578    $  6,214,522
Interest expense                                      8,678,859       7,511,338       5,167,969       3,825,756       2,622,137
     Net interest income                           $ 10,172,507    $  7,754,488    $  5,966,603    $  4,763,822    $  3,592,385
Provision for loan losses                               480,000         450,950         261,500         182,500         159,000
     Net interest income after
          provision for loan losses                $  9,692,507    $  7,303,538    $  5,705,103    $  4,581,322    $  3,433,385
Other income                                          1,998,570         631,950         477,751         447,393         519,018
Other expense                                         8,397,190       5,647,915       4,464,727       3,420,597       2,977,506
     Income before taxes                           $  3,293,887    $  2,287,573    $  1,718,127    $  1,608,118    $    974,897
Income tax expense                                    1,128,143         783,961         585,747         552,269         321,596
     Net income                                    $  2,165,744    $  1,503,612    $  1,132,380    $  1,055,849    $    653,301
-------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA (1) :
     Net income, basic                             $       1.10    $       0.78    $       0.66    $       0.61    $       0.38
     Net income, diluted (2)                       $       1.04    $       0.73    $       0.62    $       0.59    $       0.38
     Cash dividends                                          --              --              --              --    $       0.05
     Book Value                                    $       8.88    $       8.06    $       6.54    $       5.84    $       5.39
     Average number of
          shares outstanding                          1,967,808       1,924,604       1,722,649       1,722,649       1,722,649
-------------------------------------------------------------------------------------------------------------------------------
GROWTH AND SIGNIFICANT RATIOS
     % Change in net income                               44.04%          32.78%           7.25%          61.62%         159.97%
     % Change in assets                                   27.03%          34.72%          34.55%          35.88%          37.62%
     % Change in loans                                    37.29%          48.08%          32.24%          34.76%          38.30%
     % Change in deposits                                 28.77%          32.52%          37.32%          40.60%          38.93%
     % Change in equity                                   10.47%          40.44%          12.12%           8.24%           8.13%
     Equity to asset ratio                                 6.19%           7.12%           6.83%           8.19%          10.29%
     Return on average assets                              0.87%           0.75%           0.81%           0.98%           0.84%
     Return on average equity                             13.03%          10.37%          10.53%          11.05%           7.31%
     Average equity to average assets                      6.65%           7.25%           7.74%           8.91%          11.47%

-------------------------------------------------------------------------------------------------------------------------------


(1) Restated for all years presented giving retroactive effect to 10% stock dividends paid in 1996 and 1997, a 35% stock split in the form of a dividend in 1997, a change in par value in 1998, and 10% stock restructurings in 1998 and 1999.

(2) Adjusted for the dilutive effect of incremental shares (the difference between the number of shares assumed issued and the number of shares assumed purchased at market value) of stock options and warrants.

[Bar graphs omitted]
[Graphs show figures (in thousands) for 1999, 1998, 1997, 1996 and 1995 Net Income, Total Assets, Net Loans and Total Deposits]

1999 ANNUAL REPORT

Letter To Our Shareholders, Customers And Friends

The capstone to the progress and achievements of Virginia Commerce Bank in 1999 was the corporate reorganization of the Bank in December into a wholly-owned subsidiary of its newly formed holding company, Virginia Commerce Bancorp, Inc. (the "Company"). Accordingly, this 1999 Annual Report presents the consolidated financial statements of the Company and its subsidiary, Virginia Commerce Bank. Considering that the reorganization occurred recently and that the Bank is currently the only operating subsidiary of Virginia Commerce Bancorp, the Company's earnings, assets and liabilities are substantially similar to those of the Bank. I am pleased to report that the year ending December 31, 1999, was especially noteworthy for the Company. A fifth straight year of record earnings, strong balance sheet growth, two new

Handwritten Quote "Everyone has made it to a point where they know me on a first name basis."

                                                 K.S., Falls Church, VA



branches, a new mortgage operation with two loan offices, and the introduction of key new products were the highlights, in addition to the formation of the holding company. This banner year of accomplishment was achieved despite the challenges of ever-increasing competition, continued pressure on net interest margins and the diversion of resources to Y2K preparation.

Net income for 1999 was a record $2,165,744, an increase of 44.0% over the $1,503,612 earned the prior year. As a result, diluted earnings per share were $1.04, up $.31 over the comparable period in 1998.

Net interest income for the year of $10,172,507 was up 31.2% over 1998, primarily due to significant loan volume. Non-interest income more than tripled, increasing 216.3% for 1999 to $1,998,570. This substantial increase was driven by $1,265,028 in fees and net gains from the Bank's new mortgage lending division. Non-interest expense totalled $8,397,190 for 1999, rising 48.7% over the prior year due to expenses associated with the new mortgage operation, branch expansion, product development, the holding company formation and final Y2K preparation.

As of December 31, 1999, total assets were $282,575,486, an increase of 27.0% from $222,441,910 a year earlier. Deposits grew similarly over the twelve-month period with a 28.8% increase from $188,742,543 to $243,044,377. Loans, net of allowance for loan losses, rose to $205,171,188, a 37.3% increase over the $149,440,296 reported for the prior year-end. The increase in loans marked the sixth consecutive year of loan growth in excess of 30% and asset quality ratios that were significantly better than peer group averages. The Company's considerable progress in 1999 was facilitated to a large extent by continued branch and product expansion. The Bank's new residential mortgage division was officially opened in February by Senior Vice President Ken O'Shea at 374 Maple Avenue East in Vienna, Virginia. The operation, which also opened a satellite office in Warrenton, Virginia, not only provides Virginia Commerce with a complete array of competitive residential mortgage products, but also added almost $200,000 to the Company's bottom line in its first year. In March, our ninth branch office was opened in Vienna in the same building as the mortgage operation. It has already exceeded expectations by achieving over $11 million in combined deposits and repurchase agreements in its first twelve months. We added a tenth branch in July with the opening of our third Alexandria office in the heart of Old Town at 506 King Street. This branch is on target with growth expectations, having exceeded $5 million in deposits already.

In addition to full-service, residential mortgage lending which was introduced at the beginning of the year, a number of new banking services were initiated in the latter part of 1999. In October, the Bank enhanced its business lending capabilities by contracting with a third party vendor providing PC-based online support and lockbox processing services for financing small business accounts receivable on a discounted basis. This new loan product gives us a competitive advantage in increasing small business market share at an attractive yield, but with minimal allocation of resources. In November, the Bank took a significant step to upgrade its cash management services with the hiring of Michele K. Parker, CCM, as Senior Vice President in charge of a new Cash Management Services department. The expanded service will provide a greater level of sophistication in the management of commercial deposits through utilization of electronic banking and ACH services, sweep accounts and other products such as lockbox. We expect that this will result in significant deposit generation and fee income opportunities for the Bank. Also in November, the Bank began offering commercial insurance products through a joint venture arrangement which allows the Bank to offer all types of business insurance and bonding services to its customers. Life insurance products are also available. Further opportunities to expand our insurance capabilities for both consumers and businesses are being explored.

As Virginia Commerce continues to grow and serve its customers in an increasingly competitive market, maintaining a technological edge in financial services is critical. Our Web site, now at www.vcbonline.com, has been providing updated information on the Bank and its products and services for over a year. It is currently undergoing a redesign that will greatly enhance its navigation and graphics. More importantly, the Web site now serves as the portal to our new Internet banking service which was introduced last month. Considerable time and effort was expended in the second half of 1999 to ensure that we could provide online financial services through the Internet by early 2000. Initially, we are offering online services that enable consumers to access account statements, make transfers between accounts, place stop payments and pay bills.

In April, we will make Internet banking available to business customers with the added features of ACH origination and wire transfer capability. Going forward, we are committed to staying abreast of the latest technological developments in banking to provide more services to our customers with greater convenience at a reduced cost. By doing so, we will be better able to successfully compete as a community bank in an ever-changing financial services industry.

As discussed earlier, the reorganization of Virginia Commerce Bank into holding company form was an important event in 1999. The holding company structure gives Virginia Commerce Bancorp, Inc. opportunities not available to the Bank on a stand-alone basis. For example, a holding company has greater flexibility in diversifying into bank-related business activities, expanding banking operations outside of the Bank's current market area, doing stock repurchases and engaging in various acquisitions. In particular, it enabled the Company to provide $2.5 million in additional capital to the Bank at the end of December without diluting shareholders' interests. This was accomplished by the Company borrowing against a $5 million credit facility from a correspondent bank and downstreaming the proceeds to the Bank as contributed capital. It was a very cost-effective means to fund the Bank's continued growth without shareholder dilution.

Handwritten Quote; Its truly a pleasure to walk in the door.
M.W., Alexandria VA

Finally, no discussion of 1999 would be complete without reference to what proved to be a non-event at the end of the year... Y2K. Thankfully, Virginia Commerce Bank, like a majority of the world's businesses, survived the millennium change without any major glitches or disruption. However, we must acknowledge that the relatively smooth transition to the Year 2000 was due to the significant efforts and resources committed over the last three years to prevent any mishaps. Special acknowledgment is warranted for CFO Bill Beauchesne who headed a Y2K team of dedicated employees whose tireless efforts ensured a successful millennium transition.

Without question, this past year was one of significant progress and achievement for the Company. Our continued success will depend on our unwavering commitment to

                                                       [photos omitted]


Handwritten quote:  Always a positive attitude!  Thanks!
                                            D.P., Fairfax, VA


provide "community banking at its best." By doing so, we will enhance value for customers, employees and shareholders. As for shareholder value, Virginia Commerce Bancorp stock enjoyed a 21% gain in 1999, when adjusted for the 10% stock split in May. This appreciation compares very favorably to the overall depreciation in bank industry stocks for the year.


As always, thank you for your continued support and interest.


[Photo Omitted]            /s/ Peter A. Converse
                           Peter A. Converse
                           President and Chief Executive Officer
                           March 28, 2000





Our Northern Virginia Locations


[Map Omitted]

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward Looking Statements. This management's discussion and analysis of financial condition, results of operations, and other portions of this report include forward looking statements, such as: statements of the Company's goals, intentions, and expectations regarding general economic trends, interest rates, and other matters, estimates of risks and of future costs and benefits, and statements of the Company's ability to achieve financial and other goals. These forward looking statements are subject to significant uncertainties because they are based upon future interest rates, federal monetary policy, inflation, consumer confidence, the health of the real estate market in the Company's market area, and other economic conditions, future law and regulations, and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward looking statements. In addition, the Company's past growth and performance do not necessarily indicate its future results.

The following discussion provides information about the results of operations and financial condition, liquidity, and capital resources of Virginia Commerce Bancorp, Inc. and subsidiaries (the "Company"). This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this report.


On December 22, 1999, Virginia Commerce Bancorp, Inc (the "Company") became the bank holding company for Virginia Commerce Bank. Virginia Commerce Bank (the "Bank") received its charter as a national banking association on May 16, 1988 from the Comptroller of the Currency and opened for business at 3033 Wilson Boulevard, Arlington, Virginia. On June 1, 1995 the Bank converted from a national banking association to a Virginia state chartered bank which is a member of the Federal Reserve System. The main office of the Company is located at 5350 Lee Highway in Arlington, Virginia. The Company also operates nine branch locations in McLean, Arlington (two branches), Alexandria (three branches), Annandale, Fairfax, and Vienna, Virginia, and two mortgage loan offices in Vienna and Warrenton, Virginia. The Company's common stock is traded on NASDAQ under the symbol "VCBI".

The Company provides a full range of banking services (other than trust, securities, brokerage, and international services) to businesses, professionals and their firms, trade associations, investors and individuals in Northern Virginia and increasingly to some extent throughout the Metropolitan Washington, D.C. area. For businesses, the Company offers a complete selection of deposit accounts, merchant bankcard services, electronic funds transfer, lock-box services, PC banking, lines of credit for working capital purposes, term loans for expansion and capital expenditures, and commercial real estate loans, generally on income-producing properties. Services for individuals include a wide array of deposit account products, home equity loans and lines of credit, telephone banking, consumer installment loans for the purchase of automobiles and other personal uses, overdraft and revolving lines of credit, and residential mortgageand construction loans. The Company also provides cashier's checks, travelers checks, wire transfers, bank-by-mail services, safe deposit box facilities, ATM cards, Visa debit cards, Internet Banking, and ATM machines at nine of its branch locations.

RESULTS OF OPERATIONS

During 1999, the Company continued to experience significant growth. Total assets increased 27.0% from $222,441,910 to $282,575,486 over the prior year-end, while loans increased 37.3% from $149,440,296 to $205,171,188. This growth was funded by a 28.8% increase in deposits from $188,742,543 to $243,044,377. Earnings for 1999 were $2,165,744 an increase of 44.1% compared to earnings of $1,503,612 in 1998, and an increase of 91.3% compared to earnings of $1,132,380 in 1997. Diluted earnings per share were $1.04, $0.73, and $0.62 in 1999, 1998, and 1997, respectively.

NET INTEREST INCOME

Net interest income is the excess of interest earned on loans and investments over the interest paid on deposits and borrowings. For 1999, the Company's net interest income was $10,172,507 compared to $7,754,488 for 1998 and $5,966,603 for 1997. This is an increase of $2,418,019 or 31.2% from 1998 to 1999. This increase was primarily due to the 37.3% increase in net loans outstanding from $149,440,296 at year-end 1998 to $205,171,188 at year-end 1999. For 1999, the average yield on earning assets decreased to 8.05% from 8.11% in 1998 due to growth in loans at rates below the prior years average. The rate on interest-bearing liabilities decreased from 4.72% to 4.43% with lower rates in all deposit account categories. Net interest income in 1998, increased 30.0% to $7,754,488 from $5,966,603 in 1997.

TABLE 1: AVERAGE BALANCES, INCOME AND EXPENSE, YIELDS AND RATES The following table shows the average balance sheets for each of the years ended December 31, 1999, 1998, and 1997. In addition, the amounts of interest earned on earning assets, with related yields, and interest expense on interest-bearing liabilities, with related rates, are shown. Loans placed on a non-accrual status are included in the average balances. Net loans fees included in interest income on loans totaled (in thousands) $378, $243, and $129, for 1999, 1998, and 1997, respectively.

---------------------------------------------------------------------------------------------------------------------
                                                       1999                                   1998
---------------------------------------------------------------------------------------------------------------------
                                                     Interest     Average                   Interest      Average
                                        Average       Income-     Yields       Average      Income-       Yields
(Dollars in thousands)                  Balance       Expense     /Rates       Balance      Expense       /Rates
---------------------------------------------------------------------------------------------------------------------
ASSETS
Securities                                $ 46,682      $ 2,855       6.12%      $ 57,497    $   3,711        6.45%
Loans, before allowance for losses         176,676       15,447       8.74%       118,116       10,867        9.20%
Interest-bearing deposits
      with other banks                         795           46       5.79%           540           31        5.74%
Federal funds sold                           9,930          503       5.07%        12,178          657        5.39%
       TOTAL EARNING ASSETS               $234,083      $18,851       8.05%      $188,331      $15,266        8.11%
---------------------------------------------------------------------------------------------------------------------
Non-earning assets                          15,796                                 11,573
        TOTAL ASSETS                      $249,879                               $199,904
---------------------------------------------------------------------------------------------------------------------
LIABILITIES & STOCKHOLDERS' EQUITY
 Interest-bearing deposits
     NOW accounts                         $ 49,673       $1,933       3.89%      $ 30,841    $   1,213        3.93%
     Money  market accounts                 17,275          534       3.09%        15,214          484        3.18%
     Savings accounts                       11,526          409       3.55%         8,167          308        3.77%
     Certificates of deposit               102,140        5,177       5.07%        88,824        4,778        5.38%
    TOTAL INTEREST-BEARING DEPOSITS       $180,614       $8,053       4.46%      $143,046       $6,783        4.74%
---------------------------------------------------------------------------------------------------------------------
Fed Funds purchased, securities
     sold U/A to repurchase and
     other borrowed funds                   15,429          626       4.06%        15,952          728        4.56%
  TOTAL INTEREST-BEARING LIABILITIES      $196,043       $8,679       4.43%      $158,998       $7,511        4.72%

---------------------------------------------------------------------------------------------------------------------
Demand deposits and other
      non-interest  bearing liabilities     37,219                                 26,404
     TOTAL LIABILITIES                    $233,262                               $185,402
---------------------------------------------------------------------------------------------------------------------
Stockholders' equity                        16,617                                 14,502
     TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY            $249,879                               $199,904
---------------------------------------------------------------------------------------------------------------------
Interest rate spread                                                  3.62%                                   3.39%
Net interest income and margin                          $10,172       4.35%                     $7,755        4.12%

----------------------------------------------------------------------------
                                                        1997
----------------------------------------------------------------------------
                                                      Interest     Average
                                         Average       Income-     Yields
(Dollars in thousands)                   Balance       Expense     /Rates
----------------------------------------------------------------------------
ASSETS
Securities                                $  36,243      $ 2,427       6.70%
Loans, before allowance for losses           89,502        8,389       9.37%
Interest-bearing deposits
      with other banks                          332           19       5.76%
Federal funds sold                            5,488          300       5.46%
       TOTAL EARNING ASSETS                $131,565      $11,135       8.46%
----------------------------------------------------------------------------
Non-earning assets                            7,391
        TOTAL ASSETS                       $138,956
----------------------------------------------------------------------------
LIABILITIES & STOCKHOLDERS' EQUITY
 Interest-bearing deposits
     NOW accounts                        $   15,793      $   543       3.44%
     Money  market accounts                  14,216          443       3.12%
     Savings accounts                         6,968          261       3.74%
     Certificates of deposit                 66,344        3,562       5.37%
    TOTAL INTEREST-BEARING DEPOSITS       $ 103,321       $4,809       4.65%
----------------------------------------------------------------------------
Fed Funds purchased, securities
     sold U/A to repurchase and
     other borrowed funds                     7,464          359       4.81%
  TOTAL INTEREST-BEARING LIABILITIES      $ 110,785       $5,168       4.66%

----------------------------------------------------------------------------
Demand deposits and other
      non-interest  bearing liabilities      17,413
     TOTAL LIABILITIES                    $ 128,198
----------------------------------------------------------------------------
Stockholders' equity                         10,758
     TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY             $138,956
----------------------------------------------------------------------------
Interest rate spread                                                   3.80%
Net interest income and margin                            $5,967       4.54%


TABLE 2: RATE-VOLUME VARIANCE ANALYSIS
Interest income and expense are affected by changes in interest rates, by changes in the volumes of earning assets and interest-bearing liabilities, and by changes in the mix of these assets and liabilities. The following analysis shows the year-to-year changes in the components of net interest income.

--------------------------------------------------------------------------------------------------------------------------------
                                                                   1999    compared to 1998           1998 compared to   1997
--------------------------------------------------------------------------------------------------------------------------------
                                                                  Increase (Decrease)            Increase  (Decrease)
                                                                 --------------------    Total  ----------------------  Total
                                                                         Due to         Increase        Due to          Increase
(Dollars in thousands)                                             Volume       Rate   (Decrease)  Volume      Rate    (Decrease)
--------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                                             $ 5,072    $  (492)   $ 4,580    $ 2,629   $  (151)   $ 2,478
Securities                                                           (669)      (187)      (856)     1,368       (84)     1,284
Federal funds sold                                                   (116)       (38)      (154)       361        (4)       357
Interest-bearing deposits
     in other banks                                                    15         --         15         19        (7)        12
--------------------------------------------------------------------------------------------------------------------------------
Total interest income                                             $ 4,302    $  (717)   $ 3,585    $ 4,377   $  (246)   $ 4,131
--------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest-bearing deposits
     NOW accounts                                                 $   734    $   (14)   $   720    $   583   $    87    $   670
     Money market accounts                                             63        (13)        50         32         9         41
     Savings accounts                                                 118        (17)       101         45         2         47
    Certificates of deposit                                           650       (251)       399      1,204        12      1,216
--------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing deposits                                   $ 1,565    $  (295)   $ 1,270    $ 1,864   $   110    $ 1,974
Other borrowings                                                      (24)       (78)      (102)       388       (19)       369
--------------------------------------------------------------------------------------------------------------------------------
Total interest expense                                            $ 1,541    $  (373)   $ 1,168    $ 2,252   $    91    $ 2,343
--------------------------------------------------------------------------------------------------------------------------------
CHANGE IN NET INTEREST INCOME                                     $ 2,761    $  (344)   $ 2,417    $ 2,125   $  (337)   $ 1,788
--------------------------------------------------------------------------------------------------------------------------------

INTEREST SENSITIVITY
Interest sensitivity refers to the volatility of net interest income as a result of changes in interest rates. Interest sensitivity is actively managed and monitored by the Asset/ Liability Management Committee (ALCO). ALCO's overall objective is to optimize net interest income after giving consideration to capital adequacy, liquidity needs, interest sensitivity, the economic outlook, market opportunities, and customer needs. General strategies to accomplish this objective include maintaining a strong balance sheet, maintaining adequate core deposit levels, taking an acceptable level of interest rate risk, adhering to conservative financial management principles and practicing sound dividend policies. The Company's goal is to limit interest sensitivity to prudent levels as determined by the Company's ALCO.

One of the tools used by the Company to assess interest sensitivity is the "gap", or mismatch in repricing between interest sensitive assets and liabilities, which provides a general indication of interest sensitivity at a specific point in time. A gap schedule is shown in Table 3 below, and reflects the earlier of the maturity or repricing dates for various assets and liabilities at December 31, 1999. At that point in time, the Company had a cumulative net asset sensitive twelve-month gap with a $35.8 million excess of interest sensitive assets over interest sensitive liabilities. This generally indicates that earnings should improve in a rising interest rate environment as more assets would reprice than liabilities. The opposite would be true of a negative, or liability sensitive, gap.

In addition to the gap schedule the Company uses earnings simulation model forecasts to measure the impact on earnings and the market value of portfolio equity from changes in interest rates over a one-year period. These models utilize the Company's financial data, various management assumptions as to growth and earnings, and duration analysis to forecast the effect on the Company's future earnings from rising and falling rates.

TABLE 3: INTEREST SENSITIVITY ANALYSIS

--------------------------------------------------------------------------------------------------
                                                                    Interest  Sensitivity  Periods
December 31, 1999                              Within   91 to 365    1 to 5      Over
(Dollars in thousands)                        90 Days     Days        Years     5 Years    Total
--------------------------------------------------------------------------------------------------
EARNING ASSETS
Securities                                   $    521   $  3,484   $ 24,779   $ 18,380   $ 47,164
Loans, net of unearned income                  66,700     50,249     80,037     10,074    207,060
Federal funds sold and interest-               11,957         --         --         --     11,957
     bearing deposits in banks
          Total earning assets               $ 79,178   $ 53,733   $104,816   $ 28,454   $266,181
--------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
     NOW accounts                            $  4,695   $ 14,672   $ 39,320         --   $ 58,687
     Money market accounts                      2,943      8,655      5,712         --     17,310
     Savings accounts                             948      2,962      7,938         --     11,848
    Certificates of deposit                     9,796     32,104     71,207         --    113,107
    Other borrowings                           20,337         --        400         --     20,737
        Total interest-bearing liabilities   $ 38,719   $ 58,393   $124,577         --   $221,689
--------------------------------------------------------------------------------------------------
Cumulative maturity / interest               $ 40,459   $ 35,799   $ 16,038   $ 44,492   $ 44,492
sensitivity gap
--------------------------------------------------------------------------------------------------

NON-INTEREST INCOME

Non-interest income increased $1,366,620, or 216.3% over 1998. Fees and net gains on mortgage loans held-for-sale of $1,265,028 increased $1,245,959 from $19,069 in 1998 with the Company's mortgage lending division which commenced operations in early 1999, having originated $73,738,370 in loans held-for-sale. Deposit account service charges and fees, which include monthly account maintenance charges, overdraft fees, ATM surcharges, safe deposit box rents and merchant discount fee income, increased $98,455 or 16.7% in 1999, and increased $142,282 or 31.8% in 1998.

NON-INTEREST EXPENSE

In 1999, non-interest expense was $8,397,190 compared to $5,647,915 in 1998 and $4,464,727 in 1997. Salaries and benefits accounted for 54.1% of total non-interest expense in 1999 due to the Company's new mortgage lending division and the staffing of two additional branch locations. Occupancy expenses increased $492,701 or 43.8% from $1,125,726 in 1998 to $1,618,427 in 1999, due to additional facilities for the Company's new mortgage lending division, operations department, and continued branch expansion, and decreased $83,091 or 6.9% in 1998 primarily due to a one-time write-down of $224,860 in leasehold improvements with the relocation of the Company's Clarendon branch in late 1997. Data processing costs increased $149,003 or 32.2% from $462,170 in 1998 to $611,173 in 1999 and increased $71,977 or 18.5% in 1998 due to growth in deposit accounts. Other operating expenses were $1,623,352 compared to $1,157,488 in 1998 and $821,185 in 1997.

INCOME TAXES

The Company's income tax provisions are adjusted for non-deductible expenses and non-taxable interest after applying the U.S. federal income tax rate of 34%. Provision for income taxes totaled $1,128,143, $783,961, and $585,747 for the years ended December 31, 1999, 1998, and 1997, respectively.

ASSET QUALITY- PROVISION AND ALLOWANCE  FOR LOAN LOSSES

The provision for loan losses is based upon management's estimate of the amount required to maintain an adequate allowance for loan losses reflective of the risks in the loan portfolio. During 1999, charge-offs totaled $39,513 compared to $22,712 and $23,107 in 1998 and 1997, respectively. The provision for loan loss expense in 1999 was $480,000 compared to $450,950 in 1998, and $261,500 in 1997. The total allowance for loan losses of $1,889,007 at December 31, 1999 increased 31.4% from $1,437,514 at December 31, 1998.

Management feels that the allowance for loan losses is adequate. The coverage of the provision for loan losses over net charge-offs was 16.8 times in 1999, 138.7 times in 1998, and 13.1 times in 1997. There can be no assurance, however, that additional provisions for loan losses will not be required in the future, including in the event of changes in the economic assumptions underlying management's estimates and judgments, adverse developments in the economy, on a national basis or in the Company's market area, or changes in the circumstances of particular borrowers.

The Company generates a monthly analysis of the allowance for loan losses, with the objective of quantifying portfolio risk into a dollar figure of potential losses, thereby translating the subjective risk value into an objective number. Emphasis is placed on independent external loan reviews and monthly internal reviews. The determination of the allowance for loan losses is based on eight qualitative factors, applying appropriate weight to separate types or categories of loans. These factors include: levels and trends in delinquencies and non-accruals, trends in volumes and terms of loans, effects of any changes in lending policies, the experience, ability and depth of management, national and local economic trends and conditions, concentrations of credit, quality of the Company's loan review system, regulatory requirements, and the effect of competition.

TABLE 4: PROVISION AND ALLOWANCE FOR LOAN LOSSES

-------------------------------------------------------------------------------------------
(Dollars in thousands)                         1999      1998      1997      1996      1995
-------------------------------------------------------------------------------------------
Allowance, beginning of period               $1,438    $  990    $  748    $  552    $  507
CHARGE-OFFS
     Real estate loans                       $   --    $   --    $   --    $   --    $   86
     Commercial loans                            --        --        23        --        34
     Consumer loans                              40        23        --        32         1
Total charge-offs                            $   40    $   23    $   23    $   32    $  121
-------------------------------------------------------------------------------------------
RECOVERIES
     Real estate loans                       $   --    $   --    $   --    $   43    $   --
     Commercial loans                             7         3         3         3         7
     Consumer loans                               4        17        --        --        --
Total recoveries                             $   11    $   20    $    3    $   46    $    7
-------------------------------------------------------------------------------------------
Net charge-offs (recoveries)                 $   29    $    3    $   20    $  (14)   $  114
Provisions for loan losses                      480       451       262       182       159
-------------------------------------------------------------------------------------------
Allowance, end of period                     $1,889    $1,438    $  990    $  748    $  552

Ratio of net charges-offs to average total     0.02%    0.003%     0.02%   ( 0.02%)    0.25%
    loans outstanding during period

TABLE 5: ALLOCATION OF ALLOWANCE FOR POSSIBLE LOAN LOSSES
The allowance for loan losses is a general allowance applicable to all loan categories; however, management has allocated the allowance to provide an indication of the relative risk characteristics of the loan portfolio. The allocation is an estimate and should not be interpreted as an indication that charge-offs will occur in these amounts, or that the allocation indicates future trends. The allocation of the allowance at December 31 for the years indicated and the ratio of related outstanding loan balances to total loans are as follows:

-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                      1999            1998             1997           1996          1995
-----------------------------------------------------------------------------------------------------------------------------------
ALLOCATION OF ALLOWANCE FOR POSSIBLE LOAN LOSSES
Real estate - mortgage                                         $1,206           $  870            $ 683         $516           $381
Real estate - construction                                        132              101               33           25             18
Commercial                                                        477              409              262          198            146
Consumer                                                           74              581               12            9              7
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31,                                          $1,889           $1,438             $990         $748           $552
-----------------------------------------------------------------------------------------------------------------------------------
RATIO OF LOANS TO TOTAL YEAR-END LOANS
Real estate - mortgage                                            76%              73%              75%          71%            74%
Real estate - construction                                         8%               8%               4%           4%             2%
Commercial                                                        13%              16%              19%          22%            20%
Consumer                                                           3%               3%               2%           3%             4%
-----------------------------------------------------------------------------------------------------------------------------------
                                                                 100%             100%             100%         100%           100%
-----------------------------------------------------------------------------------------------------------------------------------

RISK ELEMENTS AND NON-PERFORMING ASSETS

The Company seeks to minimize its risk and enhance its profitability by focusing on providing community-based financing and maintaining policies and procedures ensuring safe and sound banking practices.

Non-performing assets consist of non-accrual loans, impaired loans, restructured loans, and other real estate owned (foreclosed properties). The total non-performing assets and loans that are 90 days or more past due and still accruing interest decreased 5.0% from $333,847 at year-end 1998 to $317,031 at year-end 1999, and increased 32.8% from $251,389 at year-end 1997 to $333,847 at year-end 1998.

Loans are placed in non-accrual status when in the opinion of management the collection of additional interest is unlikely or a specific loan meets the criteria for non-accrual status established by regulatory authorities. No interest is taken into income on non-accrual loans. A loan remains on non-accrual status until the loan is current as to both principal and interest or the borrower demonstrates the ability to pay and remain current, or both.

At December 31, 1999, the Company had no concentrations of loans in any one industry exceeding 10% of its total loan portfolio. An industry for this purpose is defined as a group of counterparts that are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. Loans secured by nonfarm, nonresidential real estate totaled $117,106,266 at December 31, 1999 and represent 56.4% of total loans.

Foreclosed real properties include properties that have been substantively repossessed or acquired in complete or partial satisfaction of debt. Such properties, which are held for resale, are carried at the lower of cost or fair value, including a reduction for the estimated selling expenses, or principal balance of the related loan. As of December 31, 1999 and 1998, the Company held no foreclosed real properties.

The ratio of non-performing assets to total loans decreased from .22% at December 31, 1998 to .15% at December 31, 1999 and decreased from .25% at December 31, 1997 to .22% at December 31, 1998. This ratio is expected to remain at its low level relative to the Company's peers. This expectation is based on potential and identified problem loans on December 31, 1999. As of December 31, 1999, there were $257,667 of loans for which management has identified risk factors which could have the potential to impair repayment in accordance with their terms. These loans are primarily well-secured and currently peforming.



TABLE 6: NON-PERFORMING ASSETS
----------------------------------------------------------------------------------------------------
(Dollars in thousands)                              1999        1998        1997        1996    1995
----------------------------------------------------------------------------------------------------
Non-accrual loans                                   $106    $    121    $    111    $     --    $ 41
Impaired loans                                       143         213         140          80     154
Restructured loans                                    --          --          --          --      --
Foreclosed properties                                 --          --          --          --     717
----------------------------------------------------------------------------------------------------
     Total non-performing assets                    $249    $    334    $    251    $     80    $912
Loans past due 90 days and still accruing             68          --          --          --      --
----------------------------------------------------------------------------------------------------
TOTAL NON-PERFORMING ASSETS AND PAST DUE LOANS      $317    $    334    $    251    $     80    $912
Allowance for loan losses to total loans             .91%        .95%        .97%        .97%    .96%
Allowance for loan losses to                       758.6       430.5       394.4       935.0    60.5
     non-performing loans
Non-performing assets to total loans                0.15        0.22        0.25        0.10    1.60
Non-performing assets to total assets               0.11        0.15        0.15        0.07    1.01
----------------------------------------------------------------------------------------------------

LOAN PORTFOLIO
At December 31, 1999, loans, net of unearned income and allowance for loan losses, totaled $205,171,188, an increase of 37.3% over the 1998 year-end total of $149,440,296. In 1998, net loans increased 48.1% from a year-end 1997 total of $100,917,408.

The Company's lending activities are its principal source of income. Real estate loans, including residential permanents and construction, and commercial mortgage/construction loans for income-producing properties, represent the major portion of the Company's loan portfolio although consumer loans continue to increase. Tables 7 and 8 present information pertaining to the composition of the loan portfolio including unearned income, allowance for loan losses, and the maturity/ repricing of selected loans.


TABLE 7: SUMMARY OF TOTAL LOANS

--------------------------------------------------------------------------------------------------------------------
                                                                               Year - End  December 31,
(Dollars in thousands)                                              1999       1998       1997       1996       1995
--------------------------------------------------------------------------------------------------------------------
Real estate - mortgage                                          $156,998   $109,774   $ 76,458   $ 54,750   $ 43,071
Real estate - construction                                        17,238     12,794      4,081      3,324      1,065
Commercial                                                        26,423     23,514     19,076     16,611     11,215
Consumer                                                           6,968      4,983      2,588      2,566      2,036
--------------------------------------------------------------------------------------------------------------------
Total loans                                                     $207,627   $151,065   $102,203   $ 77,251   $ 57,387
Less unearned income                                                 567        187        296        190        204
Less allowance for loan losses                                     1,889      1,438        990        748        552
--------------------------------------------------------------------------------------------------------------------
Total loans, net                                                $205,171   $149,440   $100,917   $ 76,313   $ 56,631
--------------------------------------------------------------------------------------------------------------------

TABLE 8: MATURITY/REPRICING SCHEDULE OF SELECTED LOANS

--------------------------------------------------------------------------------------------------------------------------------
                                                                                  As of December 31, 1999
(Dollars in thousands)                                          Commercial                                          Construction
--------------------------------------------------------------------------------------------------------------------------------
Variable Rate:
     Within 1 year                                                 $16,507                                               $11,574
     1 to 5 years                                                      267                                                    --
Fixed Rate:
     Within 1 year                                                   2,149                                                 3,169
     1 to 5 years                                                    6,054                                                   969
     After 5 years                                                   1,446                                                 1,526
--------------------------------------------------------------------------------------------------------------------------------

SECURITIES

The securities portfolio plays a primary role in the management of the interest rate sensitivity of the Company and it provides additional interest income. The portfolio serves as a source of liquidity and is used as needed to meet certain collateral requirements.

The securities portfolio consists of two components, investment securities held-to-maturity and securities available-for-sale. Securities are classified as held-to-maturity based on management's intent and the Company's ability, at the time of purchase, to hold such securities to maturity. These securities are carried at amortized cost. Securities which may be sold in response to changes in market interest rates, changes in the securities' prepayment risk, increased loan demand, general liquidity needs, and other similar factors are classified as available-for-sale and are carried at estimated fair value.

In 1999, total securities decreased $8,480,027, or 15.5% to $46,324,676 from $54,804,703 at year-end 1998. Securities of U.S. Government agencies represent the entire portfolio except for stock of the Federal Reserve Bank, the Federal Home Loan Bank of Atlanta, and Community Bankers' Bank required to be held as a condition of membership.


TABLE 9: MATURITY OF SECURITIES

-----------------------------------------------------------------------------------------------------------------------------
                                                                           Year - End December 31,

                                              1999                               1998                         1997
                                   --------------------------     --------------------------------   ------------------------
                                   Book              Weighted      Book                   Weighted        Book      Weighted
                                   ----              --------      ----                   --------        ----      ---------
                                   Value             Average       Value                  Average         Value     Average
                                   -----             --------      -----                  -------         -----     ---------
(Dollars in thousands)                               Yield                                 Yield                     Yield
                                                     -----                                 -----                     --------
-----------------------------------------------------------------------------------------------------------------------------
TOTAL SECURITIES
Maturing within one year           $     --              --      $      242                 6.50%   $    1,496      5.74%
Maturing after one through
     five years                      19,226            5.79%          17,721                 5.84%       28,283      6.51%
Maturing after  five through
     ten years                       11,858            6.43%          21,856                 6.46%       12,877      6.77%
Maturing after 10 years              15,241            6.87%          14,986                 6.53%        4,303      6.19%
----------------------------------------------------------------------------------------------------------------------------
                                    $46,325            6.31%         $54,805                 6.27%     $ 46,959      6.53%
----------------------------------------------------------------------------------------------------------------------------

DEPOSITS

The Company's principal source of funds is depository accounts comprised of demand deposits, savings and money market accounts, and time deposits. Deposits are provided by individuals and business located within the communities served.

Total  deposits  increased  $54,301,834,  or  28.8% in 1999 to  $243,044,377  at
year-end from $188,742,543 at year-end 1998. In 1999, total dollar growth by deposit category included a 35.6% increase in non-interest bearing deposits, a 39.1% increase in savings accounts and interest-bearing demand deposits, and a 19.6% increase in time deposits. In 1998, total deposits increased $46,315,014, or 32.5% over 1997. Table 10 presents the average deposit balances and average rates paid for the years 1999, 1998, and 1997. Table 11 details maturities of certificates of deposit with balances of $100,000 and over.

TABLE 10: AVERAGE DEPOSITS AND RATES PAID


-------------------------------------------------------------------------------------------------------
                                             1999                     1998                 1997
                                     --------------------     ---------------------  ------------------
                                       Average  Average         Average    Average   Average   Average
(Dollars in thousands)                 Balance   Rate           Balance     Rate     Balance     Rate
-------------------------------------------------------------------------------------------------------
NON-INTEREST BEARING DEMAND            $ 36,167      --      $ 25,558         --     $ 16,783      --
DEPOSITS
INTEREST-BEARING DEPOSITS
NOW accounts                             49,673    3.89%       30,841      3.93%       15,793   3.44%
Money Market accounts                    17,275    3.09%       15,214      3.18%       14,216   3.12%
Savings accounts                         11,526    3.55%        8,167      3.77%        6,968   3.74%
Certificates of deposit and other       102,140    5.07%       88,824      5.38%       66,344   5.37%
time deposits
TOTAL INTEREST-BEARING DEPOSITS         180,614    4.46%      143,046      4.74%      103,321   4.65%
------------------------------------------------------------------------------------------------------
Total deposits                         $216,781    3.71%     $168,604      4.02%      $120,10   4.00%
------------------------------------------------------------------------------------------------------

TABLE 11: MATURITIES OF CERTIFICATES OF DEPOSIT WITH BALANCES $100,000 OR MORE

-----------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                              1999                               1998                              1997
-----------------------------------------------------------------------------------------------------------------------------
3 months or less                               $   2,470                          $   3,710                         $   4,193
3-6 months                                         3,904                              6,272                             5,851
6-12 months                                        7,390                             14,365                            13,066
Over 12 months                                    27,109                              7,365                             3,045
-----------------------------------------------------------------------------------------------------------------------------
Total                                           $ 40,873                           $ 31,172                           $26,155
-----------------------------------------------------------------------------------------------------------------------------

LIQUIDITY

Liquidity is a measure of the ability to generate and maintain sufficient cash flows to fund operations and to meet financial obligations to depositors and borrowers promptly and in a cost-effective manner. Liquidity is provided through cash and due from banks, securities available-for-sale, federal funds sold, and loans and other investment securities maturing within one year. The Company's liquidity position is actively managed on a daily basis and monitored regularly by the Asset/Liability Management Committee (ALCO).

Cash and due from banks, investment securities available-for-sale, federal funds sold, and loans and other investment securities maturing within one year totaled $66,652,100 and $74,063,608 at December 31, 1999 and 1998, respectively.

Additional sources of liquidity available to the Company include the capacity to borrow funds through established lines of credit with various correspondent banks, and the Federal Home Loan Bank of Atlanta.

CAPITAL

The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, and changing competitive conditions and economic forces. The adequacy of the Company's capital is reviewed by management on an ongoing basis. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses.

On March 1, 1998, the Company completed an offering of an additional 200,000 shares of its common stock, on a preemptive rights basis, at a price of $15.00 per share. Net proceeds of the offering to the Company were $2,956,723.

The capital position of the Company and its wholly-owned subsidiary, Virginia Commerce Bank (the "Bank") continues to exceed regulatory requirements. The primary indicators relied on by bank regulators in measuring the capital position are the Tier 1risk-based capital, total risk-based capital and leverage ratios. Tier I capital consists of common and qualifying preferred stockholders' equity less goodwill. Total risk-based capital consists of Tier I capital, qualifying subordinated debt and a portion of the allowance for loan losses. Risk-based capital ratios are calculated with reference to risk-weighted assets. The leverage ratio compares Tier 1 capital to total average assets. The Bank's Tier I risk-based capital ratio was 8.17% at December 31, 1999, compared to 9.53% at December 31, 1998. The total risk-based capital ratio was 10.15% at December 31, 1999, compared to 10.40% at December 31, 1998. The leverage ratio was 6.59% at December 31, 1999, compared to 7.15% at December 31, 1998. These ratios are in excess of the mandated minimum requirement.

DIVIDENDS

The Company has not paid cash dividends in the two most recent fiscal years, electing to retain earnings for funding the growth of the Company and its business. The Company currently anticipates continuing the policy of retaining earnings to fund growth. The ability of the Company to pay dividends, should it elect to do so, depends largely upon the ability of the Bank to declare and pay dividends to the Company, as the principal source of the Company's revenue is dividends paid by the Bank. Future dividends will depend primarily upon the Bank's earnings, financial condition, and need for funds, as well as governmental policies and regulations applicable to the Company and the Bank, which limit the amount that may be paid as dividends without prior approval.

YEAR 2000

The Company has experienced no adverse affects or impact on its operations as a result of the century date rollover and it estimates the total expense from 1997 through 1999 for Year 2000 preparedness to be approximatley $400,000. The Company anticipates no expense in the Year 2000 due to this event.

MARKET PRICE OF STOCK AND DIVIDENDS


The Company's stock is traded on the NASDAQ National Market under the symbol "VCBI". The following table sets forth the range of high and low sales prices (adjusted for stock dividends and splits) known to the Company for each full quarterly period within the two most recent fiscal years. Information for dates prior to December 23, 1999 represents information for the Bank, which traded on the NASDAQ National Market under the symbol "VCBK".


---------------------------------------------------------------------------------------------------------------------------
                                                              1999                                   1998
Quarter                                           High                      Low          High                     Low
                                                  ----                      ---          ----                     ---
---------------------------------------------------------------------------------------------------------------------------
First                                               $14.55                    $12.73       $14.88                   $11.98
Second                                               14.09                     11.57        18.18                    14.16
Third                                                15.00                     14.25        17.95                    14.09
Fourth                                               15.50                     13.38        14.09                    12.05
---------------------------------------------------------------------------------------------------------------------------

The  approximate  number of the Company's  stockholders  at December 31, 1999 is
750. Information regarding dividends and splits in 1999, 1998, 1997, and 1996 is as follows:

1. On April 28, 1999, stockholders approved a change to the Articles of Incorporation to sudivide each share of common stock into one and one-tenth shares of common stock.

2. On April 29, 1998, stockholders approved a change to the Articles of Incorporation to subdivide each share of common stock into one and one-tenth shares of common stock.

3. A 35% stock split in the form of a dividend was declared on May 28, 1997, for stockholders of record on June 16, 1997, and was paid on June 26, 1997.

4.       A  stock   dividend  of  10%  was  declared  on  March  26,  1997,  for stockholders of record on April 14, 1997, and was paid on April 30, 1997.

5.       A  stock   dividend  of  10%  was  declared  on  March  20,  1996,  for stockholders of record on April 1, 1996, and was paid on April 30, 1996.

ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders of Virginia Commerce Bancorp, Inc. (the "Company") will be held at 4:00 pm on Wednesday, April 26, 2000 at TheTower Club, 8000 Towers Crescent Drive, Vienna, Virginia.

ANNUAL REPORT ON FORM 10-KSB

A copy of Form 10-KSB as filed with the Securities and Exchange Commission is available without charge to stockholders upon written request to:

William K. Beauchense
Treasurer and Chief Financial Officer
Virginia Commerce Bancorp, Inc.
14201 Sullyfield Circle #200
Chantilly, VA 20151

CONSOLIDATED BALANCE SHEETS

----------------------------------------------------------------------------------------------------
                                                                              December 31,
                                                                          ---------------------
                                                                          1999             1998
                                                                          ----             ----
----------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                               $  10,757,721    $  10,474,685
Interest-bearing deposits with other banks                                5,000,000               --
Securities (fair value: 1999, $45,850,848; 1998, $54,967,456)            46,324,676       54,804,703
Federal funds sold                                                        6,957,000          777,000
Loans held for sale                                                       1,460,303          802,000
Loans, net of allowance for loan losses of $1,889,007 in 1999           203,710,885      148,638,296
     and $1,437,514 in 1998
Bank premises and equipment, net                                          5,718,710        4,977,488
Accrued interest receivable                                               1,306,509        1,150,790
Other assets                                                              1,339,682          816,948
----------------------------------------------------------------------------------------------------
     Total assets                                                     $ 282,575,486    $ 222,441,910
----------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
DEPOSITS:
     Non-interest bearing demand deposits                             $  42,214,489    $  31,120,839
     Savings and interest-bearing demand deposits                        87,722,784       63,070,865
     Time deposits                                                      113,107,104       94,550,839
----------------------------------------------------------------------------------------------------
     Total deposits                                                   $ 243,044,377    $ 188,742,543
Securities sold under agreement to repurchase                            17,836,965       15,726,533
Other borrowed funds                                                      2,900,000        1,000,000
Accrued interest payable                                                    675,847          627,968
Other liabilities                                                           629,544          513,206
Commitments and contingent liabilities                                           --               --
----------------------------------------------------------------------------------------------------
      Total liabilities                                               $ 265,086,733    $ 206,610,250
STOCKHOLDERS' EQUITY:
Preferred stock, $5.00 par, 1,000,000 shares authorized of which no   $          --    $          --
        shares have been issued
Common stock, $1.00 par, 5,000,000 shares authorized;  issued and         1,968,985        1,786,634
 outstanding 1999, 1,968,985; 1998, 1,786,634;
Surplus                                                                  11,090,938       11,240,289
Retained earnings                                                         4,982,565        2,820,173
Accumulated other comprehensive income (loss)*                             (553,735)         (15,436)
----------------------------------------------------------------------------------------------------
       Total stockholders' equity                                     $  17,488,753    $  15,831,660
----------------------------------------------------------------------------------------------------
       Total liabilities and stockholders' equity                     $ 282,575,486    $ 222,441,910
----------------------------------------------------------------------------------------------------

* Representing unrealized losses on securities available-for-sale


See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME

----------------------------------------------------------------------------------------------------
                                                                 Years Ended December 31,
                                                                1999         1998          1997
----------------------------------------------------------------------------------------------------
INTEREST INCOME:
    Interest and fees on loans                              $15,447,314   $10,866,892   $ 8,388,693
    Interest on investment securities:
        U.S. Treasury securities and agency obligations       2,783,225     3,651,839     2,375,934
        Other securities                                         72,266        59,045        51,317
    Interest on federal funds sold                              502,782       656,883       299,547
    Interest on deposits with other banks                        45,779        31,167        19,081
----------------------------------------------------------------------------------------------------
   Total interest income                                    $18,851,366   $15,265,826   $11,134,572
INTEREST EXPENSE:
     Deposits                                               $ 8,053,004   $ 6,782,822   $ 4,808,786
     Securities sold under agreement to repurchase              570,723       644,675       195,732
     Federal Home Loan Bank advances                             55,132        83,841       163,451
----------------------------------------------------------------------------------------------------
    Total interest expense                                  $ 8,678,859   $ 7,511,338   $ 5,167,969
----------------------------------------------------------------------------------------------------
    Net interest income                                     $10,172,507   $ 7,754,488   $ 5,966,603
Provision for loan losses                                       480,000       450,950       261,500
----------------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses     $ 9,692,507   $ 7,303,538   $ 5,705,103
OTHER INCOME:
     Service charges and other fees                         $   688,768   $   590,313   $   448,031
     Fees and net gains on loans held for sale                1,265,028        19,069            --
     Security gains, net                                             --            --         5,625
     Other                                                       44,774        22,568        24,095
----------------------------------------------------------------------------------------------------
     Total other income                                     $ 1,998,570   $   631,950   $   477,751
OTHER EXPENSES:
     Salaries and employee benefits                         $ 4,544,238   $ 2,902,531   $ 2,044,532
     Occupancy expense                                        1,618,427     1,125,726     1,208,817
     Data processing                                            611,173       462,170       390,193
     Other operating expense                                  1,623,352     1,157,488       821,185
----------------------------------------------------------------------------------------------------
     Total other  expense                                   $ 8,397,190   $ 5,647,915   $ 4,464,727
     Income before taxes on income                          $ 3,293,887   $ 2,287,573   $ 1,718,127
----------------------------------------------------------------------------------------------------
PROVISION FOR INCOME TAXES                                    1,128,143       783,961       585,747
----------------------------------------------------------------------------------------------------
     Net income                                             $ 2,165,744   $ 1,503,612   $ 1,132,380
Earnings per common share, basic                            $      1.10   $      0.78   $      0.66
Earnings per common share, diluted                          $      1.04   $      0.73   $      0.62
----------------------------------------------------------------------------------------------------

  See Notes to Consolidated Financial Statements.


CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------------------
                                         Preferred  Common      Surplus      Retained   Accumulated    Comprehensive   Total
                                         ---------  ------      -------      --------   -----------    -------------   -----
                                         Stock      Stock                    Earnings   Other          Income          Stockholders'
                                         -----      -----                    --------   -----          ------          -------------
                                                                                        Comprehensive                  Equity
                                                                                        -------------                  ------
                                                                                        Income (Loss)
                                                                                        -------------
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,1996                $     --   $4,796,150  $ 4,026,524  $1,438,471 $(207,122)     $       --      $10,054,023
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income:
 Net Income 1997                                                              1,132,380                $1,132,380        1,132,380
 Other comprehensive income, net of tax
  Unrealized holding gains
  arising during the period
  (net of tax of $45,016)                                                                                  87,381
  Reclassification adjustment
  (net of tax of $1,912)                                                                                    3,713
                                                                                                       ----------
 Other comprehensive income
  (net of tax of $46,928)                                                                  91,094      $   91,094           91,094
                                                                                                       ----------
 Total comprehensive income                                                                            $1,223,474
                                                                                                       ----------
Issuance of common stock-
 10% stock dividend                            --      479,010      766,416  (1,245,426)       --              --               --
Issuance of common stock-
 35% stock split                               --    1,845,200   (1,845,200)         --        --              --               --
Cash paid in lieu of fractional
 shares                                        --           --           --      (4,560)       --              --           (4,560)

BALANCE, DECEMBER 31, 1997               $     --   $7,120,360  $ 2,947,740 $ 1,320,865 $(116,028)             --      $11,272,937
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income:
 Net Income 1998                                                              1,503,612                $1,503,612        1,503,612
 Other comprehensive income, net of tax
  Unrealized holding gains
  arising during the period
  (net of tax of $51,820)                                                                                 100,592
  Reclassification adjustment                                                                                 --
 Other comprehensive income                                                                            ----------
  (net of tax of $51,820)                                                                 100,592      $  100,592          100,592
                                                                                                       ----------
 Total comprehensive income                                                                            $1,604,204
                                                                                                       ----------
Issuance of 200,000 common shares-
 rights offering                               --    1,000,000    1,956,723          --        --              --        2,956,723
Change in par value and
 capital restructure                           --   (6,334,120)   6,334,120          --        --              --               --
Cash paid in lieu of fractional
 shares                                        --           --           --      (4,304)       --              --           (4,304)
Stock options exercised                        --          394        1,706          --        --              --            2,100

BALANCE, DECEMBER 31, 1998               $     --  $ 1,786,634  $11,240,289 $ 2,820,173 $ (15,436)             --      $15,831,660
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income:
 Net Income 1999                                                              2,165,744               $ 2,165,744        2,165,744
 Other comprehensive income, net of tax
  Unrealized holding losses
  arising during the period
  (net of tax of $277,322)                                                                               (538,299)
  Reclassification adjustment                                                                                  --
                                                                                                      -----------
 Other comprehensive income
  (net of tax of $277,322)                                                               (538,299)    $  (538,299)        (538,299)
                                                                                                      -----------
 Total comprehensive income                                                                           $ 1,627,445
                                                                                                      -----------
Capital restructure                            --      178,692     (178,692)         --        --              --              --
Cash paid in lieu of fractional
 shares                                        --           --           --      (3,352)       --              --           (3,352)
Stock options exercised                        --        3,659       29,341          --        --              --           33,000
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                 $   --  $ 1,968,985  $11,090,938  $4,982,565 $(553,735)             --     $ 17,488,753

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

------------------------------------------------------------------------------------------------------------------------------------
                                                                              1999                       1998                   1997
CASH FLOWS FROM OPERATING ACTIVITIES:
------------------------------------------------------------------------------------------------------------------------------------
Interest received                                                   $   18,763,094        $        15,327,426 $           10,807,007
Other income received                                                    1,998,570                    612,881                472,126
Net change in loans held-for-sale                                        (658,303)                  (802,000)                     --
Interest paid                                                          (8,630,980)                (7,432,558)            (4,975,588)
Cash paid to suppliers and employees                                   (7,746,344)                (5,039,712)            (3,797,835)
Income taxes paid                                                       (1,261,716                  (773,000)              (990,584)
                                                                        ----------                  ---------              ---------
     Net cash provided by operating activities                      $    2,464,321       $          1,893,037   $          1,515,126
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities and principal payments on
     securities held-to-maturity                                      $ 12,433,085        $        28,336,313    $        10,000,000
Proceeds from maturities and principal payments on                       1,267,829                 41,587,366              6,000,000
     securities available-for-sale
Proceeds from sales of securities available-for-sale                            --                         --              2,000,000
Purchases of securities held-to-maturity                               (4,932,500)               (21,075,395)           (18,500,469)
Purchases of securities available-for-sale                             (1,171,438)               (56,616,242)           (10,123,110)
Net increase in loans made to customers                               (56,210,892)               (48,973,838)           (24,865,877)

Purchase of bank premises and equipment                                (1,387,586)                  (777,464)            (3,441,580)
                                                                       -----------                  ---------            -----------
      Net cash (used in) investing activities                       $ (50,001,502)         $     (57,519,260)      $    (38,931,036)
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in demand, NOW, money market and savings
       accounts                                                       $ 35,745,569         $       28,500,083      $      16,489,207
Net increase in time deposits                                           18,556,265                 17,814,931             22,215,747
Net increase in securities sold under agreement to
       repurchase                                                        2,110,432                  7,769,324              2,562,388
Net increase (decrease) in other borrowed funds                          1,900,000                (1,800,000)                     --
Net proceeds from issuance of capital stock                                 33,000                  2,958,823                     --

Cash paid in lieu of fractional shares                                     (3,352)                    (4,304)                (4,560)
                                                                           -------                    -------                -------
Net cash provided by financing activities                            $ 58,341,914          $      55,238,857       $     41,262,782
------------------------------------------------------------------------------------------------------------------------------------
      Increase in cash and cash equivalents                         $   11,463,036        $           414,634      $       3,846,872
CASH AND CASH EQUIVALENTS:
   Beginning                                                            11,251,685                 10,837,051              6,990,179
                                                                        ----------                -----------              ---------
   Ending                                                             $ 22,714,721          $      11,251,685      $      10,837,051
------------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

------------------------------------------------------------------------------------------------------------------------------------
RECONCILIATION OF NET INCOME TO NET CASH                                  1999                     1998                  1997
PROVIDED  BY OPERATING ACTIVITIES:
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                            $2,165,744             $   1,503,612        $   1,132,380
Adjustments to reconcile net income to net cash
provided by operating activities:
     Depreciation and amortization                                       646,364                   433,560              314,345
     Provision for loan losses                                           480,000                   450,950              261,500
     Deferred tax expense (benefit)                                    (191,579)                 (159,748)            (118,204)
     (Gain) on sale of securities                                             --                        --              (5,625)
     Amortization of security premiums and
        accretion  of discounts                                           67,447                    75,085               58,509
     Origination of loans held-for-sale                             (73,738,370)                 (802,000)                   --
     Sale of loans                                                    73,080,067                        --                   --
     (Increase) decrease in other assets                                (50,244)                  (55,748)               63,187
     Increase (decrease) in other liabilities                            112,732                   401,100            (280,642)
     (Increase) in accrued interest receivable                         (155,719)                  (32,173)            (327,565)
     Increase in accrued interest payable                                 47,879                    78,399              192,381
     Loss on disposition of leasehold improvement                             --                        --              224,860
NET CASH PROVIDED BY OPERATING ACTIVITIES                            $ 2,464,321             $   1,893,037    $       1,515,126
------------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
ACTIVITIES:
Unrealized gain (loss) on securities                               $   (815,621)             $     152,412    $        138,022
Transfer of securities from held-to-maturity to
     available-for-sale                                      $                --                 1,165,925                   --
------------------------------------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BANKING ACTIVITIES AND ACCOUNTING POLICIES

BUSINESS

On December 22, 1999, Virginia Commerce Bancorp, Inc. (the "Company") became the holding company for Virginia Commerce Bank. The Company acquired Virginia Commerce Bank through a share exchange in which the stockholders of Virginia Commerce Bank received one share of the Company for each share of Virginia Commerce Bank. The exchange was a tax-free transaction for federal income tax purposes. The merger was accounted for on the same basis as a pooling-of-interests. Financial statements for all prior years have been retroactively restated for the exchange.

The Company provides loan and deposit products to commercial and retail customers in the Washington Metropolitan Area, with the primary emphasis on Northern Virginia. The loan portfolio is collateralized generally by assets of the customers. The loans are expected to be repaid from cash flows or proceeds from the sale of selected assets of the borrowers.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Virginia Commerce Bancorp, Inc. (the "Company") and its wholly-owned subsidiaries, Virgina Commerce Bank (the "Bank") and Northeast Land and Investment Company. In consolidation, all significant intercompany accounts and transactions have been eliminated.

RISKS AND UNCERTAINTIES

In its normal course of business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice more rapidly or on a different basis than its interest-earning assets. Credit risk is the risk of default on the Company's loan portfolio that results from the borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Company.

The determination of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that, as of December 31, 1999, the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline or substantial increase in interest rates, would increase the likelihood of losses due to credit and market risks and could create the need for substantial increases to the allowance for loan losses. The Company is subject to the regulations of various regulatory agencies, which can change significantly from year to year. In addition, the Company undergoes periodic examinations by regulatory agencies, which may subject it to further changes based on the regulators' judgments about information available to them at the time of their examination.

SECURITIES

Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as available-for-sale and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchased premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

LOANS HELD-FOR-SALE

Loans held-for-sale are carried at the lower of cost or market, determined in the aggregate. Market value considers commitment agreements with investors and prevailing market prices. Substantially all loans originated by the mortgage banking operation are held- for-sale to outside investors.

LOANS

The Company grants real estate, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by real estate loans. The ability of the Company's debtors to honor their contracts is dependent upon the real estate and general economic conditions of the Company's market area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on real estate and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Installment loans are typically charged-off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

BANK PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation and amortization. Premises and equipment are depreciated over their estimated useful lives; leasehold improvements are amortized over the lives of the respective leases or the estimated useful life of the leasehold improvement, whichever is less. Depreciation and amortization are recorded on the straight-line and declining-balance methods.

Costs of maintenance and repairs are charged to expense as incurred. Cost of replacing structural parts of major units are considered individually and are expended or capitalized as the facts dictate.

INCOME TAXES

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards, and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

LEASE ACQUISITION COSTS

Lease   acquisition   costs  are  being  amortized  over  ten  years  using  the straight-line method.

ADVERTISING COST

The Company follows the policy of charging the production costs of advertising to expense as incurred.

USE OF ESTIMATES

In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate and deferred tax assets.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold and purchased for one-day periods.

EARNINGS PER SHARE

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and warrants, and are determined using the treasury method.

COMPREHENSIVE INCOME

In 1998, the Company adopted Financial Accounting Standards (FAS) No. 130, "Reporting Comprehensive Income." The consolidated statements of stockholders' equity have been changed to include columns for comprehensive income and accumulated other comprehensive income. Comprehensive income for the Company includes net income plus the change in the unrealized gain or loss on securities available-for-sale. Accumulated other comprehensive income includes the cumulative changes in unrealized gain or loss on securities available-for-sale. Adoption of this standard did not impact the Company's consolidated financial position, results of operations or cash flows.

DERIVATIVE FINANCIAL INSTRUMENTS

As of October 1, 1998, the Company adopted Statement of Financial Accounting Standards (FAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." Statement 133 establishes accounting and reporting standards for derivative financial instruments and other similar financial instruments and hedging activities. The Statement also allowed securities classified as held-to-maturity to be transferred to the available-for-sale category at the date of initial application of this standard. The Company does not have any derivative instruments and hedging actives as defined under this Statement.

STOCKHOLDERS' EQUITY

On March 1, 1998, the Company completed a rights offering to existing stockholders for 200,000 shares of common stock at $15.00 per share. Gross proceeds of $3,000,000 less offering expenses of $43,277 were recorded to common stock and surplus.

On April 29, 1998, the stockholders approved an amendment to the Articles of Incorporation to increase the total number of authorized shares of common stock from 2,500,000 to 5,000,000 shares. Also, the stockholders approved an amendment to the Articles of Incorporation to change the par value per share of common stock from $5.00 to $1.00 and to subdivide each share of the common stock into one and one-tenth shares. These transactions were recorded by decreasing common stock by $6,334,120 and increasing surplus by $6,334,120.

On April 28, 1999 the stockholders approved an amendment to the Articles of Incorporation to subdivide each share of the common stock oustanding into one and one-tenth shares. This transaction was recorded by increasing common stock by $178,692 and decreasing surplus by $178,692.

NOTE 2.  SECURITIES

Amortized  cost  and  fair  value  of  the  securities   available-for-sale  and
held-to-maturity as of December 31, 1999 and 1998, are as follows:

-----------------------------------------------------------------------------------------------------------------------------------
                                                         DECEMBER 31, 1999
                                                    AMORTIZED           GROSS                        GROSS           FAIR VALUE
                                                    ---------           -----                        -----           ----------
                                                      COST           UNREALIZED                   UNREALIZED
                                                      ----           ----------                   ----------
AVAILABLE-FOR-SALE:                                                     GAINS                      (LOSSES)
                                                                        -----                      --------
------------------------------------------------------------------------------------------------------------------------------------
Obligations of U.S.  government corporations and
     agencies                                       $ 28,278,291        $     3,633                  $ (842,625)     $   27,439,299
Federal Reserve Bank stock                               390,850                 --                           --            390,850
Federal Home Loan Bank stock                             667,400                 --                           --            667,400
Community Bankers' Bank stock                             55,250                 --                           --             55,250
------------------------------------------------------------------------------------------------------------------------------------
                                                    $ 29,391,791        $     3,633                  $ (842,625)      $  28,552,799
------------------------------------------------------------------------------------------------------------------------------------
HELD-TO-MATURITY:
------------------------------------------------------------------------------------------------------------------------------------
Obligations of U.S.  government corporations and
     agencies                                       $ 17,771,877     $           --                  $ (473,828)      $ 17,298,049
------------------------------------------------------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE:                                      DECEMBER 31, 1998
------------------------------------------------------------------------------------------------------------------------------------
Obligations of U.S.  government corporations and    $ 28,573,602         $   63,657                 $   (76,752)      $ 28,560,507
      agencies
Federal Reserve Bank stock                               391,100                 --                           --           391,100
Federal Home Loan Bank stock                             495,400                 --                           --           495,400
Community Bankers' Bank stock                             55,250                 --                           --            55,250
------------------------------------------------------------------------------------------------------------------------------------
                                                    $ 29,515,352         $   63,657                  $  (76,752)      $ 29,502,257
------------------------------------------------------------------------------------------------------------------------------------
HELD-TO-MATURITY:
------------------------------------------------------------------------------------------------------------------------------------
Obligations of U.S. government corporations and
agencies                                            $ 25,302,446          $ 162,753              $            --      $ 25,465,199
------------------------------------------------------------------------------------------------------------------------------------
Amortized  cost and fair value of the  securities  as of December 31,  1999,  by contractual maturity, are shown below.
------------------------------------------------------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE:                                                                AMORTIZED COST                         FAIR VALUE
------------------------------------------------------------------------------------------------------------------------------------
Due after one year through five years                                              $   17,729,117                    $    17,206,321
Due after five years through ten years                                                  8,189,840                          7,923,605
Due after ten years                                                                     2,359,334                          2,309,373
Federal Reserve Bank stock                                                                390,850                            390,850
Federal Home Loan Bank stock                                                              667,400                            667,400
Community Bankers' Bank stock                                                              55,250                             55,250
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    $  29,391,791                     $   28,552,799
HELD-TO-MATURITY:
------------------------------------------------------------------------------------------------------------------------------------
Due after one year through five years                                                   2,020,000                          1,999,964
Due after five years through ten years                                                  3,934,275                          3,822,650
Due after ten years                                                                    11,817,602                         11,475,435
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    $  17,771,877                      $  17,298,049
------------------------------------------------------------------------------------------------------------------------------------

As   permitted   under  FAS  No.  133,   the  Company   transferred   securities
held-to-maturity with a book value of $1,165,925 and a market value of $1,158,688 to securities available-for-sale as of October 1, 1998.

The book value of securities pledged to secure deposits and for other purposes were $24,825,891 and $21,520,748 at December 31, 1999 and 1998, respectively.


NOTE 3. LOANS

Major classifications of loans are summarized as follows (in thousands):

-----------------------------------------------------------------------------------------------------------
                                                                                      1999             1998
-----------------------------------------------------------------------------------------------------------
Commercial                                                                     $    26,423      $    23,514
Real estate - 1-4 family residential                                                23,892           17,346
Real estate - multifamily residential                                               14,540           12,767
Real estate - nonfarm, nonresidential                                              117,106           78,859
Real estate - acquisition, development and construction                             17,238           12,794
Consumer                                                                             6,968            4,983
-----------------------------------------------------------------------------------------------------------
Total Loans                                                                      $ 206,167       $  150,263
Less unearned income                                                                   567              187
Less allowance for loan losses                                                       1,889            1,438
-----------------------------------------------------------------------------------------------------------
Loans, net                                                                       $ 203,711       $  148,638
-----------------------------------------------------------------------------------------------------------

NOTE 4.  ALLOWANCE FOR LOAN LOSSES

An analysis of the allowance for loan losses is shown below:

-----------------------------------------------------------------------------------------------------------------------------
                                                                  1999                         1998                      1997
-----------------------------------------------------------------------------------------------------------------------------
Allowance, at beginning of period                          $ 1,437,514                   $  989,815                 $ 748,356
Provision charged against income                               480,000                      450,950                   261,500
Recoveries added to reserve                                     11,006                       19,461                     3,066
Losses charged to reserve                                     (39,513)                     (22,712)                  (23,107)
-----------------------------------------------------------------------------------------------------------------------------
Allowance, at end of period                                $ 1,889,007                   $1,437,514                 $ 989,815
-----------------------------------------------------------------------------------------------------------------------------

Information about impaired loans as of and for the years ended December 31, 1999 and 1998, is as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    1999                        1998
------------------------------------------------------------------------------------------------------------------------------------
Impaired loans for which an allowance has been provided                                        $ 142,688                   $ 213,059
Impaired loans for which no allowance has been provided                                               --                          --
    Total impaired loans                                                                       $ 142,688                   $ 213,059
Allowance provided for impaired loans, included in the allowance for loan losses                  13,106                   $  54,117
Average balance in impaired loans                                                              $ 177,874                   $ 154,985
------------------------------------------------------------------------------------------------------------------------------------
Interest income recognized                                                                            --                          --
------------------------------------------------------------------------------------------------------------------------------------

Non-accrual loans excluded from impaired loan disclosure under FASB 114 amounted to $106,508 and $120,788 at December 31, 1999 and 1998, respectively. If interest on these loans had been accrued as interest income, such income would have approximated $10,440 and $9,945 for the years ended December 31, 1999 and December 31, 1998.

NOTE 5. BANK PREMISES AND EQUIPMENT, NET

Premises and equipment are stated at cost less accumulated depreciation at December 31, 1999 and 1998, as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                               1999                         1998
------------------------------------------------------------------------------------------------------------------------------------
Land                                                                                        $1,838,790                    $1,838,790
Buildings                                                                                    2,017,704                     1,994,423
Furniture, fixtures and equipment                                                            3,192,321                     2,306,284
Leasehold improvements                                                                         923,237                       444,969
------------------------------------------------------------------------------------------------------------------------------------
Total Cost                                                                                  $7,972,052                    $6,584,466
Less accumulated depreciation and amortization                                               2,253,342                     1,606,978
------------------------------------------------------------------------------------------------------------------------------------
Net premises and equipment                                                                  $5,718,710                    $4,977,488
------------------------------------------------------------------------------------------------------------------------------------

Depreciation and amortization expense on premises and equipment amounted to $646,364, $433,560 and $314,345 in 1999, 1998 and 1997, respectively.

NOTE 6. TIME DEPOSITS

The aggregate amount of time deposits,  with a minimum  denomination of $100,000
each,  was   approximately   $40,873,137  and  $31,712,406  in  1999  and  1998,
respectively.

Scheduled maturities of all time deposits at December 31, 1999 are as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 1999
------------------------------------------------------------------------------------------------------------------------------------
                              2000                                                          $ 41,898,628
                              2001                                                            63,801,758
                              2002                                                             2,696,314
                              2003                                                             2,727,636
                              2004 and thereafter                                              1,982,768
------------------------------------------------------------------------------------------------------------------------------------
                                                                                           $ 113,107,104
------------------------------------------------------------------------------------------------------------------------------------

NOTE 7. INCOME TAXES

Net deferred tax assets consist of the following components for December 31, 1999 and 1998:


------------------------------------------------------------------------------------------------------------------------------------
                                                                                       1999                                   1998
------------------------------------------------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
Allowance for loan losses                                                          $  601,608                              $ 438,407
Non-accrual loans                                                                      41,086                                 48,979

Organization Costs                                                                      9,944                                     --
Deferred loan fees                                                                     82,850                                 82,850
Bank premises and equipment                                                            32,922                                  2,989
Securities available-for-sale                                                         285,257                                  7,952
                                                                                   ----------                            -----------
                                                                                   $1,053,667                              $ 581,177
DEFERRED TAX LIABILITIES:
Federal Home Loan Bank stock                                                           $2,142                              $   2,142
------------------------------------------------------------------------------------------------------------------------------------
NET DEFERRED TAX ASSETS                                                            $1,051,525                              $ 579,035
------------------------------------------------------------------------------------------------------------------------------------


The income tax expense and its components for the years ending December 31, 1999, 1998, and 1997 are as follows:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                         December 31,
                                                           1999                              1998                          1997
------------------------------------------------------------------------------------------------------------------------------------
Current tax expense                                    $ 1,319,722                         $ 943,709                     $ 703,951
Deferred tax expense (benefit)                           (191,579)                         (159,748)                     (118,204)
------------------------------------------------------------------------------------------------------------------------------------
                                                       $ 1,128,143                         $ 783,961                     $ 585,747
------------------------------------------------------------------------------------------------------------------------------------

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended December 31, 1999, 1998, and 1997, due to the following:

------------------------------------------------------------------------------------------------------------------------------------
                                                                     1999                       1998                       1997
------------------------------------------------------------------------------------------------------------------------------------
Computed "expected" tax expense                               $ 1,119,922                  $ 777,775                  $ 584,163
Increase (decrease) in income taxes resulting from:
Nondeductible expense                                               8,221                      6,186                      1,584
------------------------------------------------------------------------------------------------------------------------------------
                                                              $ 1,128,143                  $ 783,961                  $ 585,747
------------------------------------------------------------------------------------------------------------------------------------

NOTE 8. EARNINGS PER SHARE

The following shows the weighted average number of shares used in computing earning per share and the effect on weighted average number of shares of diluted potential common stock. Weighted average number of shares for all years reported have been restated giving effect to changes in par and stock dividends and splits. Potential dilutive common stock had no effect on income available to common stockholders.

------------------------------------------------------------------------------------------------------------------------------------
                                        1999                         1998                        1997
------------------------------------------------------------------------------------------------------------------------------------
                                Shares      Per Share       Shares       Per Share       Shares       Per Share
                                ------      ---------       ------       ---------       ------       ---------
                                              Amount                       Amount                       Amount
                                              ------                       ------                       ------
------------------------------------------------------------------------------------------------------------------------------------
Basic earnings per share         1,967,808        $1.10      1,924,604         $0.78      1,722,649          $0.66
Effect of dilutive
securities:
Stock options                       50,553                      56,601                       42,267
Warrants                            64,043                      70,432                       55,938
------------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share       2,082,404        $1.04      2,051,637         $0.73      1,820,854          $0.62
------------------------------------------------------------------------------------------------------------------------------------

The following transactions occurred after December 31, 1999 which would have changed the numbers of shares used in the computations of earnings per share: options to purchase 67,000 common shares were issued to directors and officers.

NOTE 9. COMMITMENTS AND CONTINGENCIES

The Company leases office space for seven of its branch locations, its operations department, and mortgage lending division. These noncancellable agreements which expire December 15, 2000, May 31, 2002, March 1, 2003, April 15, 2003, October 31, 2005, July 1, 2008, February 1, 2009, and May 20, 2009 in
some instances require payment of certain operating charges. All leases contain renewal options of one to two additional five-year terms.

In addition, the Company leases five pieces of equipment under noncancellable agreements which expire November 30, 2000, January 31, 2003, July 6, 2003, and January 25, 2004. All five leases contain purchase options which are available at the end of the lease term.

The total minimum lease commitment, adjusted for the effect of annual fixed increases or the Consumer Price Index, at December 31, 1999, is $3,310,947, which is due as follows:

------------------------------------------------------------------------------------------------------------
Due in the year ending December 31,            2000                                                $ 570,897
------------------------------------------------------------------------------------------------------------
                                               2001                                                  530,036
                                               2002                                                  499,939
                                               2003                                                  340,627
                                               2004 and beyond                                      1,369,448
------------------------------------------------------------------------------------------------------------

The total lease expense was $547,159,  $308,497 and $423,147, in 1999, 1998, and
1997, respectively.

In the normal course of business, the Company makes various commitments and incurs certain contingent liabilities that are not presented in the accompanying financial statements. The Company does not anticipate any material losses as a result of the commitments and contingent liabilities.

NOTE 10: LOANS TO OFFICERS AND DIRECTORS

Officers, directors and/or their related business interests are loan customers in the ordinary course of business. In management's opinion, these loans are made on substantially the same terms as those prevailing at the time for comparable loans with other persons and do not involve more than normal risk of collectibility or present other unfavorable features. The aggregate amount outstanding on such loans at December 31, 1999 and 1998, was $1,974,549 and $2,769,022, respectively. During 1999, new loans and advances amounted to $597,505 and repayments of $1,391,978 were made.



NOTE 11. STOCK-BASED COMPENSATION PLAN

The Company has a stock-based compensation plan which is described below. Grants under this plan are accounted for following APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for grants under the stock option plan. Had compensation cost for the stock-based compensation plan been determined based on the grant date fair values of awards (the method described in FASB Statement No. 123), reported net income and earnings per common share would have been reduced to the pro forma amounts shown below:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                              1999                             1998
-----------------------------------------------------------------------------------------------------------------------------------
Net income:

As reported                                                                            $ 2,165,744                      $ 1,503,612
Pro forma                                                                              $ 2,015,437                      $ 1,424,400

Basic earnings per share:

As reported                                                                            $      1.10                       $     0.78
Pro forma                                                                              $      1.02                       $     0.74

Diluted earning per share:

As reported                                                                            $      1.04                       $     0.73
Pro forma                                                                              $      0.97                       $     0.69
-----------------------------------------------------------------------------------------------------------------------------------

The current plan, adopted May 29, 1998, is a qualified Incentive Stock Option Plan which provides for the granting of options to purchase up to 110,000 shares of common stock at a price to be determined by the Board at the date of grant, but in any event, no less than 100% of the fair market value. Options outstanding, at the beginning of 1998, were granted under the Company's plan adopted in 1988 which was replaced by the current plan. As of December 31, 1999, 26,750 options had been granted under the new plan. Options are awarded to key employees of the Company at the discretion of the Board of Directors. All options expire ten years from the grant date. All options granted to date under the new plan vest over three years.

The fair value of each grant is estimated at the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1999 and 1998, respectively: price volatility of 29.79 % and 32.32 %, risk-free interest rates of 6.5% and 4.5 %, dividend rate of 0.02 % and expected lives of 10 years.

A summary of the status of the plan at December 31, 1999 and 1998 and changes during the years ended on those dates is as follows:

---------------------------------------------------------------------------------------------------------------------
                                                             1999                                  1998
                                             Number of Shares     Weighted Average      Number of    Weighted Average
                                             ----------------     ----------------      ---------    ----------------
                                                                   Exercise Price         Shares     Exercise Price
                                                                   --------------         ------     --------------
---------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year                        106,504            $ 7.68          79,646            $ 6.02
Granted                                                  25,200            $13.60          27,252            $12.40
Exercised                                                 3,659            $ 9.02             394              5.33
Forfeited                                                 1,100            $13.52              --                --
Outstanding at end of year                              126,945            $ 8.77         106,504            $ 7.68
Exercisable at end of year                              101,012                           103,754
Weighted-average fair value per option of                 $8.85                             $8.72
options granted during the year
---------------------------------------------------------------------------------------------------------------------

A further summary about the options outstanding and exercisable at December 31, 1999 is as follows:

OPTIONS OUTSTANDING AND EXERCISABLE:

------------------------------------------------------------------------------------------------------------------------------------
Range of Exercise Prices    Number Outstanding     Weighted-Average Remaining Contractual Life    Weighted-Average Exercise Price
--------------------------  ---------------------- ---------------------------------------------  ----------------------------------
------------------------------------------------------------------------------------------------------------------------------------
      $4.98 to $6.68                76,803                           5.3 years                                   $ 5.98
          $12.40                    23,292                           7.7 years                                   $12.40
          $13.30                       917                             9 years                                   $13.30
     $4.98 to $13.30               101,012
------------------------------------------------------------------------------------------------------------------------------------

All  options  granted,  available  under the  Plan,  and  exercisable  have been
restated   for  both  years   giving   retroactive   effect  to  the  10%  stock
restructurings in 1998 and 1999.

NOTE 12. DIRECTOR COMPENSATION PLAN

In April 1996, the Company granted 107,808 warrants at an exercise price of $6.12 to six outside Directors. In January 1998, the Company granted 12,100 warrants at an exercise price of $12.40 to an additional outside Director. All warrants have been restated for both years giving retroactive effect to the 10% stock restructurings in 1998 and 1999.

NOTE 13. OTHER BORROWED MONEY AND LINES OF CREDIT

The Company has obtained a $19,000,000 line of credit from the Federal Home Loan Bank of Atlanta. The interest rate and term of each advance from the line is dependent upon the advance and commitment type. Advances on the line are secured by all of the Company's first lien loans on one-to-four unit single family dwellings. As of December 31, 1999, the book value of these loans totaled approximately $6,899,963. The amount of available credit is limited to seventy-five percent of qualifying collateral. Any borrowings in excess of the qualifying collateral requires pledging of additional assets.

In December 1999, the Company obtained a $5,000,000 line of credit from a nonaffiliated bank for a three-year term. Advances on the line are secured by all of the shares of common stock in the Company's wholly-owned susidiary, Virginia Commerce Bank. As of December 31, 1999, the Company had the following advances outstanding:

------------------------------------------------------------------------------------------------------------------------------------
      Advance Date-Creditor                Interest Rate                  Term             Due              Outstanding Principal
      ---------------------                -------------                  ----             ---              ---------------------
------------------------------------------------------------------------------------------------------------------------------------
11-16-93 - FHLB                                5.93%                    10 years           2003                  $  400,000
12-31-99 - Other                               7.25%                    3 years            2002                   2,500,000
                                                                                                                 $2,900,000
------------------------------------------------------------------------------------------------------------------------------------

The Company has additional unused lines of credit totaling $20,783,125 with nonaffiliated banks at December 31, 1999.

NOTE 14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.


A summary of the contract or notional amount of the Company's exposure to off-balance-sheet risk as of December 31, 1999 and 1998, is as follows:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                          1999                                  1998
-----------------------------------------------------------------------------------------------------------------------------------
            Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit                                           $  5,285,000                           $ 5,849,225
Standby letters of credit and financial guarantees written             $  2,591,747                           $ 2,405,562
Unfunded lines of credit                                               $ 44,720,367                           $35,611,498
-----------------------------------------------------------------------------------------------------------------------------------

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include cash, marketable securities, accounts receivable, inventory, property and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds certificates of deposit, marketable securities, and business assets as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1999, varies from 0 percent to 100 percent; the average amount collateralized is 46 percent.

NOTE 15. FUND RESTRICTIONS AND RESERVE BALANCE

The transfer of funds from the Bank to the Company in the form of loans, advances, and cash dividends is restricted by Federal and State regulatory authorities. As of December 31, 1999, the aggregate amount of unrestricted funds which could be transfered totaled approximately $4,823,124, or 27.5% of the consolidated net assets of the Company.

As members of the Federal Reserve System, the Company is required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 1999 and 1998, the aggregate amounts of daily average required balances were approximately $5,715,000 and $2,928,000 respectively.

NOTE 16.  EMPLOYEE BENEFITS

The Company has a 401(k) defined contribution plan covering substantially all full-time employees and provides that an employee becomes eligible to participate at the date he or she has reached the age of 21 and has completed three months of service, which ever occurs last. Under the plan, a participant may contribute up to 15% of his or her covered compensation for the year, subject to certain limitations. The Company may also make, but is not required to make, a discretionary contribution for each participant out of its current or accumulated net profits. The amount of contribution, if any, is determined on an annual basis by the Board of Directors. Contributions made by the Company totaled $74,014, $42,409, and $25,023 for the years ended December 31, 1999, 1998, and 1997, respectively.

NOTE 17.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND SHORT-TERM INVESTMENTS

For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

SECURITIES

For securities held for investment purposes, fair values are based on quoted market prices or dealer quotes.

LOANS HELD-FOR-SALE

Fair value is based on selling price arranged by arms-length contracts with third parties.

LOAN RECEIVABLES

For certain homogeneous categories of loans, such as some residential mortgages, and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

DEPOSITS AND BORROWINGS

The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. For all other deposits and borrowings, the fair value is determined using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar products.

ACCRUED INTEREST

The carrying amounts of accrued interest approximate fair value.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

The fair value of stand-by letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

At December 31, 1999 and 1998, the carrying amounts and fair values of loan commitments and stand-by letters of credit were immaterial.

The estimated fair values of the Company's financial instruments are as follows:

---------------------------------------------------------------------------------------------------------------------
                                                           1999                                  1998
        (Dollars in thousands)             Carrying Amount        Fair Value       Carrying Amount       Fair Value
                                           ---------------        ----------       ---------------       ----------
---------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
Cash and short-term investments                       $ 22,715       $    22,715           $   11,252     $    11,252
Securities                                              46,325            45,850               54,805          54,967
Loans held-for-sale                                      1,460             1,460                  802             802
Loans                                                  203,711           204,660              148,638         154,885
Accrued interest receivable                              1,307             1,307                1,151           1,151
     Total Financial assets                          $ 275,518         $ 275,992            $ 216,648       $ 223,057
---------------------------------------------------------------------------------------------------------------------
FINANCIAL LIABILITIES:
Deposits                                             $ 243,044         $ 239,187            $ 188,743       $ 189,526
Securities sold under agreement to                      17,837            17,837               15,726          15,726
repurchase
Other borrowed funds                                     2,900             2,559                1,000             991
---------------------------------------------------------------------------------------------------------------------
Accrued interest payable                                   676               676                  628             628
---------------------------------------------------------------------------------------------------------------------
     Total Financial Liabilities                     $ 264,457         $ 260,259            $ 206,097       $ 206,871
---------------------------------------------------------------------------------------------------------------------

NOTE 18.  CAPITAL REQUIREMENTS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1999 that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 1999, the Bank is categorized as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized", the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. The Company's and the Bank's actual capital amounts and ratios are also presented in the table.

-----------------------------------------------------------------------------------------------------------------------------------
                                    Actual Capital          Minimum Capital Requirement   Minimum To Be Well-Capitalized Under
                                    --------------          ---------------------------   -----------------------------------------
                                                                                          Prompt Corrective Active Provisions
(Dollars in thousands)                                             >=              >=                >=                 >=
                                   Amount         Ratio          Amount           Ratio            Amount             Ratio
-----------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1999:

Total Capital
 (to Risk-Weighted Assets)
  Company                        $19,888           9.01%           $17,652             8.00%            $    --                 --%
  Bank                            22,410          10.15%            17,654             8.00%             22,068              10.00%

Tier 1 Capital
(to Risk-Weighted Assets)
   Company                       $17,999           8.16%           $ 8,826             4.00%            $    --                 --%
   Bank                           18,021           8.17%             8,827             4.00%             13,241               6.00%

Tier 1 Capital
(to Average Assets)
   Company                       $17,999           6.58%           $10,937             4.00%            $    --                 --%
   Bank                           18,021           6.59%            10,938             4.00%             13,673               5.00%
-----------------------------------------------------------------------------------------------------------------------------------
As of December 31 1998:
(Bank Only)

Total Capital
(to Risk-Weighted Assets)        $17,231          10.40%          $ 13,260             8.00%            $16,575              10.00%

Tier 1 Capital
(to Risk-Weighted Assets)        $15,793           9.53%           $ 6,630             4.00%            $ 9,945               6.00%

Tier 1 Capital
(to Average Assets)              $15,793           7.15%           $ 8,835             4.00%            $11,044               5.00%
===================================================================================================================================

NOTE 19. CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Financial information pertaining to Virgina Commerce Bancorp, Inc., which was formed December 22, 1999 is as follows:

BALANCE SHEETS                                                DECEMBER 31, 1999
                                                                (in thousands)
         Assets:
         Investment in Virginia Commerce Bank                      $ 17,510
         Subordinated Debt in Virginia Commerce Bank                  2,500
         Other Assets                                                    12
                                                                   --------
           Total Assets                                            $ 20,022
                                                                   --------

         Liabilities and Stockholders' Equity:
         Long Term Debt                                            $  2,500
         Other Liabilities                                               33
                                                                   --------
           Total Liabilities                                       $  2,533
         Stockholders' Equity                                        17,489
                                                                   --------
           Total Liabilities and Stockholders' Equity              $ 20,022
                                                                   --------

STATEMENTS OF INCOME                                              YEAR ENDED
                                                               DECEMBER 31,1999
                                                                (in thousands)
         Income:
           Interest on subordinated debt                           $      1
                                                                   --------
             Total Income                                                 1
         Expenses:
           Interest on long term debt                                     1
           Organizational expense                                        29
           Other operating expense                                        3
                                                                   --------
              Total Expenses                                             33
                                                                   --------
         Loss  before income taxes and equity in                   $    (32)
            undistributed earnings of Virginia Commerce Bank
         Income Tax (Benefit)                                           (11)
                                                                   --------
                                                                       $    (21)
         Equity in undistributed net income of
            Virginia Commerce Bank                                    2,187
                                                                   --------
         Net Income                                                $  2,166
                                                                   --------

STATEMENTS OF CASH FLOWS

         Cash Flows from Operating Activities
           Net Income                                              $  2,166
           Adjustments to reconcile net income to net cash
              provided by operating activites:
                 Equity in undistributed net income of
                   Virginia Commerce Bank                            (2,187)
                 (Increase) in other assets                             (12)
                 Increase in other liabilities                           33
                                                                   --------
                  Net cash provided by operating activities        $      0

         Cash Flows from Investing Activities
           Purchases of debt securities                              (2,500)
                                                                   --------
                  Net cash (used in) investing activities          $ (2,500)

         Cash Flows from Financing Activites
           Net increase in long term debt                             2,500
                                                                   --------
                  Net cash provided by financing activities        $  2,500

         Change in cash and cash equivalents                       $      0
                                                                   --------

                          INDEPENDENT AUDITOR'S REPORT


YOUNT, HYDE & BARBOUR, P.C.
  Certified Public Accountants
           and Consultants



To the Stockholders and Directors
Virginia Commerce Bancorp, Inc. and Subsidiaries
Arlington, Virginia

                  We have audited the accompanying consolidated balance sheets of Virginia Commerce Bancorp, and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholder's equity and cash flow for the years ended December 31, 1999, 1998, and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Virginia Commerce Bancorp, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999, 1998, and 1997, in conformity with generally accepted accounting principles.


Yount, Hyde & Barbour, P.C.

Winchester Virginia
February 16, 2000

Board of Directors

[Photo of Board and numbered
 identification key omitted]        1  W. Douglas Fisher
                                       Chairman
                                    2  David M. Guernsey
                                       Vice Chairman
                                    3  Peter A. Converse
                                       President and Chief Executive Officer
                                    4  Leonard Adler
                                    5  Robert H. L'Hommedieu
                                    6  Frank L. Cowles, Jr.
                                    7  Norris E. Mitchell
                                    8  Arthur L. Walters

                                                                                                 Executive Officers
------------------------------------------------------------------------------------------------------------------------------------
                                           [Officer photos omitted]

   Peter A. Converse             R.B. Anderson, Jr.              Laurie P. Barnwell                William K. Beauchesne
     President and          Executive Vice President and      Executive Vice President         Executive Vice President and
Chief Executive Officer        Chief Lending Officer               Retail Banking                 Chief Financial Officer

Officers
------------------------------------------------------------------------------------------------------------------------------------

Timothy M. Aldinger             Thomas E. Williams              Edward W. Lull, Jr.              Pamela D. McConnell
Senior Vice President           Senior Vice President           Vice President                   Assistant Vice President
Commercial Lending              Real Estate Lending             Commercial Lending               Cameron Station Branch

Kerry J. Donley                 Ricardo Balcells                Gregory A. Motheral              Rosemarie Reinhardt
Senior Vice President           Vice President                  Vice President                   Assistant Vice President
Regional Manager                Regional Manager                Commercial Lending               Williamsburg Boulevard Branch

George L. Greco                 Jose A. Castillo                James L. Caison                  Barbara A. Schival
Senior Vice President           Vice President                  Assistant Vice President         Assistant Vice President
Senior Credit Officer           Operations Manager              Internal Auditor                 King St. Branch

James R. Nalls                  Leslie E. Cerino                Robin P. Coracci                 Lisa K. Bluntzer
Senior Vice President           Vice President                  Assistant Vice President         Loan Servicing Officer
Construction Lending            Regional Manager                Lee-Harrison Branch              Loan Servicing Officer

Kenneth L. O'Shea               Wendy M. Clark                  Jacqueline A. Freeman            Gwendolyn B. Lane
Senior Vice President           Vice President                  Assistant Vice President         Credit Administration Officer
Residential Mortgage Lending    Consumer Lending                Training Officer

Patricia M. Ostrander           James C. Elliott                Lynn B. Gonzalez                 Stacy L. Sim
Senior Vice President           Vice President                  Assistant Vice President         Branch Officer
Director of Human Resources     Consumer Lending                Deposit Operations               McLean Branch

Michele K. Parker               Marcia J. Hopkins               Susan T. Johnson                 Bonnie J. Sung
Senior Vice President           Vice President                  Assistant Vice President         Branch Officer
Cash Management Services        Accounting                      Facilities Manager               Annandale Branch

VIRGINIA COMMERCE BANCORP, INC.


------------------------------------------------------------------------------------------------------------------------------------
Checking Accounts                                                      Money Orders
NOW Accounts                                                           Travelers Checks
Money Market Accounts                                                  Bank-by-Mail
Savings Accounts                                                       Merchant Bankcard Services
Certificates of Deposit                                                Credit Cards
IRA's                                                                  Telephone Banking
Repurchase Agreements                                                  VISA Debit Card
Personal and Commercial Loans and Lines of Credit                      Lock Box Services
Home Equity Loans and Lines of Credit                                  Internet Banking
Mortgage Loans - Residential and Commercial/Investment                 PC-Based Banking for Business
Overdraft Lines of Credit                                              ACH
Letters of Credit                                                      Commercial Insurance
Safe Deposit Boxes
Automated Teller Machines and ATM Cards
   (HONOR/MOST, Cirrus)


------------------------------------------------------------------------------------------------------------------------------------
Alexandria                          Arlington                          Fairfax                         Residential
                                                                                                       Mortgage Lending

1414 Prince Street                  MAIN OFFICE                        10777 Main Street               374 Maple Avenue East
Alexandria, Virginia  22314         5350 Lee Highway                   Fairfax, Virginia  22030        Vienna, Virginia  22180
703-739-3242                        Arlington, Virginia  22207         703-273-9111                    703-319-4001
                                  703-534-1382

5140 Duke Street                                                       McLean
Alexandria, Virginia  22304         2930 Wilson Boulevard                                              54 E. Lee Street, Suite 120
703-751-4400                        Arlington, Virginia  22201         1356 Chain Bridge Road          Warrenton, Virginia  20186
703-751-4400                        703-525-4601                       McLean, Virginia  22101         540-341-3001
                                                                       703-448-9800

506 King Street
Alexandria, Virginia  22314         6500 Williamsburg Boulevard        Vienna
703-684-4390                        Arlington, Virginia  22213
                                    703-237-8050                       374 Maple Avenue East
Annandale                                                              Vienna, Virginia  22180
                                    EXECUTIVE OFFICE                   703-319-4150
4230 John Marr Drive                5350 Lee Highway
Annandale, Virginia  22003          Arlington, Virginia  22207
703-256-8889                        703-534-0700

[NASD logo omitted]                 VCBI
                                     NASDAQ
                                     Listed
