Form 10KSB/A, Exhibit 13
period 1999-12-31
VIRGINIA COMMERCE BANCORP INC
filed 2000-10-19
CIK 1099305

Exhibit 13.1

                          Annual Report to Stockholders

                        [Revised Statement of Cash Flows]

CONSOLIDATED STATEMENTS OF CASH FLOWS

------------------------------------------------------------------------------------------------------------------------------------
                                                                              1999                       1998                   1997
CASH FLOWS FROM OPERATING ACTIVITIES:
------------------------------------------------------------------------------------------------------------------------------------
Interest received                                                   $   18,763,094        $        15,327,426 $           10,807,007
Other income received                                                    1,998,570                    612,881                472,126
Net change in loans held-for-sale                                        (658,303)                  (802,000)                     --
Interest paid                                                          (8,630,980)                (7,432,558)            (4,975,588)
Cash paid to suppliers and employees                                   (7,746,344)                (5,039,712)            (3,797,835)
Income taxes paid                                                       (1,261,716                  (773,000)              (990,584)
                                                                        ----------                  ---------              ---------
     Net cash provided by operating activities                      $    2,464,321       $          1,893,037   $          1,515,126
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities and principal payments on
     securities held-to-maturity                                      $ 12,433,085        $        28,336,313    $        10,000,000
Proceeds from maturities and principal payments on                       1,267,829                 41,587,366              6,000,000
     securities available-for-sale
Proceeds from sales of securities available-for-sale                            --                         --              2,000,000
Purchases of securities held-to-maturity                               (4,932,500)               (21,075,395)           (18,500,469)
Purchases of securities available-for-sale                             (1,171,438)               (56,616,242)           (10,123,110)
Net increase in loans made to customers                               (55,552,589)               (48,171,838)           (24,865,877)

Purchase of bank premises and equipment                                (1,387,586)                  (777,464)            (3,441,580)
                                                                       -----------                  ---------            -----------
      Net cash (used in) investing activities                       $ (49,343,199)         $     (56,717,260)      $    (38,931,036)
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in demand, NOW, money market and savings
       accounts                                                       $ 35,745,569         $       28,500,083      $      16,489,207
Net increase in time deposits                                           18,556,265                 17,814,931             22,215,747
Net increase in securities sold under agreement to
       repurchase                                                        2,110,432                  7,769,324              2,562,388
Net increase (decrease) in other borrowed funds                          1,900,000                (1,800,000)                     --
Net proceeds from issuance of capital stock                                 33,000                  2,958,823                     --

Cash paid in lieu of fractional shares                                     (3,352)                    (4,304)                (4,560)
                                                                           -------                    -------                -------
Net cash provided by financing activities                            $ 58,341,914          $      55,238,857       $     41,262,782
------------------------------------------------------------------------------------------------------------------------------------
      Increase in cash and cash equivalents                         $   11,463,036        $           414,634      $       3,846,872
CASH AND CASH EQUIVALENTS:
   Beginning                                                            11,251,685                 10,837,051              6,990,179
                                                                        ----------                -----------              ---------
   Ending                                                             $ 22,714,721          $      11,251,685      $      10,837,051
------------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

------------------------------------------------------------------------------------------------------------------------------------
RECONCILIATION OF NET INCOME TO NET CASH                                  1999                     1998                  1997
PROVIDED  BY OPERATING ACTIVITIES:
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                            $2,165,744             $   1,503,612        $   1,132,380
Adjustments to reconcile net income to net cash
provided by operating activities:
     Depreciation and amortization                                       646,364                   433,560              314,345
     Provision for loan losses                                           480,000                   450,950              261,500
     Deferred tax expense (benefit)                                    (191,579)                 (159,748)            (118,204)
     (Gain) on sale of securities                                             --                        --              (5,625)
     Amortization of security premiums and
        accretion  of discounts                                           67,447                    75,085               58,509
     Origination of loans held-for-sale                             (73,738,370)                 (802,000)                   --
     Sale of loans                                                    73,080,067                        --                   --
     (Increase) decrease in other assets                                (50,244)                  (55,748)               63,187
     Increase (decrease) in other liabilities                            112,732                   401,100            (280,642)
     (Increase) in accrued interest receivable                         (155,719)                  (32,173)            (327,565)
     Increase in accrued interest payable                                 47,879                    78,399              192,381
     Loss on disposition of leasehold improvement                             --                        --              224,860
NET CASH PROVIDED BY OPERATING ACTIVITIES                            $ 2,464,321             $   1,893,037    $       1,515,126
------------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
ACTIVITIES:
Unrealized gain (loss) on securities                               $   (815,621)             $     152,412    $        138,022
Transfer of securities from held-to-maturity to
     available-for-sale                                      $                --                 1,165,925                   --
------------------------------------------------------------------------------------------------------------------------------------

                                       20