Form 10KSB, Exhibit 13
period 2000-12-31
VIRGINIA COMMERCE BANCORP INC
filed 2001-03-28
CIK 1099305

Virginia Commerce Bancorp, Inc.

                                                              2000 Annual Report

              [Graphic with branch addresses interspersed omitted]







                                           Growing Just Right.
                                           One Community at a Time.

Virginia Commerce Bancorp, Inc.



                                                                      Contents

                                                 Five Year Financial Summary 1
                               Letter to Stockholders, Customers and Friends 2
                                       Management's Discussion and Analysis of
                              Financial Condition and Results of Operations  9
                                          Consolidated Financial Statements 20
                                 Notes to Consolidated Financial Statements 25
                                               Independent Auditor's Report 40
                       Executive Officers, and Officers Board of Directors, 41


           [photo omitted]

                                       About Our Bank

Virginia Commerce Bank, a wholly-owned subsidiary of Virginia Commerce Bancorp, Inc., is a full-service community bank headquartered in Northern Virginia. With our wide array of business and consumer products, we continue to be one of the fastest growing banks in our market, and for good reason. From 1988, when we opened our first branch in Clarendon, until today, with eleven branches, two mortgage loan offices and over $370 million in assets, we have maintained a clear focus of providing "community banking at its best" while delivering. . .

                            EXCEPTIONAL SERVICE.  EVERY CUSTOMER.  EVERY TIME.


FIVE YEAR FINANCIAL SUMMARY

------------------------------------------------------------------------------------------------------------------------------------
                                                    2000             1999             1998               1997             1996
------------------------------------------------------------------------------------------------------------------------------------
SELECTED YEAR-END BALANCES
Total assets                                      $371,181,550    $282,575,486       $222,441,910      $165,119,350    $122,721,355
Total stockholders' equity                          21,165,714      17,488,753         15,831,660        11,272,937      10,054,023
Total loans (net)                                  305,717,469     205,171,188        149,440,296       100,917,408      76,313,031
Total deposits                                     310,934,498     243,044,377        188,742,543       142,427,529     103,722,575
------------------------------------------------------------------------------------------------------------------------------------

SUMMARY RESULTS OF OPERATIONS
Interest income                                    $26,775,568     $18,851,366        $15,265,826      $ 11,134,572      $8,589,578
Interest expense                                    12,861,148       8,678,859          7,511,338         5,167,969       3,825,756
   Net interest income                             $13,914,420     $10,172,507        $ 7,754,488        $5,966,603      $4,763,822
Provision for loan losses                              946,500         480,000            450,950           261,500         182,500
   Net interest income after
   provision for loan losses                      $ 12,967,920     $ 9,692,507        $ 7,303,538       $ 5,705,103      $4,581,322
Non-interest income                                  2,599,146       1,998,570            631,950           477,751         447,393
Non-interest expense                                10,636,015       8,397,190          5,647,915         4,464,727       3,420,597
   Income before taxes                             $ 4,931,051     $ 3,293,887        $ 2,287,573       $ 1,718,127     $ 1,608,118
Income tax expense                                   1,681,217       1,128,143            783,961           585,747         552,269
   Net income                                      $ 3,249,834     $ 2,165,744         $1,503,612       $ 1,132,380     $ 1,055,849
------------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA (1)
   Net income, basic                                  $   1.50        $   1.00           $   0.71          $   0.60         $  0.56
   Net income, diluted (2)                            $   1.41        $   0.94           $   0.66          $   0.56         $  0.54
   Book Value                                          $  9.77        $   8.08           $   7.32          $   5.95         $  5.31
   Average number of shares outstanding              2,165,687       2,164,392          2,116,631         1,894,718       1,894,718
------------------------------------------------------------------------------------------------------------------------------------
GROWTH AND SIGNIFICANT RATIOS
   % Change in net income                                50.06%         44.04%           32.78%            7.25%             61.62%
   % Change in assets                                    31.36%         27.03%           34.72%           34.55%             35.88%
   % Change in loans                                     49.01%         37.29%           48.08%           32.24%             34.76%
   % Change in deposits                                  27.93%         28.77%           32.52%           37.32%             40.60%
   % Change in equity                                    21.02%         10.47%           40.44%           12.12%              8.24%
   Equity to asset ratio                                  5.70%          6.19%            7.12%            6.83%              8.19%
   Return on average assets                               1.00%          0.87%            0.75%            0.81%              0.98%
   Return on average equity                              17.04%         13.03%           10.37%           10.53%             11.05%
   Average equity to average assets                       5.87%          6.65%            7.25%            7.74%              8.91%
   Efficiency ratio (3)                                  64.41%         68.99%           67.35%           69.28%             65.64%
------------------------------------------------------------------------------------------------------------------------------------

(1) Restated for all years presented giving retroactive effect to10% stock dividends paid in 1996, 1997 and 2000, a 35% stock split in the form of a dividend in 1997, a change in par value in 1998, and 10% stock restructurings in 1998 and 1999.

(2) Adjusted for the dilutive effect of incremental shares (the difference between the number of shares assumed issued and the number of shares assumed purchased (at market value) of stock options and warrants.

(3) Computed by dividing non interest expense by the sum of net interest income on a tax equivalent basis and non interest income, net of securities gains or losses.

                  Graphic presentation of following data omitted:

 -------------------------------------------------------------------------------------------------------------------
 Net Income                    Total Assets                 Net Loans                   Total Deposits
 (Dollars in thousands)        (Dollars in thousands)       (Dollars in thousands)      (Dollars in thousands)
 2000    3,250                 2000    371,182              2000    305,717             2000    310,934
 1999    2,166                 1999    282,575              1999    205,171             1999    243,044
 1998    1,504                 1998    222,442              1998    149,440             1998    188,743
 1997    1,132                 1997    165,119              1997    100,917             1997    142,428
 1996    1,056                 1996    122,721              1996    76,313              1996    103,723
 -------------------------------------------------------------------------------------------------------------------

To Our Stockholders, Customers and Friends

                                  It is most gratifying to report that Virginia Commerce Bancorp, Inc. (the "Company") began the new millennium with a strong performance, continuing the trend in recent years of significant earnings and growth.

                                  The year ending December 31, 2000 was our sixth straight year of record earnings. Net income was $3,249,834, a 50.1% increase over the $2,165,744 earned the prior year. As a result, diluted earnings per share were $1.41, up $.47 or 50.0% over the comparable period in 1999. Return on average assets reached 1.0% for the first time, while return on average equity rose to 17.0%.

                                  Net interest income for the year was $13,914,420, a gain of 36.8% over 1999, primarily due to a large increase in loans and a rise in the net interest margin from 4.35% to 4.54%. Non-interest income for the 12 months rose 30.1% to $2,599,146 due to increases of 25.4% in fees and net gains on mortgage loans held-for-sale and 42.2% in deposit service charges and other fees. On the other hand, non-interest expense grew to a lesser extent, increasing 26.7% for the year and thereby enabling the Company's efficiency ratio to improve from 68.9% to 64.4%.

Graphic Omitted:                  Total  assets  as of  December  31,  2000 were
                                  $371,181,550,   an   increase  of  31.4%  from
CHANGE IN DEPOSITS:50.06%         $282,575,486 a year earlier,  funded primarily
CHANGE IN NET INCOME:31.36%       by a 27.9% rise in deposits  to  $310,934,498.
CHANGE IN ASSETS:49.01%           Loans, net of allowance for loan losses,  grew
CHANGE IN LOANS:27.93%            by over $100 million to $305,717,469, a record
                                  increase  of 49.0%  over the  prior  year end.
The financial results of
2000 were achieved in the         This  marked the seventh  consecutive  year of
face of an increasingly           loan growth in excess of 30% while maintaining
competitive banking               asset quality ratios significantly better than
environment.                      our peer group.

                                  The financial results of 2000 were achieved in the face of an increasingly competitive banking environment. While meeting the challenges posed by a growing number of diverse financial services providers in our market, Virginia Commerce continued to experience both a greater market penetration and a growing reputation for delivering community banking at its best. Our overall success is attributable to an unwavering commitment to excellence in people, product, pricing and personal service, while pursuing contiguous geographic expansion through prudent branching. Several highlights of the implementation of this strategy during the year include:

                                  o In January, Tom Williams, a senior banking executive and lender in Northern Virginia, joined the Bank's commercial real estate/construction lending division, which made a major contribution to our loan growth and earnings in 2000.

[Photo omitted]  Virginia Commerce Bancorp, Inc. began the new millennium with a strong performance, continuing the trend in recent years of significant earnings and growth.

o In the first half of 2000, the Bank's Web site at www.vcbonline.com was redesigned in conjunction with the introduction of our new Internet banking service, which is accessed through the Web site. Initially, online financial services were offered to consumers, enabling them to access account statements, make transfers between accounts, place stop payments and pay bills. By the second quarter we made Internet banking available to business customers as well with the added features of ACH origination and wire transfer capability. In providing Internet banking, Virginia Commerce remains technologically competitive, offering the convenience of accessing banking services on demand. Currently, more than 1,100 customers are using this service.

o In the fourth quarter, the Bank enhanced its business product offerings by partnering with a major leasing company to provide equipment lease financing to our commercial customers. The affiliation allows us to generate additional fee income without incurring credit risk or start-up costs. This service is complimentary to the discounted accounts receivable financing, commercial insurance products and sophisticated cash management services added in the prior year.

o In late November, our eleventh branch office was opened in Chantilly at 13881G Metrotech Drive. The branch was another strategic addition to the market footprint we are pursuing in Northern Virginia and is already approaching $5 million in deposits.

o Finally, Virginia Commerce Bank was rated the top bank in the region for customer service in the spring/summer edition of a well-known consumer survey publication. This honor is a validation of the Bank's ongoing emphasis on customer service as embodied in our motto: Exceptional Service. Every Customer. Every Time. We hope that you share our pride in the financial and business accomplishments of Virginia Commerce Bancorp, Inc. this past year. None of our success would have been possible without the dedication and hard work of our employees, the wise counsel of our Directors and the support of our stockholders, customers and friends. We will continue to emphasize the strategies and strengths responsible for this success to maximize future stockholder value.

As always, thank you for your continued support and interest.

/s/ Peter A. Converse

Peter A. Converse
President and Chief Executive Officer
March 28, 2001

[Photo Omitted]

        Defined by Our Committment

                      Set Apart by Our

         Virginia Commerce Bank is community banking at its best. We are committed to excellence in people, product, pricing and personal service -- and this commitment has led Virginia Commerce to be rated the top bank in the region for customer service.

         EXCEPTIONAL SERVICE.  EVERY CUSTOMER.  EVERY TIME.



                                                        [Photo omitted]

         The four Ps of our success:  People. Product. Pricing Personal Service.

SERVICE

                                  You might think that a financial institution would be focused only on the bottom line, concentrating on maximizing profitability and using research data to determine which services to offer and where to locate branches. While these are important considerations -- for us, people count most.

                                  We've put aside the traditional banker's mind-set of quotas, statistics and balance sheets, and replaced it with a commitment to meet the needs of our customers. We constantly challenge ourselves. How can we serve our customers better? How can we consistently exceed their expectations? Our answer is our greatest asset.

                                  PROFIT FROM OUR PEOPLE PERSPECTIVE

                                  The secret to our continued growth is attracting and retaining exceptional people with a commitment to Virginia Commerce Bank's active, dynamic approach to customer service. We choose our associates for their talent and professionalism -- and because they share our vision: to deliver community banking at its best. The results speak for themselves. Our reputation for service excellence, as well as our significant growth and earnings, have set us apart in our highly competitive marketplace.

                                  [photo omitted]

                                  For some of our customers "convenience" is measured in internet time; and "close to home" means their personal computer.

More Services Than Ever
To Help You Grow

THE SERVICES YOU'VE ASKED FOR-- IN THE NEIGHBORHOOD WHERE YOU LIVE.

For our business customers, we've added an array of cash management and transactional services that help reduce the time they spend on administrative tasks, improve their cash flow and increase their yield on idle funds. Plus, our e-commerce solutions and merchant services (such as check verification and credit card transaction processing) help them serve their own customers better. They can also rely on us for business insurance and equipment leasing, available through our strategic partnerships.

We understand that not every plan fits every customer. Flexibility is key. If a customer's financial needs extend beyond the conventional reach of our programs, our creative staff will work to meet their requirements.

Virginia Commerce Bank now has eleven convenient, full-service branches in communities throughout Northern Virginia. However, for some of our customers, "convenience" is measured in Internet time and "close to home" means their personal computer. So we offer 24/7 electronic banking in three ways: via the Internet, through specialized software or by TeleBanking using a touch-tone telephone.

[photos omitted]

               Visit Virginia Commerce Bank online
               at www.vcbonline.com

Like Never Before

WE'LL EARN YOUR INTEREST WITH WELL-PRICED PRODUCTS


Our interest-bearing consumer checking accounts offer high market yields and other amenities as well. Enjoy the convenience of direct deposit or the safety of an overdraft line of credit that's activated automatically when any check presented for payment exceeds your available account balance. With our Medallion interest checking account, you'll also receive free custom checks; a free safe deposit box; free cashier's checks and traveler's checks; free ATM withdrawals at any STAR - or Cirrus - member ATM worldwide; a bonus rate on a certificate of deposit and personal loan; and you'll experience no monthly maintenance or per item fees.

When  it  comes   to   residential         We have among the highest yielding
loans,  we offer very  competitive         deposit  products  in the market -
first   and   second    mortgages,         while  offering some of the lowest
construction   financing   and   a         pricin on loan products.
wealth of home equity  credit line
programs  (some with  special loan
products       incentives      for
owner-occupied dwellings).

Whether it's competitive pricing, flexible terms or a creative approach to banking, customers look to Virginia Commerce Bank for products that meet their unique requirements today -- and in the future.

[photo omitted]

[Photo omitted]

                                  For   the   past   seven    years,    Virginia
                                  CommerceBank has been the fastest growing bank in Northern Virginia



Competitively Priced Products
Unmatched
Personal Service

YOU HAVE A BANK YOU CAN COUNT ON.

Virginia Commerce Bank has been recognized by a respected consumer magazine and local press for our outstanding customer service. Within the Bank, we encourage each other at quarterly customer service meetings and service awards ceremonies to: "Know your customers by name and your products by heart." "Go the extra mile." "Deliver exceptional service, every customer, every time." These are not unique customer service standards. But they work for us because we understand the difference between lip service and customer service. We are, and always will remain, a community bank. And we thank you for letting us serve you.

At Virginia Commerce Bank, we understand the difference between lip service and customer service.

[photo omitted]

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward Looking Statements. This management's discussion and analysis of financial condition, results of operations, and other portion of this report include forward looking statements, such as: statements of the Company's goals, intentions, and expectations; estimates of risks and of future costs and benefits; and statements of the Company's ability to achieve financial and other goals. These forward looking statements are subject to significant uncertainties because they are based upon, future interest rates and other economic conditions; statements by suppliers of data processing equipment and services, government agencies, and other third parties; future law and regulations; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward looking statements. In addition, the Company's past growth and performance do not necessarily indicate its future results.

The following discussion provides information about the results of operations and financial condition, liquidity, and capital resources of Virginia Commerce Bancorp, Inc. and subsidiaries (the "Company"). This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto, appearing elsewhere in the report.

On December 22, 1999, Virginia Commerce Bancorp, Inc (the "Company") became a bank holding company when it acquired all of the shares of Virginia Commerce Bank (the "Bank") in a mandatory share exchange. The Bank received its charter as a national banking association on May 16, 1988 from the Comptroller of the Currency and opened for business at 3033 Wilson Boulevard, Arlington, Virginia. On June 1, 1995, the Bank converted from a national banking association to a Virginia state chartered bank as a member of the Federal Reserve System. The main office of the Company is located at 5350 Lee Highway in Arlington, Virginia. The Company also operates ten branch locations in McLean, Arlington (two branches), Alexandria (three branches), Annandale, Fairfax , Vienna, and Chantilly, Virginia and two mortgage loan offices in Vienna and Warrenton, Virginia. The Company's common stock is traded on the Nasdaq National Market under the symbol "VCBI".

The Company provides a full range of banking services (other than trust, securities, brokerage, and international services) to businesses, professionals and their firms, trade associations, investors and individuals in Northern Virginia and increasingly to some extent throughout the Metropolitan Washington, D.C. area. For businesses, the Company offers a complete selection of deposit accounts, merchant bankcard services, electronic funds transfer, lock-box services, PC banking, lines of credit for working capital purposes, term loans for expansion and capital expenditures, and commercial real estate and construction loans, generally on income-producing properties. Services for individuals include a wide array of deposit account products, home equity loans and lines of credit, internet banking and bill payment services, telephone banking, consumer installment loans for the purchase of automobiles and other personal uses, overdraft and revolving lines of credit, and residential mortgage and construction loans. The Company also provides cashier's checks, travelers checks, wire transfers, bank-by-mail services, safe deposit box facilities, ATM cards, Visa debit cards, and ATM machines at ten of its branch locations.

RESULTS OF OPERATIONS

During 2000, the Company continued to experience significant growth as total assets increased 31.4% from $282,575,486 to $371,181,550 over the prior year-end. Growth was driven by a 27.9% increase in deposits from $243,044,377 to $310,934,498, an $11,260,046 increase in repurchase agreements and federal funds purchased from $17,836,965 to $29,097,011, and a $4,500,000 increase in other borrowed funds from $2,900,000 to $7,400,000. Earnings for 2000 were $3,249,834 an increase of 50.1% compared to earnings of $2,165,744 in 1999, and an increase of 116.1% compared to earnings of $1,503,612 in 1998. Diluted earnings per share were $1.41, $0.94, and $0.66 in 2000, 1999, and 1998, respectively. Return on average assets was 1.00% for 2000, as compared to .87% in 1999 and .75% in 1998. Return on average equity increased to 17.04% in 2000, as compared to 13.03% in 1999, and 10.37% in 1998.

Loan demand was strong as total loans, net of allowance for loan losses, increased 49.0% from $205,171,188 at December 31, 1999 to $305,717,469 at
December 31, 2000 and representing 98.3% of total deposits at December 31, 2000 compared to 84.4% the prior year-end. While loan growth occurred in all major classifications of loans, growth in real estate construction loans represented the largest increase, rising $48,222,166, or 279.7% from $17,238,159 at December 31, 1999 to $65,460,325 at December 31, 2000.

The growth in loans utilized the majority of deposit and repurchase agreement funding sources as cash and cash equivalents declined $11,763,136 from
$22,714,721   at  December  31,  1999  to  $10,951,585  at  December  31,  2000.
Available-for-sale and held-to-maturity investment securities, which are maintained as additional liquidity sources and for various collateral needs, decreased $1,070,449, or 2.3% from a combined $46,324,676 at December 31, 1999 to $45,254,227 at December 31, 2000.

Deposit growth, the Company's main funding source, included a $12,684,687 increase in non-interest bearing demand deposits, a $16,134,168 increase in savings and interest bearing demand deposits, and a $39,071,266 increase in time deposits from $113,107,104 at December 31, 1999 to $152,178,370 at December 31, 2000.

Stockholders' equity increased $3,676,961 from $17,488,753 at December 31, 1999 to $21,165,714 at December 31, 2000 with earnings of $3,249,834 and a decrease in unrealized losses on available-for-sale securities of $429,878, net of tax. The total number of common shares outstanding increased 196,702 due to a ten percent stock dividend paid on May 26, 2000.

NET INTEREST INCOME

Net interest income is the excess of interest earned on loans and investments over the interest paid on deposits and borrowings. For 2000, the Company's net interest income was $13,914,420 compared to $10,172,507 for 1999 and $7,754,488 for 1998. This is an increase of $3,741,913, or 36.8%, from 1999 to 2000. This increase was primarily due to the 49.0% increase in net loans outstanding from $205,171,188 at year-end 1999 to $305,717,469 at year-end 2000. For 2000, the average yield on earning assets increased to 8.73% from 8.05% in 1999 due to higher interest rates and growth in loans as a percentage of total earning assets, while the rate on interest-bearing liabilities increased from 4.43% to 5.00%, also due to higher interest rates. During 2000, the Company's interest expense on other borrowed funds increased $304,456 from $55,182 in 1999 to $359,588 as a result of increased outstandings under the Company's line of credit with a correspondent bank and an increased rate on a portion of such outstandings. Net interest income in 1999, increased 31.2% to $10,172,507 from $7,754,488 in 1998 primarily as a result of increased volumes of earning assets.

 TABLE 1: AVERAGE BALANCES, INCOME AND EXPENSE, YIELDS AND RATES

 The following table shows the average balance sheets for each of the years ended December 31, 2000, 1999, and 1998. In addition, the amounts of interest earned on earning assets, with related yields, and interest expense on interest-bearing liabilities, with related rates, are shown. Loans placed on a non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled (in thousands) $702, $378, and $243, for 2000, 1999, and 1998, respectively.

                                                2000                               1999                              1998
                                             ----------                       ------------                        ----------
                                              Interest     Average              Interest    Average                Interest  Average
                                  Average     Income-      Yields     Average    Income-     Yields     Average    Income-    Yields
(Dollars in thousands)            Balance     Expense      /Rates     Balance    Expense     /Rates     Balance    Expense    /Rates
------------------------------------------- ---------- ---------------------- ----------- ---------- ------------ ------------------
ASSETS
Securities                         $ 49,348    $ 3,125     6.33%   $ 46,682     $ 2,855     6.12%      $ 57,497     $ 3,711    6.45%
Loans, before allowance for
losses                              250,289     23,215     9.28%    176,676      15,447     8.74%       118,116      10,867    9.20%
Interest-bearing   deposits
with other banks                        601         36     5.99%        795          46     5.97%           540          31    5.74%
Federal funds sold                    6,377        400     6.27%      9,930         503     5.07%        12,178         657    5.39%
------------------------------------------------------------------------------------------------------------------------------------
TOTAL EARNING ASSETS               $306,615    $26,776     8.73%   $234,083     $18,851     8.05%      $188,331     $15,266    8.11%
------------------------------------------------------------------------------------------------------------------------------------
Non-earning assets                   18,457                          15,796                              11,573
------------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                       $325,072                        $249,879                            $199,904
------------------------------------------------------------------------------------------------------------------------------------
LIABILITIES & STOCKHOLDERS'
 EQUITY
Interest-bearing deposits
NOW accounts                       $ 61,010     $2,499     4.10%   $ 49,673      $1,933     3.89%     $ 30,841       $1,213    3.93%
Money market accounts                23,282        900     3.87%     17,275         534     3.09%       15,214          484    3.18%
Savings accounts                     12,771        439     3.44%     11,526         409     3.55%        8,167          308    3.77%
Certificates of deposit             132,263      7,588     5.74%    102,140       5,177     5.07%       88,824        4,778    5.38%
------------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST-BEARING DEPOSITS    $229,326    $11,426     4.98%   $180,614      $8,053     4.46%     $143,046       $6,783    4.74%
------------------------------------------------------------------------------------------------------------------------------------
Fed Funds purchased, securities
 sold U/A to repurchase and other
 borrowed funds                       27,966     1,435     5.13%     15,429         626     4.06%       15,952          728    4.56%
------------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST-BEARING LIABILITIES $257,292     12,861     5.00%    $196,043      $8,679    4.43%     $158,998       $7,511    4.72%
------------------------------------------------------------------------------------------------------------------------------------
Demand deposits and other
non-interest
   bearing liabilities               48,703                          37,219                             26,404
------------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                  $305,995                        $233,262                           $185,402
------------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                 19,077                          16,617                             14,502
------------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY                             $325,072                        $249,879                           $199,904
------------------------------------------------------------------------------------------------------------------------------------
Interest rate spread                                       3.73%                            3.62%                              3.39%
Net interest income and margin                 $13,915     4.54%                $10,172     4.35%                    $7,755    4.12%
------------------------------------------------------------------------------------------------------------------------------------

TABLE 2: RATE-VOLUME VARIANCE ANALYSIS

Interest income and expense are affected by changes in interest rates, by changes in the volumes of earning assets and interest-bearing liabilities, and by changes in the mix of these assets and liabilities. The following analysis shows the year-to-year changes in the components of net interest income.

                                              2000 compared to 1999                           1999 compared to 1998
                                              ---------------------                           ---------------------
                                          Increase      (Decrease)        Total          Increase       (Decrease)         Total
                                                  Due to                Increase                  Due to                 Increase
(Dollars in thousands)                     Volume          Rate        (Decrease)         Volume           Rate         (Decrease)
------------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                       $6,828           $ 940        $7,768           $5,072          $  (492)         $4,580
Securities                                     167             103           270             (669)            (187)           (856)
Federal funds sold                            (223)            120          (103)            (116)             (38)           (154)
Interest-bearing deposits in other banks       (10)             --           (10)              15               --              15
------------------------------------------------------------------------------------------------------------------------------------
Total interest income                       $6,762          $1,163        $7,925           $4,302          $  (717)         $3,585
------------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest-bearing deposits
   NOW accounts                              $ 462           $ 104         $ 566            $ 734           $  (14)          $ 720
   Money market accounts                       231             135           366               63              (13)             50
   Savings accounts                             43             (13)           30              118              (17)            101
   Certificates of deposit                   1,691             720         2,411              650             (251)            399
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing deposits             $2,427           $ 946        $3,373           $1,565           $ (295)         $1,270
Other borrowings                               717              92           809              (24)             (78)           (102)
------------------------------------------------------------------------------------------------------------------------------------
Total interest expense                      $3,144          $1,038        $4,182           $1,541           $ (373)         $1,168
------------------------------------------------------------------------------------------------------------------------------------
CHANGE IN NET INTEREST INCOME               $3,618           $ 125        $3,743           $2,761           $ (344)         $2,417
------------------------------------------------------------------------------------------------------------------------------------

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

One of the tools used by the Company to assess interest sensitivity on a monthly basis is the static gap analysis which measures the level of repricing risk between interest sensitive assets and liabilities, at a specific point in time. A gap analysis is shown in Table 3 below, and reflects the earlier of the maturity or repricing dates for various assets and liabilities at December 31, 2000. At that point in time, the Company had a cumulative net asset sensitive twelve-month gap position with a $31.0 million excess of interest sensitive assets over interest sensitive liabilities. This generally indicates that earnings should improve in a rising interest rate environment as more assets would reprice than liabilities. The opposite would be true of a negative, or liability sensitive, gap. The ALCO has set a limit for the one-year cumulative gap at plus or minus 10% of total earnings assets.

In addition to the gap analysis, the Company uses earnings simulation models, on a quarterly basis, to measure earnings at risk (short-term interest rate risk) and the economic value of equity at risk (long-term interest rate risk) from changes in interest rates. These models utilize the Company's financial data, various management assumptions as to growth and earnings, and duration analysis to forecast the effect on the Company's future earnings from a sudden 200 basis point increase or decrease in interest rates. By using the models, ALCO substantiates the appropriateness of its one-year cumulative gap policy and, further, its policy on earnings at risk and the economic value of equity at risk to a maximum of a negative 20%. The Company's most recent earnings simulation model forecasts earnings at risk of a negative 20.3% from a 200 basis point decline in interest rates and economic value of equity at risk of a negative 4.9% from a 200 basis point increase in interest rates.

TABLE 3: INTEREST SENSITIVITY-GAP ANALYSIS

                                                                        Interest  Sensitivity Periods
   December 31, 2000                                  Within           91 to 365              1 to 5           Over
(Dollars in thousands)                               90 Days                Days               Years         5 Years          Total
------------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
Securities                                       $    10,475            $  4,714         $     20,351      $    9,902      $  45,442
Loans, net of unearned income                        126,697              39,426              121,829          20,568        308,520
------------------------------------------------------------------------------------------------------------------------------------
Total earning assets                             $   137,172            $ 44,140         $    142,180      $   30,470      $ 353,962
------------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
NOW accounts                                     $     5,293            $ 16,541         $     44,329              --         66,163
Money market accounts                                  4,310              12,676                8,365              --         25,351
Savings accounts                                         987               3,085                8,271              --         12,343
Certificates of deposit                                6,534              64,822               80,822              --        152,178
Other borrowings                                      36,097                  --                  400              --         36,497
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities               $    53,221              97,124         $    142,187      $       --        292,532
------------------------------------------------------------------------------------------------------------------------------------
Cumulative maturity / interest sensitivity
gap                                              $    83,951            $ 30,967         $     30,960      $   61,430         61,430
------------------------------------------------------------------------------------------------------------------------------------
As % of total earnings assets                          23.7%                 8.8%                 8.8%           17.4%
------------------------------------------------------------------------------------------------------------------------------------

NON-INTEREST INCOME

Non-interest income increased $600,576, or 30.1%, from $1,998,570 in 1999 to $2,599,146 and increased $1,366,620 from $631,950 in 1998 to $1,998,570 in 1999.
Fees and net gains on mortgage loans held-for-sale of $1,586,569 increased $321,541, or 25.4%, from $1,265,028 in 1999 and represented 61.0% of non-interest income for the year 2000. Deposit account service charges and fees, which include monthly account maintenance charges, overdraft fees, ATM surcharges, safe deposit box rents and merchant discount fee income, increased $290,952, or 42.2%, in 2000, and increased $98,455, or 16.7%, in 1999 as a result of a 27.9% and a 28.8% increase in total deposits for the year ended December 31, 2000 and 1999, respectively.

NON-INTEREST EXPENSE

In 2000, non-interest expense was $10,636,015 compared to $8,397,190 in 1999 and $5,647,915 in 1998. Salaries and benefits accounted for 54.7% of total non-interest expense in 2000, 54.1% in 1999, and 51.4% in 1998. Occupancy expenses increased $328,033, or 20.3%, from $1,618,427 in 1999 to $1,946,460 in
2000, and increased $492,071, or 43.8%, in 1999 due to additional facilities for the Company's mortgage lending division, operations department, and continued branch expansion. Data processing costs increased $138,619, or 22.7%, from $611,173 in 1999 to 749,792 in 2000 and increased $149,003, or 32.2%, in 1999 due to growth in loan and deposit accounts. Other operating expenses were $2,127,265 compared to $1,623,252 in 1999 and $1,157,488 in 1998.

INCOME TAXES

The Company's income tax provisions are adjusted for non-deductible expenses and non-taxable interest after applying the U.S. federal income tax rate of 34%. Provision for income taxes totaled $1,681,217, $1,128,143, and $783,961 for the years ended December 31, 2000, 1999, and 1998, respectively.

ASSET QUALITY- PROVISION AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses is based upon management's estimate of the amount required to maintain an adequate allowance for loan losses reflective of the risks in the loan portfolio. During 2000, charge-offs totaled $36,003 compared to $39,513 and $22,712 in 1999 and 1998, respectively. The provision for loan loss expense in 2000 was $946,500, compared to $480,000 in 1999, and $450,950 in
1998. The total allowance for loan losses of $2,803,161 at December 31, 2000, increased 48.4% from $1,889,007 at December 31, 1999.

Management feels that the allowance for loan losses is adequate. There can be no assurance, however, that additional provisions for loan losses will not be required in the future, including possible changes in the economic assumptions underlying management's estimates and judgments, adverse developments in the economy, on a national basis or in the Company's market area, or changes in the circumstances of particular borrowers.

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

TABLE 4: PROVISION AND ALLOWANCE FOR LOAN LOSSES

(Dollars in thousands)                          2000            1999         1998                1997              1996
--------------------------------------------------------------------------------------------------------------------------
Allowance, beginning of period                 $1,889         $1,438        $  990              $ 748           $    552
--------------------------------------------------------------------------------------------------------------------------
CHARGE-OFFS

  Real estate loans                            $   --         $   --        $   --              $  --           $     --

  Commercial loans                                 --             --            --                 23                 --

  Consumer loans
                                                   36             40            23                 --                 32
--------------------------------------------------------------------------------------------------------------------------
Total charge-offs                              $   36             40        $   23              $  23           $     32
--------------------------------------------------------------------------------------------------------------------------
RECOVERIES

  Real estate loans                            $   --         $   --        $   --              $  --           $     43

  Commercial loans                                                                                  3                  3
                                                    1              7             3

  Consumer loans                                                                                   --                 --
                                                    2              4            17

Total recoveries                               $    3             11        $   20              $   3           $     46
--------------------------------------------------------------------------------------------------------------------------
Net charge-offs (recoveries)                   $   33         $   29        $    3              $  20           $    (14)
--------------------------------------------------------------------------------------------------------------------------
Provisions for loan losses                        947            480           451                262                182

--------------------------------------------------------------------------------------------------------- ----------------
Allowance, end of period                       $2,803         $1,889        $1,438              $ 990           $    748
--------------------------------------------------------------------------------------------------------------------------
Ratio of net charges-offs to average total
  loans outstanding during period               0.01%           0.02%        0.003%              0.02%          -   0.02%
--------------------------------------------------------------------------------------------------------------------------

                                       13

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


(Dollars in thousands)                                              2000           1999          1998      1997        1996
----------------------------------------------------------------------------------------------------------------------------
ALLOCATION OF ALLOWANCE FOR POSSIBLE LOAN LOSSES:

Real estate - mortgage                                            $1,571         $1,206          $870     $ 683        $516
Real estate - construction                                           518            132           101        33          25
Commercial                                                           628            477           409       262         198
Consumer                                                              86             74            58        12           9
----------------------------------------------------------------------------------------------------------------------------
Balance, December 31,                                             $2,803         $1,889        $1,438      $990        $748
----------------------------------------------------------------------------------------------------------------------------
RATIO OF LOANS TO TOTAL YEAR-END LOANS:
Real estate - mortgage                                                64%            76%           73%       75%         71%
Real estate - construction                                            21%             8%            8%        4%          4%
Commercial                                                            12%            13%           16%       19%         22%
Consumer                                                               3%             3%            3%        2%          3%
----------------------------------------------------------------------------------------------------------------------------
                                                                     100%           100%          100%      100%        100%
----------------------------------------------------------------------------------------------------------------------------

RISK ELEMENTS AND NON-PERFORMING ASSETS

The Company seeks to minimize its risk and enhance its profitability by focusing on providing community-based financing and maintaining policies and procedures ensuring safe and sound banking practices. Non-performing assets consist of non-accrual loans, impaired loans, restructured loans, and other real estate owned (foreclosed properties). The total non-performing assets and loans that are 90 days or more past due and still accruing interest increased 70.9% from $317,031 at year-end 1999 to $541,772 at year-end 2000, and decreased 5.0% from $333,847 at year-end 1998 to $317,031 at year-end 1999.

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

At December 31, 2000, the Bank has $41,882,274 of construction loans to commercial builders of single family housing in the Northern Virginia market, representing 13.5% of total loans. These loans are made to a number of unrelated entities and generally have a term of less than one year. Adverse developments in the Northern Virginia real estate market or economy could have an adverse impact on this portfolio of loans and the Bank's income and financial position. At December 31, 2000, the Company had no other concentrations of loans in any one industry exceeding 10% of its total loan portfolio. An industry for this purpose is defined as a group of counterparts that are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. Loans secured by nonfarm nonresidential real estate totaled $138,526,770 at December 31, 2000 and represent 45.0% of total loans.

Foreclosed real properties include properties that have been substantively repossessed or acquired in complete or partial satisfaction of debt. Such properties, which are held for resale, are carried at the lower of cost or fair value, including a reduction for the estimated selling expenses, or principal balance of the related loan. As of December 31, 2000 and 1999, the Company held no foreclosed real properties.

The ratio of non-performing assets and past due loans to total loans increased from .15% at December 31, 1999 to .18% at December 31, 2000 and decreased from
 .22% at December 31, 1998 to .15% at December 31, 1999. This ratio is expected to remain at its low level relative to the Company's peers. This expectation is based on potential and identified problem loans on December 31, 2000. As of December 31, 2000, there were $1,169,223 of loans for which management has identified risk factors which could have the potential to impair repayment in accordance with their terms. These loans are primarily well-secured and currently performing.


TABLE 6: NON-PERFORMING ASSETS

(Dollars in thousands)                                2000             1999               1998           1997          1996
----------------------------------------------------------------------------------------------------------------------------
Non-accrual loans                                 $    117           $  106             $  121         $  111        $   --
Impaired loans                                         107              143                213            140            80
Restructured loans                                      --               --                 --             --            --
Foreclosed properties                                   --               --                 --             --            --
----------------------------------------------------------------------------------------------------------------------------
     Total non-performing assets                  $    224           $  249             $  334         $  251        $   80
----------------------------------------------------------------------------------------------------------------------------
Loans past due 90 days and still accruing              318               68                 --             --            --
----------------------------------------------------------------------------------------------------------------------------
TOTAL NON-PERFORMING ASSETS AND PAST DUE LOANS    $    542           $  317             $  334         $  251        $   80
----------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses to total loans               .91%             .91%               .95%           .97%          .97%
Allowance for loan losses to                       1,251.3            758.6              430.5          394.4         935.0
  non-performing loans
Non-performing assets and past due loans to           0.18             0.15               0.22           0.25          0.10
  total loans
Non-performing assets and past due loans to           0.15             0.11               0.15           0.15          0.07
  total assets
----------------------------------------------------------------------------------------------------------------------------

LOAN PORTFOLIO

At December 31, 2000, loans including loans held-for-sale, net of unearned income and allowance for loan losses, totaled $305,717,469, an increase of 49.0% over the 1999 year-end total of $205,171,188. In 1999, net loans increased 37.3% from a year-end 1998 total of $149,440,296. The increase in loans in 2000 included an increase in real estate construction loans of $48,222,166 or 279.7% over the level of real estate construction loans in 1999. This increase resulted from the Company's increased focus on this area and the hiring of loan officers specializing in residential construction mortgage lending. At December 31, 2000, $41,882,274 of real estate construction loans were to commercial builders of single family homes, $15,081,618 to individuals and $8,496,433 related to construction of commercial properties. The Company does expect that the level of real estate construction loans will continue to grow at the rate experienced in 2000, although there can be no assurance.

The Company's lending activities are its principal source of income. Real estate loans, including residential permanents and construction, and commercial permanents, represent the major portion of the Company's loan portfolio although commercial and consumer loans continue to increase.

Tables 7 and 8 present information pertaining to the composition of the loan portfolio including unearned income, allowance for loan losses, and the maturity/ repricing of selected loans.

TABLE 7: SUMMARY OF TOTAL LOANS

Year-end December 31,
(Dollars in thousands)                           2000              1999              1998            1997                      1996
------------------------------------------------------------------------------------------------------------------------------------
Real estate - mortgage                       $198,541          $156,998          $109,774         $76,458                   $54,750
Real estate -construction                      65,460            17,238            12,794           4,081                     3,324
Commercial                                     37,406            26,423            23,514          19,076                    16,611
Consumer                                        7,995             6,968             4,983           2,588                     2,566
----------------------------------------------------------------------------------------------------------------------------------
Total loans                                  $309,403          $207,627          $151,065        $102,203                   $77,251
Less unearned income                              883               567               187             296                       190
Less allowance for loan losses                  2,803             1,889             1,438             990                       748
------------------------------------------------------------------------ -----------------------------------------------------------
Loans, net                                   $305,717          $205,171          $149,440        $100,917                   $76,313
------------------------------------------------------------------------------------------------------------------------------------

TABLE 8: MATURITY/REPRICING SCHEDULE OF SELECTED LOANS


As of December 31, 2000
(Dollars in thousands)                                      Commercial                            Real estate-construction
----------------------------------------------------------------------------------------------------------------------------
Variable Rate:
     Within 1 year                                             $23,668                                              $40,939
     1 to 5 years                                                1,564                                                6,289
Fixed Rate:
    Within 1 year                                                2,470                                               13,163
     1 to 5 years                                                6,759                                                2,205
     After 5 years                                               2,945                                                2,864
----------------------------------------------------------------------------------------------------------------------------

SECURITIES

The securities portfolio plays a primary role in the management of the interest rate sensitivity of the Company, provides additional interest income, serves as a source of liquidity, and is used as needed to meet certain collateral requirements.

The securities portfolio consists of two components, securities held-to-maturity and securities available-for-sale. Securities are classified as held-to-maturity based on management's intent and the Company's ability, at the time of purchase, to hold such securities to maturity. These securities are carried at amortized cost. Securities which may be sold in response to changes in market interest rates, changes in the securities' prepayment risk, increased loan demand, general liquidity needs, and other similar factors are classified as available-for-sale and are carried at estimated fair value.

In 2000, total securities decreased $1,070,449, or 2.3%, to $45,254,227 from $46,324,676 at year-end 1999. Securities of U.S. Government agencies represent a major portion of the portfolio. Table 9 details the maturities and weighted average yields of the securities portfolio as of December 31, 2000, 1999, and 1998.

TABLE 9: MATURITY OF SECURITIES

Year-end December 31,                                      2000                      1998                         1999
                                                           ----                      ----                         ----


                                                                Weighted                       Weighted                   Weighted
                                               Book             Average     Book                Average       Book        Average
(Dollars in thousands)                         Value             Yield     Value                 Yield       Value         Yield
----------------------------------------------------------------------------------------------------------------------------------
TOTAL SECURITIES

Maturing within one year                      $ 3,725              6.07%     $   --                  --      $   242         6.50%

Maturing after one through five years          22,314              5.87%     19,226               5.79%        17,721        5.84%
Maturing after  five through ten years          8,113              6.87%     11,858               6.43%        21,856        6.46%

Maturing after 10 years                        11,102              6.66%     15,241               6.87%        14,986        6.53%
----------------------------------------------------------------------------------------------------------------------------------
                                              $45,254              6.26%    $46,325               6.31%       $54,805        6.27%
----------------------------------------------------------------------------------------------------------------------------------


DEPOSITS

The Company's principal source of funds is depository accounts comprised of demand deposits, savings and money market accounts, and time deposits. Deposits are provided by individuals and businesses located within the communities served.

Total deposits  increased  $67,890,121,  or 27.9%,  in 2000 to  $310,934,498  at
year-end from $243,044,377 at year-end 1999. In 2000, growth by deposit category included a 30.1% increase in non-interest bearing deposits, an 18.4% increase in savings accounts and interest-bearing demand deposits, and a 34.5% increase in time deposits. In 1999, total deposits increased $54,301,834, or 28.8%, over 1998. Table 10 presents the average deposit balances and average rates paid for the years 2000, 1999, and 1998. Table 11 details maturities of certificates of deposit with balances of $100,000 and over.

TABLE 10: AVERAGE DEPOSITS AND RATES PAID

                                                    2000                               1999                         1998
                                      ---------------------------------  ----------------------------- ---------------------------
(Dollars in thousands)                 Average               Average      Average           Average     Average          Average
                                       Balance                 Rate       Balance             Rate      Balance           Rate
----------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing demand deposits     $47,119                    --      $36,167                --    $ 25,558              --
INTEREST-BEARING DEPOSITS

NOW accounts                              61,010                 4.10%       49,673             3.89%      30,841           3.93%
Money Market accounts                     23,282                 3.87%       17,275             3.09%      15,214           3.18%
Savings accounts                          12,771                 3.44%       11,526             3.55%       8,167           3.77%
Certificates of deposit and
     other time deposits                 132,263                 5.74%      102,140             5.07%      88,824           5.38%
Total interest-bearing deposits          229,326                 4.98%      180,614             4.46%     143,046           4.74%
----------------------------------------------------------------------------------------------------------------------------------
Total deposits                          $276,445                 4.13%     $216,781             3.71%    $168,604           4.02%
----------------------------------------------------------------------------------------------------------------------------------


  TABLE 11: MATURITIES OF CERTIFICATES OF DEPOSIT WITH BALANCES $100,000 OR MORE

 (Dollars in thousands)                        2000                         1999                            1998
-----------------------------------------------------------------------------------------------------------------
3 months or less                            $ 2,159                      $ 2,470                         $ 3,710

3-6 months                                    3,960                        3,904                           6,272

6-12 months                                  22,509                        7,390                          14,365

Over 12 months                               27,730                       27,109                           7,365
-----------------------------------------------------------------------------------------------------------------
Total                                      $ 56,358                     $ 40,873                        $ 31,172
-----------------------------------------------------------------------------------------------------------------

LIQUIDITY

Liquidity is a measure of the ability to generate and maintain sufficient cash flows to fund operations and to meet financial obligations to depositors and borrowers promptly and in a cost-effective manner. Liquidity is provided through cash and cash equivalents, securities available-for-sale, mortgage loans held-for-sale, other loans and investment securities maturing within one year, less the amoritized cost of securities pledged as collateral for repurchase agreements, public deposits and other purposes, and less federal funds purchased. The Company's liquidity position is actively managed on a daily basis and monitored regularly by the Asset/Liability Management Committee (ALCO).

Cash and cash equivalents, securities available-for-sale, mortgage loans held-for-sale, other loans and investment securities maturing within one year, less the amoritized cost of securities pledged as collateral for repurchase agreements, public deposits and other purposes and less federal funds purchased, totaled $98,392,395 and $45,315,828 at December 31, 2000 and 1999, respectively.

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

The capital position of the Company and its wholly-owned subsidiary, Virginia Commerce Bank (the "Bank), continues to meet regulatory requirements. The primary indicators relied on by bank regulators in measuring the capital position are the Tier I risk-based capital, total risk-based capital, and leverage ratios. Tier I capital consists of common and qualifying preferred stockholders' equity less goodwill. Total risk-based capital consists of Tier I capital, qualifying subordinated debt, and a portion of the allowance for loan losses. Risk-based capital ratios are calculated with reference to risk-weighted assets. The leverage ratio compares Tier I capital to total average assets. The Bank's Tier I risk-based capital ratio was 6.90% at December 31, 2000, compared to 8.17% at December 31, 1999. The total risk-based capital ratio was 10.07% at December 31, 2000, compared to 10.15% at December 31, 1999. These ratios are in excess of the mandated minimum requirement of 4.00% and 8.00%, respectively. The Bank's leverage ratio was 5.82% at December 31, 2000 compared to 6.59% at December 31, 1999. The Company's Tier I risk-based capital ratio, total risk-based capital ratio, and leverage ratio was 6.88%, 7.79% and 5.81%, respectively, at December 31, 2000.

During 2000, the Company continued to borrow funds under its line of credit with a correspondent bank in order to provide capital to fund growth and expansion at the Bank. At December 31, 2000, the amount outstanding under the line of credit was $7.0 million, as compared to $2.0 million at December 31, 1999. The Company believes that borrowing under the line of credit results in enhanced results of operations and returns for existing shareholders as compared to those that would result from the sale of additional common stock. The Company will be required to refinance $2.0 million of the amount outstanding, as well as any additional advances taken during 2001, by December 31, 2001. While the Company believes that alternative sources of financing will be available, there can be no assurance that the Company will be able to fund growth with borrowed funds, that funds will continue to be available on attractive terms. or that the Company's financing costs will not increase.

The ability of the Company to continue growth is dependent on its ability to obtain additional funds for contribution to the Bank's capital, through additional borrowing, the sale of additional common stock, or otherwise. In the event that the Company is unable to obtain additional capital for the Bank on a timely basis, including the refinancing of existing debt, the growth of the Company and the Bank may be curtailed, and the Company and the Bank may be required to reduce their level of assets in order to maintain compliance with regulatory capital requirements. Under those circumstances net income and the rate of growth of net income may be adversely affected.

DIVIDENDS

The Company has not paid cash dividends since 1995, electing to retain earnings for funding the growth of the Company and its business. The Company currently anticipates continuing the policy of retaining earnings to fund growth. The ability of the Company to pay dividends, should it elect to do so, depends largely upon the ability of the Bank to declare and pay dividends to the Company, as the principal source of the Company's revenue is dividends paid by the Bank. Future dividends will depend primarily upon the Bank's earnings, financial condition, and need for funds, as well as governmental policies and regulations applicable to the Company and the Bank, which limit the amount that may be paid as dividends without prior approval.

MARKET PRICE OF STOCK AND DIVIDENDS

The Company's stock is traded on the NASDAQ National Market under the symbol "VCBI". The following table sets forth the range of high and low sales prices (adjusted for stock dividends and splits) known to the Company for each full quarterly period within the two most recent fiscal years. Information for dates prior to December 23, 1999 represent information for the Bank, which traded on the NASDAQ National Market under the symbol "VCBK."

MARKET PRICE OF STOCK AND DIVIDENDS


                                                           2000                          1999
Quarter                                         High                 Low       High                  Low
-------------------------------------------------------------------------------------------------------------
First                                             $13.50              $11.81     $13.10               $11.46

Second                                             14.00               12.75      12.68                10.41

Third                                              14.00               13.13      13.50                12.83

Fourth                                             14.00               13.25      13.95                12.04


The  approximate  number of the Company's  stockholders  at December 31, 2000 is
750. Information regarding dividends and splits in 2000, 1999, 1998, and 1997 is as follows:

1. A stock dividend of 10% was declared on April 26, 2000, for stockholders of record on May 12, 2000, and was paid on May 26, 2000.

2. On April 28, 1999, stockholders approved a change to the Articles of Incorporation to sudivide each share of common stock into one and one-tenth shares of common stock.

3. On April 29, 1998, stockholders approved a change to the Articles of Incorporation to subdivide each share of common stock into one and one-tenth shares of common stock.

4. A 35% stock split in the form of a dividend was declared on May 28, 1997, for stockholders of record on June 16, 1997, and was paid on June 26, 1997.

5. A stock dividend of 10% was declared on March 26, 1997, for stockholders of record on April 14, 1997, and was paid on April 30, 1997.

ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders of Virginia Commerce Bancorp, Inc. (the "Company") will be held at 4:00 pm on Wednesday, April 25, 2001 at "The Washington Golf and Country Club", 3017 North Glebe Road, Arlington, Virginia.

ANNUAL REPORT ON FORM 10-K

A copy of Form 10-KSB as filed with the Securities and Exchange Commission is available without charge to stockholders upon written request to:

William K. Beauchesne
Treasurer and Chief Financial Officer
Virginia Commerce Bancorp, Inc.
14201 Sullyfield Circle #200
Chantilly, VA 20151

CONSOLIDATED FINANCIAL STATEMENTS

  CONSOLIDATED BALANCE SHEETS

DECEMBER 31,                                                          2000                                  1999
---------------------------------------------------- ---------------------- -------------- ----------------------
ASSETS

Cash and due from banks                                       $ 10,951,585                          $ 10,757,721

Interest-bearing deposits with other banks                              --                             5,000,000

Securities (fair value: 2000, $45,264,889; 1999,
  $45,850,848)                                                  45,254,227                             46,324,676

Federal funds sold                                                      --                             6,957,000

Loans held-for-sale                                              4,918,068                             1,460,303

Loans, net of allowance for loan losses of
  $2,803,161 in 2000 and $1,889,007 in 1999                    300,799,401                           203,710,885
Bank premises and equipment, net                                 5,740,854                             5,718,710

Accrued interest receivable                                      2,042,116                             1,306,509

Other assets                                                     1,475,299                             1,339,682
-----------------------------------------------------------------------------------------------------------------
   Total assets                                              $ 371,181,550                         $ 282,575,486
-----------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
DEPOSITS

   Non-interest bearing demand deposits                       $ 54,899,176                          $ 42,214,489

   Savings and interest-bearing demand deposits                103,856,952                            87,722,784
   Time deposits                                               152,178,370                           113,107,104

-----------------------------------------------------------------------------------------------------------------
   Total deposits                                             $310,934,498                          $243,044,377

Securities sold under agreement to repurchase and
  federal funds purchased                                       29,097,011                            17,836,965

Other borrowed funds                                             7,400,000                             2,900,000

Accrued interest payable                                         1,309,015                               675,847

Other liabilities                                                1,275,312                               629,544

Commitments and contingent liabilities                                  --                                    --
-----------------------------------------------------------------------------------------------------------------
   Total liabilities                                          $350,015,836                          $265,086,733
-----------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY

Preferred stock, $5.00 par, 1,000,000
  shares authorized of which no shares have
  been issued                                                   $      --                             $      --
Common stock, $1.00 par, 5,000,000 shares
  authorized, issued and outstanding 2000,                       2,165,687                             1,968,985
  2,165,687; 1999, 1,968,985
Surplus                                                         13,648,064                            11,090,938

Retained earnings                                                5,475,820                             4,982,565

Accumulated other comprehensive income (loss)*                   (123,857)                             (553,735)
-----------------------------------------------------------------------------------------------------------------
   Total stockholders' equity                                 $ 21,165,714                          $ 17,488,753
-----------------------------------------------------------------------------------------------------------------
   Total liabilities and stockholders' equity                $ 371,181,550                         $ 282,575,486
-----------------------------------------------------------------------------------------------------------------

* Representing unrealized losses on securities available-for-sale.

See Notes to Consolidated Financial Statements.

  CONSOLIDATED STATEMENTS OF INCOME


YEARS ENDED DECEMBER 31,                                                     2000                         1999                  1998
------------------------------------------------------------------------------------------------------------------------------------

INTEREST INCOME:

   Interest and fees on loans                                         $23,214,864                  $15,447,314          $ 10,866,892

   Interest on investment securities:

        U.S. Treasury securities and agency obligations                 3,034,627                    2,783,225             3,651,839

        Other securities                                                   90,150                       72,266                59,045

   Interest on federal funds sold                                         399,996                      502,782               656,883

   Interest on deposits with other banks                                   35,931                       45,779                31,167
------------------------------------------------------------------------------------------------------------------------------------
   Total interest income                                              $26,775,568                  $18,851,366          $ 15,265,826
------------------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE:

   Deposits                                                          $ 11,425,936                  $ 8,053,004           $ 6,782,822

   Securities sold under agreement to repurchase and
     federal funds purchased                                            1,075,624                      570,723               644,675

   Other borrowed funds                                                   359,588                       55,132                83,841
------------------------------------------------------------------------------------------------------------------------------------
   Total interest expense                                            $ 12,861,148                  $ 8,678,859           $ 7,511,338
------------------------------------------------------------------------------------------------------------------------------------
   Net interest income                                                $13,914,420                  $10,172,507           $ 7,754,488

   Provision for loan losses                                              946,500                      480,000               450,950
------------------------------------------------------------------------------------------------------------------------------------
   Net interest income after provision for loan losses               $ 12,967,920                  $ 9,692,507           $ 7,303,538
------------------------------------------------------------------------------------------------------------------------------------

NON-INTEREST INCOME:

     Service charges and other fees                                    $  979,720                   $  688,768            $  590,313

     Fees and net gains on loans held-for-sale                          1,586,569                    1,265,028                19,069

     Other                                                                 32,857                       44,774                22,568
------------------------------------------------------------------------------------------------------------------------------------
     Total non-interest income                                        $ 2,599,146                  $ 1,998,570            $  631,950
------------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE:

     Salaries and employee benefits                                   $ 5,812,498                  $ 4,544,238           $ 2,902,531

     Occupancy expense                                                  1,946,460                    1,618,427             1,125,726

     Data processing                                                      749,792                      611,173               462,170

     Other operating expense                                            2,127,265                    1,623,352             1,157,488
------------------------------------------------------------------------------------------------------------------------------------
     Total non-interest expense                                      $ 10,636,015                  $ 8,397,190           $ 5,647,915
------------------------------------------------------------------------------------------------------------------------------------
     Income before taxes on income                                    $ 4,931,051                  $ 3,293,887           $ 2,287,573
------------------------------------------------------------------------------------------------------------------------------------
   Provision for income taxes                                           1,681,217                    1,128,143               783,961
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                            $ 3,249,834                  $ 2,165,744           $ 1,503,612
------------------------------------------------------------------------------------------------------------------------------------
   Earnings per common share, basic                                     $    1.50                    $    1.00              $   0.71

   Earnings per common share, diluted                                   $    1.41                    $    0.94              $   0.66
------------------------------------------------------------------------------------------------------------------------------------

  See Notes to Consolidated Financial Statements.



   CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



                                           Preferred   Common
                                           Stock       Stock         Surplus



--------------------------------------------------------------------------------
BALANCE, DECEMBER 31,1997                    $  --    $7,120,360    $2,947,740
--------------------------------------------------------------------------------
Comprehensive Income:

Net Income 1998

Other comprehensive income, net of tax,

Unrealized holding gains arising
  during the period (net of
  tax of $51,820)
--------------------------------------------------------------------------------
Total comprehensive income
--------------------------------------------------------------------------------
Issuance of 200,000 common shares-
  rights offering                               --     1,000,000       1,956,73

Change in par value and
  capital restructure                           --    (6,334,120)     6,334,120

Cash paid in lieu of fractional shares          --            --             --

Stock options exercised                                      394          1,706

--------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                   $  --    $1,786,634    $11,240,289
--------------------------------------------------------------------------------
Comprehensive Income:

Net Income 1999


Other comprehensive income, net of tax,

Unrealized holding losses arising during
 the period (net of tax of $277,322)
--------------------------------------------------------------------------------
Total comprehensive income
--------------------------------------------------------------------------------
Capital restructure                             --       178,692      (178,692)

Cash paid in lieu of fractional shares          --            --             --

Stock options exercised                         --         3,659         29,341

---------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                  $   --    $1,968,985    $11,090,938
--------------------------------------------------------------------------------

Comprehensive Income:

Net Income 2000

Other comprehensive income, net of tax,
Unrealized holding gains arising during
 the period (net of tax of $221,452)
--------------------------------------------------------------------------------
Total comprehensive income
--------------------------------------------------------------------------------
10% stock dividend                                --     196,702      2,557,126

Cash paid in lieu of fractional shares            --          --             --

--------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000                 $      --  $2,165,687    $13,648,064
--------------------------------------------------------------------------------

  See Notes to Consolidated Financial Statements.




                                                              Accumulated                 Total
                                                              Other                       Stock-
                                                 Retained     Comprehensive  Comprehen-   holders'
                                                 Earnings     Income (Loss)  sive         Equity
                                                                             Income
-------------------------------------------------------------------------------------------------
 BALANCE, DECEMBER 31,1997                       $1,320,865     $ (116,028)           $11,272,937
-------------------------------------------------------------------------------------------------
 Comprehensive Income:

 Net Income 1998                                  1,503,612                  $1,503,612 1,503,612

 Other comprehensive income, net of tax,
  Unrealized holding gains arising
   during           the period (net of
   tax of $51,820)                                                 100,592     100,592    100,592
--------------------------------------------------------------------------------------------------
 Total comprehensive income                                                  1,604,204
--------------------------------------------------------------------------------------------------
 Issuance of 200,000 common shares-
   rights offering                                       --             --              2,956,723

 Change in par value and
   capital restructure                                   --             --                     --

 Cash paid in lieu of fractional shares              (4,304)            --                 (4,304)

 Stock options exercised                                 --             --                  2,100

 -------------------------------------------------------------------------------------------------
 BALANCE, DECEMBER 31, 1998                      $2,820,173       $(15,436)             5,831,660
--------------------------------------------------------------------------------------------------
 Comprehensive Income:

 Net Income 1999                                  2,165,744                 $2,165,744
                                                                                         2,165,744

 Other comprehensive income, net of tax,

 Unrealized holding losses arising during
  the period (net of tax of $277,322)                             (538,299)   (538,299)  (538,299)
--------------------------------------------------------------------------------------------------
 Total comprehensive income                                                 $1,627,445
--------------------------------------------------------------------------------------------------
 Capital restructure                                     --             --

 Cash paid in lieu of fractional shares              (3,352)            --                 (3,352)

 Stock options exercised                                 --             --                 33,000

--------------------------------------------------------------------------------------------------
 BALANCE, DECEMBER 31, 1999                      $4,982,565      $(553,735)            17,488,753
--------------------------------------------------------------------------------------------------

 Comprehensive Income:

 Net Income 2000                                  3,249,834             --  $3,249,834  3,249,834

 Other comprehensive income, net of tax,

 Unrealized holding gains arising during
  the period (net of tax of $221,452)                              429,878     429,878    429,878
--------------------------------------------------------------------------------------------------
 Total comprehensive income                                                 $3,679,712
--------------------------------------------------------------------------------------------------
 10% stock dividend                              (2,753,828)            --

 Cash paid in lieu of fractional shares              (2,751)            --                 (2,751)

--------------------------------------------------------------------------------------------------
 BALANCE, DECEMBER 31, 2000                      $5,475,820      $(123,857)           $21,165,714
--------------------------------------------------------------------------------------------------
  See Notes to Consolidated Financial Statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              2000                   1999                  1998

------------------------------------------------------------------------------------------------------------------------------------
  CASH FLOWS FROM OPERATING ACTIVITIES:

 Interest received                                                    $ 26,065,262             $ 18,763,094         $  15,327,426

 Other income received                                                   2,599,146                1,998,570               612,881

 Net change in loans held-for-sale                                     (3,457,765)                 (658,303)             (802,000)

 Interest paid                                                        (12,227,980)               (8,630,980)           (7,432,558)

 Cash paid to suppliers and employees                                  (9,709,022)               (7,746,344)           (5,039,712)

 Income taxes paid                                                      (1,518,653)              (1,261,716)             (773,000)

    Net cash provided by operating activities                          $ 1,750,988              $ 2,464,321         $   1,893,037

 CASH FLOWS FROM INVESTING ACTIVITIES:


 Proceeds from maturities and principal payments on
    securities held-to-maturity                                        $ 4,039,708             $ 12,433,085         $  28,336,313

 Proceeds from maturities and principal payments
    on  securities available-for-sale                                    5,155,803                1,267,829            41,587,366

 Purchases of securities held-to-maturity                                 (743,084)              (4,932,500)          (21,075,395)

 Purchases of securities available-for-sale                             (6,755,950)              (1,171,438)          (56,616,242)

 Net increase in loans made to customers                               (98,035,016)             (55,552,589)          (48,171,838)

 Purchase of bank premises and equipment                                  (823,001)              (1,387,586)             (777,464)

------------------------------------------------------------------------------------------------------------------------------------
Net cash (used in) investing activities                            $   (97,161,540)           $ (49,343,199)        $ (56,717,260)
------------------------------------------------------------------------------------------------------------------------------------

 CASH FLOWS FROM FINANCING ACTIVITIES:

 Net increase in demand, NOW, money market and                     $    28,818,855             $ 35,745,569         $  28,500,083
    savings  accounts

 Net increase in time deposits                                          39,071,266               18,556,265            17,814,931

 Net increase in securities sold under agreement
    to repurchase and federal                                           11,260,046                2,110,432             7,769,324
    funds purchased

 Net increase (decrease) in other borrowed funds                         4,500,000                1,900,000            (1,800,000)

 Net proceeds from issuance of capital stock                                    --                   33,000             2,958,823

 Cash paid in lieu of fractional shares                                     (2,751)                  (3,352)               (4,304)

 Net cash provided by financing
 activities                                                        $    83,647,416             $ 58,341,914         $  55,238,857
------------------------------------------------------------------------------------------------------------------------------------

    Increase (decrease) in cash and cash equivalents               $   (11,763,136)            $ 11,463,036           $   414,634
 -----------------------------------------------------------------------------------------------------------------------------------


  CASH AND CASH EQUIVALENTS:

    Beginning                                                           22,714,721               11,251,685            10,837,051

    Ending                                                            $ 10,951,585             $ 22,714,721         $  11,251,685
 -----------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.
                                       23


RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED  BY OPERATING ACTIVITIES:                                         2000                    1999                      1998
 -----------------------------------------------------------------------------------------------------------------------------------
Net income                                                           $3,249,834              $2,165,744               $ 1,503,612
------------------------------------------------------------------------------------------------------------------------------------

Adjustments   to  reconcile  net  income  to  net  cash  provided
   by  operating activities:

   Depreciation and amortization                                        800,857                 646,364                   433,560

   Provision for loan losses                                            946,500                 480,000                   450,950

   Deferred tax expense (benefit)                                      (338,728)               (191,579)                 (159,748)

   Amortization of security premiums and
     accretion  of discounts                                             25,302                  67,447                    75,085

   Origination of loans held-for-sale                               (79,830,733)            (73,738,370)                 (802,000)

   Sale of loans                                                     76,372,968              73,080,067                        --

   (Increase) in other assets                                           (18,341)                (50,244)                  (55,748)

   Increase in other liabilities                                        645,768                 112,732                   401,100

   (Increase) in accrued interest receivable                           (735,607)               (155,719)                  (32,173)

   Increase in accrued interest payable                                 633,168                  47,879                    78,399
 -----------------------------------------------------------------------------------------------------------------------------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                           $ 1,750,988             $ 2,464,321               $ 1,893,037
 -----------------------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
ACTIVITIES:

Unrealized gain (loss) on securities                                  $ 651,330             $ (815,621)                 $ 152,412

Transfer of securities from held-to-maturity
  to available-for-sale                                                 $    --                $     --                 1,165,925
 -----------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BANKING ACTIVITIES AND ACCOUNTING POLICIES

BUSINESS

On December 22, 1999, Virginia Commerce Bancorp, Inc. (the "Company") became the holding company for Virginia Commerce Bank (the "Bank"). The Company acquired the Bank through a share exchange in which the stockholders of the Bank received one share of the Company for each share of the Bank. The exchange was a tax-free transaction for federal income tax purposes. The merger was accounted for on the same basis as a pooling-of-interests. Financial statements for all prior years have been retroactively restated for the exchange.

The Company provides loan and deposit products to commercial and retail customers in the Washington Metropolitan Area, with the primary emphasis on Northern Virginia. The loan portfolio is collateralized generally by assets of the customers. The loans are expected to be repaid from cash flows or proceeds from the sale of selected assets of the borrowers.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, the Bank and Northeast Land and Investment Company. In consolidation, all significant intercompany accounts and transactions have been eliminated.

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

The determination of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that, as of December 31, 2000, the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline or substantial increase in interest rates, would increase the likelihood of losses due to credit and market risks and could create the need for substantial increases to the allowance for loan losses. The Company is subject to the regulations of various regulatory agencies, which can change significantly from year to year. In addition, the Company undergoes periodic examinations by regulatory agencies, which may subject it to further changes based on the regulators' judgments about information available to them at the time of their examination.

SECURITIES

Debt securities that management has the positive intent and ability to hold to maturity are classified as held- to- maturity and recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as available-for-sale and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

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

LOANS HELD-FOR-SALE

Loans held-for-sale are carried at the lower of cost or market, determined in the aggregate. Market value considers commitment agreements with investors and prevailing market prices. Substantially all loans originated by the mortgage banking operation are held-for-sale to outside investors.

LOANS

The Company grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by real estate loans. The ability of the Company's debtors to honor their contracts is dependent upon the real estate and general economic conditions of the Company's market area.

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

The accrual of interest on real estate and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in the process of collection. Installment loans are typically charged-off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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

Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

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

COMPREHENSIVE INCOME

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

DERIVATIVE FINANCIAL INSTRUMENTS

As of October 1, 1998, the Company adopted Statement of Financial Accounting Standards (FAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." Statement 133 establishes accounting and reporting standards for derivative financial instruments and other similar financial instruments and hedging activities. The Statement also allowed securities classified as held-to-maturity to be transferred to the available-for-sale category at the date of initial application of this standard. The Company does not have any derivative instruments and hedging activities as defined under this Statement.

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

On April 28, 1999, the stockholders approved an amendment to the Articles of Incorporation to subdivide each share of the common stock outstanding into one and one-tenth shares. This transaction was recorded by increasing common stock by $178,692 and decreasing surplus by $178,692.

A stock  dividend of 10% was declared on April 26, 2000.  This  transaction  was
recorded  by  increasing  common  stock  by  $196,702,   increasing  surplus  by
$2,557,126 and decreasing retained earnings by $2,753,828.

    Annual Report to Stockholders for the year ended December 31, 2000

NOTE 2.  SECURITIES

Amortized  cost  and  fair  value  of  the  securities   available-for-sale  and
held-to-maturity as of December 31, 2000 and 1999, are as follows:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                              GROSS               GROSS
                                                             AMORTIZED        UNREALIZED          UNREALIZED
DECEMBER 31, 2000                                            COST             GAINS               (LOSSES)          FAIR VALUE
-----------------------------------------------------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE:

Obligations of U.S. government corporations and agencies    $ 29,593,165         $28,333          $ (215,996)         $ 29,405,502
Obligations of states and political subdivisions                 270,000              --                  --               270,000
Federal Reserve Bank stock                                       391,800              --                  --               391,800
Federal Home Loan Bank stock                                     667,400              --                  --               667,400
Community Bankers' Bank stock                                     55,250              --                  --                55,250
------------------------------------------------------------------------------------------------------------------------------------
                                                            $ 30,977,615          $28,333         $ (215,996)          $30,789,952
------------------------------------------------------------------------------------------------------------------------------------
HELD-TO-MATURITY:
Obligations of U.S. government corporations and agencies    $ 13,991,742          $58,969         $  (61,904)          $13,988,807
Domestic Corporate Debt Obligations                              472,533           13,597                 --               486,130
------------------------------------------------------------------------------------------------------------------------------------
                                                            $ 14,464,275          $72,566            $(61,904)         $14,474,937
------------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1999
------------------------------------------------------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE:
Obligations of U.S. government corporations and  agencies   $ 28,278,291          $ 3,633          $ (842,625)        $ 27,439,299
Federal Reserve Bank stock                                       390,850               --                  --              390,850
Federal Home Loan Bank stock                                     667,400               --                  --              667,400
Community Bankers' Bank stock                                     55,250               --                  --               55,250
------------------------------------------------------------------------------------------------------------------------------------
                                                            $ 29,391,791          $ 3,633          $ (842,625)         $28,552,799
------------------------------------------------------------------------------------------------------------------------------------
HELD-TO-MATURITY:
Obligations of U.S. government corporations and agencies    $ 17,771,877          $    --          $ (473,828)        $ 17,298,049
------------------------------------------------------------------------------------------------------------------------------------
Amortized  cost and fair value of the  securities  as of December 31,  2000,  by contractual maturity, are shown below.

------------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2000                                                 AMORTIZED COST                             FAIR VALUE
------------------------------------------------------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE:
Due under one year                                                   $ 3,730,000                           $  3,724,748
Due after one year through five years                                 20,465,399                             20,294,073
Due after five years through ten years                                 3,700,673                              3,699,496
Due after ten years                                                    1,967,093                              1,957,185
Federal Reserve Bank stock                                               391,800                                391,800
Federal Home Loan Bank stock                                             667,400                                667,400
Community Bankers' Bank stock                                             55,250                                 55,250
------------------------------------------------------------------------------------------------------------------------------------
                                                                     $30,977,615                           $ 30,789,952
------------------------------------------------------------------------------------------------------------------------------------
HELD-TO-MATURITY:
Due after one year through five years                                  2,020,000                               2,020,184
Due after five years through ten years                                 4,414,155                               4,464,590
Due after ten years                                                    8,030,120                               7,990,163
------------------------------------------------------------------------------------------------------------------------------------
                                                                     $14,464,275                             $14,474,937
------------------------------------------------------------------------------------------------------------------------------------

The  amortized   cost  of  securities   pledged  as  collateral  for  repurchase
agreements, certain public deposits, and other purposes were $33,596,369 and $21,336,272 at December 31, 2000 and 1999, respectively.

NOTE 3. LOANS

Major classifications of loans are summarized as follows (in thousands):

-------------------------------------------------------------------------------------------------------------------
                                                                                     2000                  1999
-------------------------------------------------------------------------------------------------------------------
Commercial                                                                       $ 37,406              $ 26,423

Real estate - 1-4 family residential                                               36,532                23,892

Real estate - multifamily residential                                              18,565                14,540

Real estate - nonfarm, nonresidential                                             138,527               117,106

Real estate - construction                                                         65,460                17,238

Consumer                                                                            7,995                 6,968
-------------------------------------------------------------------------------------------------------------------
Total Loans                                                                     $ 304,485             $ 206,167
-------------------------------------------------------------------------------------------------------------------
Less unearned income                                                                  883                   567
Less allowance for loan losses                                                      2,803                 1,889
-------------------------------------------------------------------------------------------------------------------
Loans, net                                                                      $ 300,799             $ 203,711
-------------------------------------------------------------------------------------------------------------------

NOTE 4.  ALLOWANCE FOR LOAN LOSSES

An analysis of the allowance for loan losses for the years ended December 31, is shown below:

------------------------------------------------------------------------------------------------------------------
                                                         2000                       1999                     1998
------------------------------------------------------------------------------------------------------------------
Allowance, at beginning of period                 $ 1,889,007                $ 1,437,514                $ 989,815
Provision charged against income                      946,500                    480,000                  450,950
Recoveries added to reserve                             3,657                     11,006                   19,461
Losses charged to reserve                            (36,003)                   (39,513)                 (22,712)
------------------------------------------------------------------------------------------------------------------
Allowance, at end of period                       $ 2,803,161                $ 1,889,007               $1,437,514
------------------------------------------------------------------------------------------------------------------

Information about impaired loans as of and for the years ended December 31, 2000 and 1999, is as follows:

------------------------------------------------------------------------------------------------------------------
                                                                                   2000                      1999
------------------------------------------------------------------------------------------------------------------
Impaired loans for which an allowance has been provided                       $ 106,914                 $ 142,688
Impaired loans for which no allowance has been provided                              --                        --
------------------------------------------------------------------------------------------------------------------
    Total impaired loans                                                      $ 106,914                 $ 142,688
------------------------------------------------------------------------------------------------------------------
Allowance provided for impaired loans, included in the allowance for loan
losses                                                                           16,500                    13,106
Average balance in impaired loans                                             $ 124,801                 $ 177,874
------------------------------------------------------------------------------------------------------------------
Interest income recognized                                                           --                        --
------------------------------------------------------------------------------------------------------------------

Non-accrual loans excluded from impaired loan disclosure under FASB 114 amounted to $117,395 and $106,508 at December 31, 2000 and 1999, respectively. If interest on these loans had been accrued as interest income, such income would have approximated $12,963 and $10,440 for the years ended December 31, 2000 and December 31, 1999.

NOTE 5. BANK PREMISES AND EQUIPMENT, NET

Premises and equipment are stated at cost less accumulated depreciation at December 31, 2000 and 1999, as follows:

------------------------------------------------------------------------------------------------------------------
                                                                             2000                        1999
------------------------------------------------------------------------------------------------------------------
Land                                                                   $1,838,790                  $1,838,790

Buildings                                                               2,117,168                   2,017,704

Furniture, fixtures and equipment                                       3,832,045                   3,192,321

Leasehold improvements                                                  1,007,050                     923,237
------------------------------------------------------------------------------------------------------------------
Total Cost                                                             $8,795,053                  $7,972,052

Less accumulated depreciation and amortization                          3,054,199                   2,253,342
------------------------------------------------------------------------------------------------------------------
Net premises and equipment                                             $5,740,854                  $5,718,710
------------------------------------------------------------------------------------------------------------------

Depreciation and amortization expense on premises and equipment amounted to $800,857, $646,364 and $433,560 in 2000, 1999 and 1998, respectively.

NOTE 6. TIME DEPOSITS

The aggregate amount of time deposits, with a minimum denomination of $100,000 each, was approximately $56,358,441 and $40,873,137 at December 31, 2000 and 1999, respectively. Scheduled maturities of all time deposits at December 31, 2000 are as follows:

-------------------------------------------------------------------------------
                                                             2000
-------------------------------------------------------------------------------
       2001                                            $  71,355,266

       2002                                               74,636,252

       2003                                                2,561,433

       2004                                                1,895,567

       2005 and thereafter                                 1,729,852
-------------------------------------------------------------------------------
                                                       $ 152,178,370

-------------------------------------------------------------------------------

NOTE 7. INCOME TAXES

Net deferred tax assets consist of the following components at December 31, 2000 and 1999:

-----------------------------------------------------------------------
                                                 2000             1999
-----------------------------------------------------------------------
-----------------------------------------------------------------------
DEFERRED TAX ASSETS:

Allowance for loan losses                    $923,418         $601,608
Non-accrual loans                              26,869           41,086
Organization Costs                              7,955            9,944
Deferred loan fees                             82,850           82,850
Bank premises and equipment                    66,046           32,922
Securities available-for-sale                  63,805          285,257
-----------------------------------------------------------------------
                                           $1,170,943       $1,053,667
-----------------------------------------------------------------------
-----------------------------------------------------------------------
DEFERRED TAX LIABILITIES:

Federal Home Loan Bank stock                $  2,142          $  2,142
NET DEFERRED TAX ASSETS                   $1,168,801        $1,051,525
-----------------------------------------------------------------------

The provision for income tax and its components for the years ending December 31, 2000, 1999, and 1998 are as follows:

-----------------------------------------------------------------------
DECEMBER 31,                          2000         1999         1998
-----------------------------------------------------------------------
Current tax expense              $ 2,019,945  $ 1,319,722    $ 943,709
Deferred tax expense (benefit)     (338,728)    (191,579)    (159,748)
-----------------------------------------------------------------------
                                 $ 1,681,217  $ 1,128,143    $ 783,961
-----------------------------------------------------------------------

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended December 31, 2000, 1999, and 1998, due to the following:

--------------------------------------------------------------------------
DECEMBER 31,                            2000          1999          1998
--------------------------------------------------------------------------
Computed "expected" tax expense   $ 1,676,557    $ 1,119,922    $ 777,775
Increase (decrease) in income
     taxes resulting from:
  Nondeductible expense                 4,940          8,221        6,186
  Nontaxable income                     (280)             --           --
--------------------------------------------------------------------------
                                  $ 1,681,217    $ 1,128,143    $ 783,961
--------------------------------------------------------------------------

NOTE 8. EARNINGS PER SHARE

The following shows the weighted average number of shares used in computing earnings per share and the effect on the weighted average number of shares of diluted potential common stock. Weighted average number of shares for all years reported have been restated giving effect to changes in par and stock dividends and splits. Potential dilutive common stock had no effect on income available to common stockholders.

-----------------------------------------------------------------------------------------------------------------------
                                           2000                          1999                           1998
-----------------------------------------------------------------------------------------------------------------------
                                                 Per Share                     Per Share                     Per Share
                                    Shares          Amount        Shares          Amount        Shares          Amount
-----------------------------------------------------------------------------------------------------------------------

Basic earnings per share         2,165,687           $1.50     2,164,392           $1.00    2,116,631            $0.71

Effect of dilutive
securities:

  Stock options                     64,078                        63,231                       67,094
  Warrants                          73,459                        76,030                       82,418
-----------------------------------------------------------------------------------------------------------------------
Diluted earnings per share       2,303,223           $1.41     2,303,743           $0.94    2,266,143            $0.66
-----------------------------------------------------------------------------------------------------------------------

The following transactions occurred after December 31, 2000, which would have changed the numbers of shares used in the computations of earnings per share: options to purchase 44,000 common shares were issued to the Bank's officers and directors.

NOTE 9. COMMITMENTS AND CONTINGENCIES

The Company leases office space for eight of its branch locations, its operations department, and mortgage lending division. These noncancellable agreements which expire through May 2009 in some instances require payment of certain operating charges. All leases contain renewal options of one to two additional five-year terms.

In addition, the Company leases five pieces of equipment under noncancellable agreements which expire through February 2004. All five leases contain purchase options which are available at the end of the lease term.

The total minimum lease commitment, adjusted for the effect of annual fixed increases or the Consumer Price Index, at December 31, 2000, is $3,319,824, which is due as follows:

-------------------------------------------------------------------------------
Due in the year ending December 31,    2001             $ 642,340

                                       2002               615,581

                                       2003               462,246

                                       2004               423,432

                                       2005               413,747

                                       Thereafter         762,478
-------------------------------------------------------------------------------

The total lease expense was $650,961,  $547,159 and $308,497, in 2000, 1999, and
1998, respectively.

In the normal course of business, the Company makes various commitments and incurs certain contingent liabilities that are not presented in the accompanying financial statements. The Company does not anticipate any material losses as a result of the commitments and contingent liabilities.

NOTE 10: LOANS TO OFFICERS AND DIRECTORS

Officers, directors and/or their related business interests are loan customers in the ordinary course of business. In management's opinion, these loans are made on substantially the same terms as those prevailing at the time for comparable loans with other persons and do not involve more than normal risk of collectibility or present other unfavorable features. The aggregate amount outstanding on such loans at December 31, 2000 and 1999, was $1,785,866 and $1,974,548, respectively. During 2000, new loans and advances amounted to $2,547,015 and repayments of $2,735,697 were made.

NOTE 11. STOCK-BASED COMPENSATION PLAN

The Company has a stock-based compensation plan which is described below. Grants under this plan are accounted for following APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for grants under the stock option plan. Had compensation cost for the stock-based compensation plan been determined based on the grant date fair values of awards (the method described in FASB Statement No. 123), reported net income and earnings per common share would have been reduced to the pro forma amounts shown below:

-----------------------------------------------------------------------------
                                       2000             1999            1998
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
NET INCOME:

As reported                     $ 3,249,834      $ 2,165,744      $ 1,503,612
Pro forma                       $ 2,861,252      $ 1,992,875      $ 1,412,390


BASIC EARNINGS PER SHARE:

As reported                     $      1.50      $      1.00      $      0.71
Pro forma                       $      1.32      $      0.92      $      0.67

DILUTED EARNING PER SHARE:

As reported                     $      1.41      $      0.94      $      0.66
Pro forma                       $      1.24      $      0.86      $      0.62
-----------------------------------------------------------------------------

The current plan, adopted May 29, 1998, is a qualified Incentive Stock Option Plan which provides for the granting of options to purchase up to 121,000 shares of common stock at a price to be determined by the Board at the date of grant, but in any event, no less than 100% of the fair market value. Options outstanding, at the beginning of 1998, were granted under the Company's plan adopted in 1988 which was replaced by the current plan. As of December 31, 2000, 104,785 options had been granted under the new plan. Options are awarded to key employees of the Company at the discretion of the Board of Directors. All options expire ten years from the grant date. All options under the new plan vest over three years.

The fair value of each grant is estimated at the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 2000, 1999, and 1998, respectively: price volatility of 27.83%, 29.79% and 32.32 %, risk-free interest rates of 6.95%, 6.50% and
4.50%, dividend rate of .02% and expected lives of 10 years.

A summary of the status of the plan at December 31, 2000, 1999 and 1998, and changes during the years ended on those dates is as follows:

-------------------------------------------------------------------------------------------------------------------------------
                                                 2000                      1999                            1998
                                                       Weighted                      Weighted                     Weighted
                                         Number         Average      Number           Average        Number        Average
                                      of Shares        Exercise   of Shares          Exercise     of Shares       Exercise
                                                          Price                         Price                        Price
-------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year       139,632            $7.97     116,782            $ 6.96        87,241         $ 5.50
Granted                                 75,250           $12.99      27,719            $12.38        29,974        $ 11.27
Exercised                                   --               --       3,659            $ 9.02           433         $ 4.85
Forfeited                                   --               --       1,210            $12.29            --         $   --
Outstanding at end of year             214,882            $9.73     139,632            $ 7.97       116,782         $ 6.96
Exercisable at end of year             121,953                      114,774                         113,767
Pro forma weighted-average fair
value per option of options
granted during the year                  $8.56                        $9.24                           $9.13
-------------------------------------------------------------------------------------------------------------------------------

   A further summary about the options outstanding and exercisable at December 31, 2000 is as follows:


                                                Options Outstanding                                  Options Exercisable

                             ----------------------------------------------------------      ---------------------------------
                                 Number                                        Weighted           Number              Weighted
                             Outstanding at          Remaining                 Average        Exercisable at           Average
                              December 31,          Contractual                Exercise        December 31,           Exercise
 Range of Exercise Prices         2000                  Life                    Price              2000                 Price
--------------------------------------------------------------------------------------------------------------------------------
 $4.53 to $6.09                 84,480              4.3 years                 $ 5.43             84,480                $ 5.43
 $11.27 to $12.39               56,142              6.3 years                  11.87             36,704                 11.57
 $12.81 to $13.86               74,260              7.6 years                  12.99                769                 13.33
--------------------------------------------------------------------------------------------------------------------------------
 $4.53 to $13.86               214,882              5.9 years                 $ 9.73            121,953                $ 7.33
--------------------------------------------------------------------------------------------------------------------------------

   All options granted, available under the Plan, and exercisable have been restated for all three years giving retroactive effect to the 10% stock restructuring in 1998 and 1999 and the 10% stock dividend in 2000.

   NOTE 12. DIRECTOR COMPENSATION PLAN

   In April 1996, the Company granted 118,584 warrants at an exercise price of $5.57 to six outside Directors. In January 1998, the Company granted 13,310 warrants at an exercise price of $11.27 to an additional outside Director. All warrants have been restated for both years giving retroactive effect to the 10% stock restructuring in 1999 and 1998 and the 10% stock dividend in 2000.

   NOTE 13. OTHER BORROWED MONEY AND LINES OF CREDIT

   The Bank maintains a $19,000,000 line of credit from the Federal Home Loan Bank of Atlanta. The interest rate and term of each advance from the line is dependent upon the advance and commitment type. Advances on the line are secured by all of the Bank's qualifying first lien loans on one-to-four unit single family dwellings. As of December 31, 2000, the book value of these loans totaled approximately $ 8,020,998. The amount of available credit is limited to seventy-five percent of the qualifying loans. Advances on the line of credit in excess of the qualifying loans requires pledging of additional assets. The Company also maintains an $8,000,000 line of credit from a nonaffiliated bank with $3,000,000 of the line of credit expiring December 31, 2001 and the remaining $5,000,000 expiring December 31, 2002. Advances on the line are secured by 1,968,685 shares of common stock in the Bank. As of December 31, 2000, the Company had the following advances outstanding:

-------------------------------------------------------------------------------
         Creditor Advance Date  Interest Rate  Maturity  Outstanding Principal
-------------------------------------------------------------------------------
FHLB                  11-16-93     5.93%       11-16-03       $ 400,000
                                                                -------
Non Affiliated Bank   12-31-99     8.25%       12-31-02     $ 2,500,000
                      06-30-00     8.25%       12-31-02       2,500,000
                      06-30-00     9.00%       12-31-01         500,000
                      12-29-00     9.00%       12-31-01       1,500,000
                                                              ---------
                                                            $ 7,000,000
-------------------------------------------------------------------------------

   The  Bank  has  additional   short  term  unused  lines  of  credit  totaling
   $22,602,582 with nonaffiliated banks at December 31, 2000.

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

   A summary of the contract or notional amount of the Company's exposure to off-balance-sheet risk as of December 31, 2000 and 1999, is as follows:

 -------------------------------------------------------------------------------
                                                  2000             1999
 -------------------------------------------------------------------------------
 Financial instruments whose contract
    amounts represent credit risk:

 Commitments to extend credit                  $ 9,004,850      $ 5,285,000

 Standby letters of credit and financial
    guarantees written                         $ 3,256,032      $ 2,591,747

 Unfunded lines of credit                     $ 60,635,260     $ 44,720,367
 -------------------------------------------------------------------------------

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

NOTE 15. FUND RESTRICTIONS AND RESERVE BALANCE

The transfer of funds from the Bank to the Company in the form of loans, advances, and cash dividends are restricted by Federal and State regulatory authorities. As of December 31, 2000, the aggregate amount of unrestricted funds which could be transferred totaled approximately $ 5,475,820, or 25.87%, of the consolidated net assets of the Company.

As members of the Federal Reserve System, the Company is required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 2000 and 1999, the aggregate amounts of daily average required balances were approximately $489,000 and $5,715,000 respectively.

NOTE 16.  EMPLOYEE BENEFITS

The Company has a 401(k) defined contribution plan covering substantially all full-time employees and provides that an employee becomes eligible to participate at the date he or she has reached the age of 21 and has completed three months of service, whichever occurs last. Under the plan, a participant may contribute up to 15% of his or her covered compensation for the year, subject to certain limitations. The Company may also make, but is not required to make, a discretionary contribution for each participant out of its current or accumulated net profits. The amount of contribution, if any, is determined on an annual basis by the Board of Directors. Contributions made by the Company totaled $107,498, $74,014, and $42,409 for the years ended December 31, 2000, 1999, and 1998, respectively.

NOTE 17.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
          AND INTEREST RATE RISK

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

LOANS HELD-FOR-SALE

Fair value is based on selling price arranged by arms-length contracts with third parties.
                                       36

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

At December 31, 2000 and 1999, the carrying amounts of loan commitments and stand-by letters of credit approximate fair values.

The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

-----------------------------------------------------------------------------------------------------------------------------
                                                                 2000                                     1999
                                                                          Estimated                                Estimated
 (Dollars in thousands)                        Carrying Amount           Fair Value     Carrying Amount           Fair Value
----------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
Cash and short-term investments                       $ 10,952             $ 10,952            $ 22,715              $ 22,715
Securities                                              45,254               45,265              46,325                45,850
Loans held-for-sale                                      4,918                4,918               1,460                 1,460
Loans                                                  300,799              307,798             203,711               204,660
Accrued interest receivable                              2,042                2,042               1,307                 1,307
----------------------------------------------------------------------------------------------------------------------------
   Total Financial assets                            $ 363,965            $ 370,975           $ 275,518             $ 275,992
-----------------------------------------------------------------------------------------------------------------------------
FINANCIAL LIABILITIES:
Deposits                                             $ 310,934            $ 312,608           $ 243,044             $ 239,187
Securities sold under agreement to                      29,097               29,097              17,837                17,837
  repurchase and federal funds purchased
Other borrowed funds                                     7,400                8,075               2,900                 2,559
Accrued interest payable                                 1,309                1,309                 676                   676
----------------------------------------------------------------------------------------------------------------------------
   Total Financial liabilities                       $ 348,740            $ 351,089           $ 264,457             $ 260,259
----------------------------------------------------------------------------------------------------------------------------

The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of it's normal operations. As a result, the fair values of the Company's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company's overall interest rate risk.

NOTE 18.  CAPITAL REQUIREMENTS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total capital and Tier 1 capital to risk-weighted assets (as defined), and of Tier 1 capital to average assets. Management believes, as of December 31, 2000, that the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2000, the Bank is categorized as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized", the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. The Company's and the Bank's actual capital amounts and ratios are also presented in the table.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Minimum To Be
                                                                           Minimum Capital           Well-Capitalized Under Prompt
                                                   Actual Capital          Requirement (1)          Corrective Active Provisions
(Dollars in thousands)                         Amount      Ratio       =>Amount      =>Ratio          =>Amount          =>Ratio
------------------------------------------------------------------------------------------------------------------------------------
As of December 31, 2000:
Total Capital
(to Risk-Weighted Assets)
     Company                                  $ 24,059      7.79%      $ 24,701      8.00%           $   N/A             N/A%
     Bank                                       31,099     10.07%        24,705      8.00%            30,881            10.00%

Tier 1 Capital
(to Risk-Weighted Assets)
     Company                                  $ 21,256      6.88%      $ 12,350      4.00%           $   N/A             N/A%
     Bank                                       21,296      6.90%        12,352      4.00%            18,528            6.00%

Tier 1 Capital
(to Average Assets)
     Company                                  $ 21,256      5.81%      $ 14,634      4.00%           $   N/A             N/A%
     Bank                                       21,296      5.82%        14,636      4.00%            18,296            5.00%
------------------------------------------------------------------------------------------------------------------------------------

 As of December 31 1999:
 Total Capital
 (to Risk-Weighted Assets)
      Company                                 $ 19,888      9.01%      $ 17,652      8.00%           $   N/A             N/A%
      Bank                                      22,410     10.15%        17,654      8.00%            22,068           10.00%

 Tier 1 Capital
 (to Risk-Weighted Assets)
      Company                                 $ 17,999     8.16%       $  8,826      4.00%           $   N/A            N/A%
      Bank                                      18,021     8.17%          8,827      4.00%            13,241            6.00%

 Tier 1 Capital
 (to Average Assets)

      Company                                 $ 17,999     6.58%       $ 10,937      4.00%           $   N/A             N/A%
      Bank                                      18,021     6.59%         10,938      4.00%            13,673            5.00%
------------------------------------------- -------------- --------------- -------------- --------------- -------------- -----------

 (1) The minimum capital requirement for the Company is a guideline.

NOTE 19. CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Financial information pertaining to Virginia Commerce Bancorp, Inc.(Parent Company only) which was formed December 22, 1999, is as follows:


-------------------------------------------------------------------------------------------------------------------
BALANCE SHEETS (in thousands)                                       DECEMBER 31, 2000         DECEMBER 31, 1999

         Assets:
         Cash and due from banks                                           $   3                       $   --
         Investment in Virginia Commerce Bank                             21,205                       17,510
         Subordinated Debt in Virginia Commerce Bank                       7,000                        2,500
         Other Assets                                                        143                           12
-------------------------------------------------------------- ------------------------- ---------------------------
           Total Assets                                                 $ 28,351                     $ 20,022
-------------------------------------------------------------- ------------------------- ---------------------------

         Liabilities and Stockholders' Equity:
         Long Term Debt                                                  $ 7,000                      $ 2,500
         Other Liabilities                                                   185                           33
-------------------------------------------------------------- ------------------------- ---------------------------
           Total Liabilities                                             $ 7,185                      $ 2,533
-------------------------------------------------------------- ------------------------- ---------------------------
           Stockholders' Equity                                           21,166                       17,489
-------------------------------------------------------------- ------------------------- ---------------------------
           Total Liabilities and Stockholders' Equity                   $ 28,351                     $ 20,022
-------------------------------------------------------------- ------------------------- ---------------------------

                                                                                      YEARS ENDED DECEMBER 31,
STATEMENTS OF INCOME (in thousands)                                              2000                     1999
         Income:
         Interest on subordinated debt                                  $    333                       $    1
-------------------------------------------------------------- ------------------------- ---------------------------
           Total Income                                                      333                            1
-------------------------------------------------------------- ------------------------- ---------------------------
         Expenses:
         Interest on long term debt                                          336                            1
         Organizational expense                                               --                           29
         Other operating expense                                              20                            3
-------------------------------------------------------------- ------------------------- ---------------------------
           Total Expenses                                                    356                           33
-------------------------------------------------------------- ------------------------- ---------------------------
         Loss before income taxes and equity in
           undistributed earnings of Virginia Commerce Bank              $   (23)                     $   (32)
         Income Tax (Benefit)                                                 (8)                         (11)
-------------------------------------------------------------- ------------------------- ---------------------------
                                                                             (15)                         (21)
         Equity in undistributed net income of
           Virginia Commerce Bank                                          3,265                        2,187
-------------------------------------------------------------- ------------------------- ---------------------------
           Net Income                                                   $  3,250                     $  2,166
-------------------------------------------------------------- ------------------------- ---------------------------


STATEMENTS OF CASH FLOWS (in thousands)
         Cash Flows from Operating Activities

           Net Income                                                   $  3,250                     $  2,166
         Adjustments to reconcile net income to net cash
           provided by operating activities:
         Equity in undistributed net income of
           Virginia Commerce Bank                                         (3,265)                      (2,187)
         (Increase) in other assets                                         (131)                         (12)
         Increase in other liabilities                                       152                           33
-------------------------------------------------------------- ------------------------- ---------------------------
         Net cash provided by operating activities                        $    6                       $    0
-------------------------------------------------------------- ------------------------- ---------------------------

         Cash Flows from Investing Activities

           Purchases of debt securities                                   (4,500)                      (2,500)
-------------------------------------------------------------- ------------------------- ---------------------------
         Net cash (used in) investing activities                        $ (4,500)                    $ (2,500)
-------------------------------------------------------------- ------------------------- ---------------------------
         Cash Flows from Financing Activities

           Net increase in long term debt                                  4,500                        2,500
           Cash paid in lieu of fractional shares                             (3)                          --
-------------------------------------------------------------- ------------------------- ---------------------------
         Net cash provided by financing activities                      $  4,497                     $  2,500
-------------------------------------------------------------- ------------------------- ---------------------------

         Change in cash and cash equivalents                              $    3                       $    0
         Beginning                                                             0                           --
         Ending                                                           $    3                       $    0

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Directors
Virginia Commerce Bancorp, Inc. and Subsidiaries
Arlington, Virginia

                  We have audited the accompanying  consolidated  balance sheets of Virginia Commerce Bancorp, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholder's equity and cash flows for the years ended December 31, 2000, 1999, and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

                  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Virginia Commerce Bancorp, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years ended December 31, 2000, 1999, and 1998, in conformity with generally accepted accounting principles.

/s/ Yount, Hyde & Barbour, P.C.

Winchester Virginia
February 15, 2001

                                                    Virginia Commerce Bank, Inc.


Board of Directors

[photo omitted]                            Peter A. Converse, President and Chief Executive Officer,
                                           W. Douglas Fisher, Chairman, David M. Guernsey, Vice Chairman


Executive Officers

[photo omitted]                     William K. Beauchesne, Executive Vice President and Chief
                                    Financial Officer, Laurie P. Barnwell, Executive Vice President,
                                    Retail Banking, Richard B. Anderson, Jr., Executive Vice President
                                    and Chief Lending Officer, Peter A. Converse, President and
                                    Chief Executive Officer

Timothy M. Aldinger          Thomas E. Williams          Marcia J. Hopkins           Deborah A. Jones
Senior Vice President        Senior Vice President       Vice President              Assistant Vice President
Commercial Lending           Real Estate Lending         Accounting                  Residential Mortgage Lending

Kerry J. Donley              Ricardo Balcells            Edward W. Lull, Jr.         Pamela D. McConnell
Senior Vice President        Vice President              Vice President              Assistant Vice President
Regional Manager             Regional Manager            Commercial Lending          Community Banking

George L. Greco              Jo Ann Bell                 Suzie G. Spannuth           Stacey L. Sim
Senior Vice President        Vice President              Vice President              Assistant Vice President
Senior Credit Officer        Regional Manager            Deposit Operations          McLean Branch

Gregory A. Motheral          Jose A. Castillo            Lisa K. Bluntzer            Patrick E. Carmichael
Senior Vice President        Vice President              Assistant Vice President    Branch Officer
Commercial Lending           Electronic Banking Services Loan Servicing              King Street Branch

James R. Nalls               Leslie E. Cerino            James L. Caison             Jill E. S. Cochones
Senior Vice President        Vice President              General Auditor             Loan Officer
Construction Lending         Regional Manager

Kenneth L. O'Shea            Wendy M. Clark              Nancy K. Clements           Karen R. Daniels
Senior Vice President        Vice President              Assistant Vice President    Branch Officer
Residential Mortgage Lending Consumer Lending            Credit Administration       Williamsburg Blvd. Branch

Patricia M. Ostrander        Robin P. Coracci            Jacqueline A. Freeman       James D. Holter
Senior Vice President        Vice President              Assistant Vice President    Information Services Officer
Director of Human Resources  Branch Coordinator          Training Officer

Michele K. Parker            James C. Elliott            Sharon L. Jackson           Barry L. Huitema
Senior Vice President        Vice President              Assistant Vice President    Branch Officer
Cash Management Services     Consumer Lending            Fairfax Branch              Chantilly Branch

                             Lynn B. Gonzalez            Susan T. Johnson            Kelly J. Perrault
                             Vice President              Assistant Vice President    Branch Officer
                             Electronic Banking Services Facilities Manager          Cameron Station Branch


VIRGINIA COMMERCE BANCORP, INC.


-----------------------------------------------------------------------------------------------------------------------

Checking Accounts                    Mortgage Loans - Residential         Travelers Checks
NOW Accounts                         and Commercial/Investment            Bank-by-Mail
Money Market Accounts                Construction Loans - Residential     Merchant Bankcard Services
Savings Accounts                     and Commercial                       Credit Cards
Certificates of Deposit              Equipment Leasing                    Telephone Banking
IRA's                                Overdraft Lines of Credit            VISA Debit Card
Repurchase Agreements                Letters of Credit                    Lock Box Services
Cash Management Services             Safe Deposit Boxes                   Internet Banking
Personal and Commercial Loans        Automated Teller Machines            PC-Based Banking for Businesses
and Lines of Credit                  and ATM Cards (STAR and Cirrus)      ACH
Home Equity Loans and                Cashier's Checks                     Commercial Insurance
Lines of Credit                      Money Orders


-----------------------------------------------------------------------------------------------------------------------

                                                [Map of Northern Virginia and
                                                   office locations omitted]

1414 Prince Street
Alexandria, Virginia

703-739-3242

5140 Duke Street
Alexandria, Virginia  22304
703-751-4400

506 King Street
Alexandria, Virginia  22314
703-684-4390

4230 John Marr Drive
Annandale, Virginia  22003
703-256-8889

MAIN OFFICE/                       13881G Metrotech Drive             1356 Chain Bridge Road
EXECUTIVE OFFICE                   Chantilly, Virginia  20151         McLean, Virginia  22101    374 Maple Avenue East
5350 Lee Highway                   703-378-9556                       703-448-9800               Vienna, Virginia  22180
Arlington, Virginia  22207                                                                       703-319-4001
703-534-1382 (Branch)
703-564-0700 (Switchboard)          10777 Main Street                374 Maple Avenue East       54 E. Lee Street, Suite 120
                                    Fairfax, Virginia  22030         Vienna, Virginia  22180     Warrenton,
Virginia  20186
2930 Wilson Boulevard               703-273-9111                     703-319-4150                540-341-3001
Arlington, Virginia  22201
703-525-4601
                                    2030 Old Bridge Road
6500 Williamsburg Boulevard         Lake Ridge, Virginia  22192
Arlington, Virginia  22213         (Opening Spring 2001)
703-237-8050

VCBI                                                                                 [FDIC Insurance Logo Omitted]
----
NASDAQ
LISTED