Form 10-K, Exhibit 13
period 2001-12-31
VIRGINIA COMMERCE BANCORP INC
filed 2002-03-22
CIK 1099305

EXHIBIT 13



       Annual Report to Stockholders for the year ended December 31, 2001

                                 [Photo Omitted]













                             Committed to Community
                               Dedicated to Growth
















                         Virginia Commerce Bancorp, Inc.
                               2001 Annual Report


             [Internal pagination of Edgar version of Annual Report
                 does not match pagination of printed document]

                         Virginia Commerce Bancorp, Inc.



                                                                       Contents

                               Five Year Financial Summary - inside front cover
                                Letter to Stockholders, Customers and Friends 5
                               Management's Discussion and Analysis of
                               Financial Condition and Results of Operations 12
                                                Independent Auditor's Report 26
                                           Consolidated Financial Statements 27
                                  Notes to Consolidated Financial Statements 32
       Board of Directors, Executive Officers, and Officers - inside back cover





                                                   Bank Services

----------------------------------------------------------------------------------------------------------------------
Checking Accounts                        Mortgage Loans- Residential and        Bank-by-Mail
NOW Accounts                             Commercial/Investment                  Merchant Bankcard Services
Money Market Accounts                    Construction Loans -                   Credit Cards
Savings Accounts                         Residential and Commercial             Telephone Banking
Certificates of Deposit                  Equipment leasing                      VISA Debit Cards
IRAs                                     Overdraft Lines of Credit              Lockbox Services
Repurchase Agreements                    Letters of Credit                      Internet Banking
Cash Management Services                 Safe Deposit Boxes                     PC-Based Banking for Business
Personal and Commercial Loans and        Automated Teller Machines and ATM      ACH
Lines of Credit                          Cards (Star and Cirrus)                Commercial Insurance
Home Equity Loans and Lines of Credit    Cashier's Checks
                                         Money Orders
                                         Traveler's Checks
----------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------
About Our Bank

Virginia Commerce Bank, a wholly-owned subsidiary of Virginia Commerce Bancorp, Inc., is a full-service community bank headquartered in Northern Virginia. With our wide array of business and consumer products, we continue to be one of the fastest growing banks in our market, and for good reason. From 1988, when we opened our first branch in Clarendon, until today, with twelve branches, two mortgage loan offices and nearly $500 million in assets, we have maintained a clear focus of providing "community banking at its best" while delivering. . .

                             Exceptional Service.  Every Customer.  Every Time.

                          [Map of Northern Virginia and
                            office locations omitted]


1414 Prince Street                          13881G Metrotech Drive              Residential
Alexandria, Virginia                        Chantilly, Virginia  20151          Mortgage Lending
703-739-3242                                703-378-9556

5140 Duke Street                            10777 Main Street                   374 Maple Avenue East
Alexandria, Virginia  22304                 Fairfax, Virginia  22030            Vienna, Virginia  22180
703-751-4400                                703-273-9111                        703-319-4001

506 King Street                             2030 Old Bridge Road                54 E. Lee Street, Suite 120
Alexandria, Virginia  22314                 Lake Ridge, Virginia  22192         Warrenton, Virginia  20186
703-684-4390                                703-492-7440                        540-341-3001

4230 John Marr Drive                        1356 Chain Bridge Road
Annandale, Virginia  22003                  McLean, Virginia  22101
703-256-8889                                703-448-9800

MAIN OFFICE/
EXECUTIVE OFFICE                            11820 Spectrum Center
5350 Lee Highway                            Reston, Virginia 20171
Arlington, Virginia  22207                  (Opening Spring 2002)
703-534-1382 (Branch)
703-564-0700 (Switchboard)                  374 Maple Avenue East
                                            Vienna, Virginia  22180
2930 Wilson Boulevard                       703-319-4150
Arlington, Virginia  22201
703-525-4601

6500 Williamsburg Boulevard
Arlington, Virginia  22213
703-237-8050

FIVE YEAR FINANCIAL SUMMARY

(Dollars in thousands except per share amounts)

------------------------------------------------------------------------------------------------------------------------------------
                                                        2001            2000              1999               1998           1997
------------------------------------------------------------------------------------------------------------------------------------
SELECTED YEAR-END BALANCES
Total assets                                        $  489,511      $  371,182         $  282,575        $  222,442      $  165,119
Total stockholders' equity                              26,220          21,166             17,489            15,832          11,273
Total loans (net)                                      410,950         305,717            205,171           149,440         100,917
Total deposits                                         406,922         310,934            243,044           188,743         142,428
------------------------------------------------------------------------------------------------------------------------------------
SUMMARY RESULTS OF OPERATIONS
Interest income                                     $   33,897      $   26,776         $   18,851        $   15,266      $   11,135
Interest expense                                        15,991          12,861              8,679             7,511           5,168
   Net interest income                              $   17,906      $   13,915         $   10,172        $    7,755      $    5,967
Provision for loan losses                                1,572             947                480               451             262
   Net interest income after
     provision for loan losses                      $   16,334      $   12,968         $    9,692        $    7,304      $    5,705
Non-interest income                                      4,704           2,599              1,999               632             478
Non-interest expense                                    13,982          10,636              8,397             5,648           4,465
   Income before taxes                              $    7,056      $    4,931         $    3,294        $    2,288      $    1,718
Income tax expense                                       2,391           1,681              1,128               784             586
   Net income                                       $    4,665      $    3,250         $    2,166        $    1,504      $    1,132
------------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA (1)
   Net income, basic                                $     1.72      $     1.20         $     0.80        $     0.57      $     0.48
   Net income, diluted                              $     1.57      $     1.13         $     0.75        $     0.53      $     0.45
   Book value                                       $     9.64      $     7.82         $     6.46        $     5.86      $     4.76
   Average number of shares outstanding              2,711,550       2,706,917          2,705,299         2,645,598       2,368,207
------------------------------------------------------------------------------------------------------------------------------------
GROWTH AND SIGNIFICANT RATIOS
   % Change in net income                                43.54%          50.06%             44.04%            32.78%           7.25%
   % Change in assets                                    31.88%          31.36%             27.03%            34.72%          34.55%
   % Change in loans                                     34.42%          49.01%             37.29%            48.08%          32.24%
   % Change in deposits                                  30.87%          27.93%             28.77%            32.52%          37.32%
   % Change in equity                                    23.88%          21.02%             10.47%            40.44%          12.12%
   Equity to asset ratio                                  5.36%           5.70%              6.19%             7.12%           6.83%
   Return on average assets                               1.05%           1.00%              0.87%             0.75%           0.81%
   Return on average equity                              19.37%          17.04%             13.03%            10.37%          10.53%
   Average equity to average assets                       5.44%           5.87%              6.65%             7.25%           7.74%
   Efficiency ratio (2)                                  61.84%          64.41%             68.99%            67.35%          69.28%
------------------------------------------------------------------------------------------------------------------------------------

(1) Adjusted for all years presented giving retroactive effect to10% stock dividends paid in 1997 and 2000, a 35% stock split in the form of a dividend in 1997, a change in par value in 1998, a 10% stock restructuring in 1998 and 1999, and a 25% stock split in the form of a dividend in 2001.

(2) Computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income, net of securities gains or losses.

Graphic presentation of following data omitted:

 -------------------------------------------------------------------------------------------------------------------
 Net Income                    Total Assets                 Net Loans                   Total Deposits
 (Dollars in thousands)        (Dollars in thousands)       (Dollars in thousands)      (Dollars in thousands)
 2001    4,665                 2001    489,511              2001    410,950             2001    406,922
 2000    3,250                 2000    371,182              2000    305,717             2000    310,934
 1999    2,166                 1999    282,575              1999    205,171             1999    243,044
 1998    1,504                 1998    222,442              1998    149,440             1998    188,743
 1997    1,132                 1997    165,119              1997    100,917             1997    142,428
 -------------------------------------------------------------------------------------------------------------------

TO OUR STOCKHOLDERS, CUSTOMERS, AND FRIENDS

As the cover of this year's Annual Report proudly proclaims, Virginia Commerce Bancorp, Inc. (the "Company") is "committed to community, dedicated to growth". Our consistent focus on these pursuits explains to a large extent why the Company continues to enjoy significant 703-319-4001 progress as we serve the needs of our local market.

I am pleased to report that the year ending December 31, 2001 was noteworthy for outstanding financial performance. It was our seventh consecutive year of record earnings and solid balance sheet growth. Net income for 2001 was $4.7 million, an increase of 43.5% over the $3.2 million earned the prior year. As a result, basic and diluted earnings per share were $1.72 and $1.57 respectively, up 43.3% and 38.9% over the comparable period in 2000. For the year, return on average assets (ROA) rose to 1.05% while return on average equity (ROE) increased by over 2% to 19.37%.

Net interest income for 2001 was $17.9 million, an increase of 28.8% over 2000, as strong loan volume more than offset a decrease in the net interest margin from 4.54% in 2000 to 4.23% this past year-end. Non-interest income for the year rose 80.8% to $4.7 million, primarily due to increased fees and net gains on home mortgage loans sold. Our residential mortgage production, like the rest of the industry, benefited considerably from the low-rate environment this past year. Mortgage originations increased from $80 million in 2000 to over $180 million last year, resulting in a 113% increase in fees and net gains to $3.4 million.

Non-interest expense for the year totalled $14 million, rising 31.5% over the prior year. This increase primarily reflects overhead associated with the Company's eleventh (Chantilly - opened November 2000) and twelfth (Lake Ridge - opened April 2001) branches and higher levels of incentive compensation. Nonetheless, our efficiency ratio, which measures how well we control non-interest expense in generating income, improved to 61.8% in 2001 from 64.4% the previous year.

In 2001, assets, loans, and deposits each grew by over 30%. Total assets as of December 31, 2001 were $489.5 million, an increase of 31.9% from a year earlier and funded primarily by growth in deposits of 30.9% to $406.9 million. Loans, net of allowance for loan losses, rose to $410.9 million, a 34.4% increase over the $305.7 million reported for the prior year-end.

This past year was a difficult one. Early in the year, our local economy slipped into a recession which was compounded by the tragic events of September 11. Notwithstanding these challenges, the Company again achieved strong financial results, an affirmation of the solid foundation upon which our Bank has been built.

In addition to the financial results, other highlights of the year include:

o In mid-April, our twelfth branch office was opened in Lake Ridge at 2030 Old Bridge Road. It is our first branch in Prince William County and has already exceeded $10 million in deposits in less than a year.
o A 5-for-4 split of the Company's stock was distributed to stockholders on May 11, 2001, in the form of a 25% stock dividend. (On February 28, 2002, we announced another 25% stock dividend for stockholders of record on March 15, 2002, payable April 12, 2002.)
o On July 1, Kerry Donley was promoted to Executive Vice President, Retail Banking, with responsibility for all of our branches, marketing, and security. Kerry succeeded Laurie Barnwell, who held the position for seven years and was a major contributor to the Bank's success. Laurie moved out of the area last summer and will certainly be missed. Prior to assuming his new position, Kerry was the regional manager for our three Alexandria branches. We were fortunate to have an excellent internal candidate of his caliber to fill this key management position and contribute to the future success of the Bank.
o In December, the Company concluded a refinance of its line of credit with a new $12 million facility from a correspondent bank. Borrowings under the line are used to downstream capital to the Bank to fund growth.
o Over the course of the year, the Company's stock (traded on the National Nasdaq under the symbol, "VCBI" appreciated over 95%, adjusted for the 25% stock split in May.)

We believe our success continues to be attributable to our delivery of "community banking at its best" through excellence in People, Product, Pricing, and Personal Service. It may sound redundant to emphasize those four Ps time and again, but they are the essence of our banking philosophy and evident in the customer stories that follow. In the end, we are committed to providing value to our stockholders, customers, employees, and the communities that we serve. That's our bottom line. We are proud of our accomplishments and contributions this past year. However, they would not have been possible without the dedication and hard work of our employees, the counsel and involvement of our Directors, and the support of our stockholders, customers, and friends. Thank you.

/s/ Peter A. Converse
Peter A. Converse
President and Chief executive Officer
March 28, 2002

Virginia Commerce Bank provides a competitive array of banking services to meet your personal and business needs. The delivery of these services is made convenient through our twelve branch locations in Northern Virginia, ATMs, drive through windows, and banking via Internet, PC and telephone.

Branch Banking Services

                            Earning trust one customer at a time. David Sattler, Esq., a local attorney, has been a checking account customer since 1992. While visiting our McLean branch, Mr. Sattler noticed a banner advertising our home equity lines of credit, and decided to apply. Ricardo Balcells, Regional Manager for our Fairfax County branches, assisted him with the application process, impressing Mr. Sattler with his personal attention and quick turnaround.

                            Over time, Mr. Sattler's law partners, as well as his father (also an attorney), experienced our service firsthand. Today, Brooks, Suiters, and Sattler, P.C. maintains business and personal banking relationships with VCB. Furthermore, Mr. Sattler's father opened several accounts with the Bank. And Mr. Sattler? He's now one of our Bank's most enthusiastic shareholders.

                            [Photo Omitted]
                            [Caption -Attorney David Sattler (left) with regional Manager Ricardo Balcells (center) and Branch Manager Stacey Sim at the McLean branch.]

[Photo Omitted[
[Caption - Commercial Lender Greg Motheral (right) with pastor Lee earl (center) and Church Treasurer Clarence Johnson (left) at Shiloh Baptist Church.


Providing growth opportunities to our growing communities.

Shiloh Baptist Church was chartered in 1865, and has been at its 1401 Duke Street location since 1891. Always a dynamic congregation, the church has grown dramatically since 1998, expanding from 442 to almost 1,200 members. Its members wanted to stay in the community, but they needed more space.


Financial Services for Businesses,
Professionals, and Nonprofits

Virginia Commerce Bank provided a commercial mortgage to enable the church to purchase a nearby four-story building. Once renovated, the space will house church offices, a conference room, an adult and children's Sunday school, and a fellowship and meeting hall for special events. Shiloh Baptist also maintains its deposit relationship with VCB, and Pastor Lee Earl and other church members are personal customers as well.

VCB is highly experienced in meeting the diversified and unique financial requirements of small-to-medium size businesses, professionals and their firms, and nonprofit organizations, by offering a wealth of specialized financial products,

Term loans                          Commercial mortgage, development,   Equipment financing and leasing
                                    and construction loans
Lines of credit                                                         Cash management
SBA loans                           Accounts receivable financing       Merchant bankcard services
Letters of credit                   Government contract financing

From a first-time purchase to the refinance of a current mortgage, our loan officers will work to find the best loan for each customer. To meet home financing needs, Virginia Commerce Bank offers a complete and competitive array of mortgage programs, including:


10, 15, 20, 25, and 30-year fixed-rate products    FHA & VA financing                Low and no documentation loans

Adjustable rate mortgages (ARMs) of all types      Mortgages for first-time buyers.  Mortgage financing for residences,
                                                   and self-employed individuals     second homes, and rental houses
No point, no closing cost programs

[Photos Omitted]

GIVING HOMEOWNERS A GREAT DEAL TO COME HOME TO.
For first-time homebuyers Rigoberto Salgado and Maria Berrios, the dream of homeownership came true after six long months of house hunting. Their mortgage loan process, however, was quick and comfortable, thanks to Loan Officer Patty Foster and VCB's hassle-free application process.


Residential Mortgages
                  For Lynda and Edwin Kuhn, Jr., owning their dream home meant building it themselves. VCB provided construction financing, and then converted it to a permanent mortgage when the house was completed, all with our convenient, one-time closing. Then another dream: last year's record-low interest rates. The Kuhns refinanced with VCB and lowered their monthly payments significantly. Ken O'Shea, Manager of the Residential Mortgage Department, assisted the Kuhns with both mortgages.



[Caption - Ken O'Shea with Lynda and Edwin Kuhn, Jr. in front of their new home
(main). Patty Foster with first-time homebuyers Rigoberto Salgado and Maria Berrios (inset).

Whether it's building your dream home, developing a neighborhood, or constructing your business headquarters, Virginia Commerce Bank offers the construction financing expertise and programs you need to complete a successful project. Our programs include:

Construction-to-permanent loans             Builder construction loans

Commercial construction loans               Land development loans


Construction Financing

DEVELOPING RELATIONSHIPS THAT BUILD NORTHERN VIRGINIA COMMUNITIES.

Petra Builders is a local, woman-owned residential builder with an impressive 22-year history constructing homes in the Lake Manassas area of Gainesville, Virginia. During those years, company president Sandra Bittner has turned to VCB and Jamie Nalls, our Senior Vice President/Construction Lending, for financing. Our support of Petra Builders keeps them on a firm foundation and has resulted in expanded use of our services. Petra Builders maintains a full banking relationship with VCB, including the personal accounts of Ms. Bittner and her husband, Barry.







[Photo Omitted
[Caption - Sandra Bittner, of Petra Builders, with Construction Lenders Tom Williams (center) and Jamie Nalls (right).

[Photo Omitted]
[Caption - Department head Michele Parker (left) and Lead Processor Jessica Yamoah (right)in lockbox area (main). Vice Presidents Jose Castillo (left) and Lynn Gonzalez of Electronic Banking Services reviewing Bank web site (inset).

Cash Management and e-Banking Services

                  INVESTING YOUR TIME AS WISELY AS YOUR MONEY.

                  Whether you are a small business seeking to improve your cash management capabilities, or a large company looking for a reasonably-priced solution to your sophisticated funds management, Virginia Commerce Bank has the right product to meet your needs. Our cash management services are designed to reduce the amount of time spent on administrative tasks and improve your cash flow and yield on idle funds. Through personal service and up-to-date technology, we can tailor a cash management solution to meet any business demands.


VCB cash management and e-banking services include:


Lockbox Services                   e-Banking                                   Cash Management
- Remittance processing            - Online banking                            - Sweep/repurchase agreements
- PC-based information reporting   - Fedwire transfers                         - ZBA (zero balance accounting)
- CD-ROM records storage           - ACH (automated clearinghouse) payments    - Merchant bankcard services

[Photos Omitted]
[Caption - Volunteer Margie Reeder, Operations Manager of the Main Office branch, tutoring children at the Claremont Campbell School (main). Chief lending Officer Randy Anderson addressing the Arlington Chamber of Commerce as current Chairman (inset).



Community Involvement

REACHING OUT TO OUR NEIGHBORS...AS AN ORGANIZATION AND AS INDIVIDUALS.

Throughout our history, Virginia Commerce Bank has committed itself to giving something back to the communities where we do business. For us, this represents more than just a financial commitment. Our employees also invest their time and talents. They determine ways that their contributions can be the most effective. Often, their efforts are visible in leadership roles in Chambers of Commerce and service organizations in Northern Virginia. Other times, they're working behind the scenes. Individual visibility does not motivate us. Making a visible difference in our community does.

-------------------------------------------------------------------------------

VCB is proud of its involvement with these organizations:


Ten Chambers of Commerce.           INOVA Alexandria Arlington                           Host Lions Club
        in Northern Virginia        Hospital Foundation                                  Potomac West Business Association
CrisisLink                          Leadership Arlington                                 Virginia Asset Finance Corporation
Make a Difference Foundation        Washington Area Housing Partnership                  McLean Symphony
Alexandria United Way               McLean Rotary                                        Hopkins House
Arlington Free Clinic               Virginia Hospital Center                             Alexandria Economic
Kiwanis Club                        Arlington County Schools:                             Development Partnership
YMCA                                Claremont-Campbell School                            Arlington Optimist Club


MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

This management's discussion and analysis and other portions of this report, contain forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company does undertake to update any forward-looking statements to reflect occurrences or events that may not have been anticipated as of the date of such statements.

The following discussion provides information about the results of operations and financial condition, liquidity, and capital resources of Virginia Commerce Bancorp, Inc. and subsidiaries (the "Company"). This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto, appearing elsewhere in the report.

GENERAL

On December 22, 1999, Virginia Commerce Bancorp, Inc. (the "Company") became a bank holding company when it acquired all of the shares of Virginia Commerce Bank (the "Bank") in a mandatory share exchange. The Bank received its charter as a national banking association on May 16, 1988 from the Comptroller of the Currency and opened for business at 3033 Wilson Boulevard, Arlington, Virginia. On June 1, 1995, the Bank converted from a national banking association to a Virginia state chartered bank as a member of the Federal Reserve System. The main office of the Company is located at 5350 Lee Highway in Arlington, Virginia. The Company also operates eleven branch locations in McLean, Arlington (two branches), Alexandria (three branches), Annandale, Fairfax, Vienna, Chantilly and Lake Ridge, Virginia and two mortgage loan offices in Vienna and Warrenton, Virginia. The Company's common stock is traded on the Nasdaq National Market under the symbol "VCBI".

The Company provides a full range of banking services (other than trust, securities, brokerage, and international services) to businesses, professionals and their firms, trade associations, investors and individuals in Northern Virginia and increasingly to some extent throughout the Metropolitan Washington, D.C. area. For businesses, the Company offers a complete selection of deposit accounts, merchant bankcard services, electronic funds transfer, lock box services, PC banking, lines of credit for working capital purposes, term loans for expansion and capital expenditures, and commercial real estate and construction loans, generally on income-producing properties. Services for individuals include a wide array of deposit account products, home equity loans and lines of credit, internet banking and bill payment services, telephone banking, consumer installment loans for the purchase of automobiles and other personal uses, overdraft and revolving lines of credit, and residential mortgage and construction loans. The Company also provides cashier's checks, traveler's checks, wire transfers, bank-by-mail services, safe deposit box facilities, ATM cards, Visa debit cards and ATM machines at eleven of its branch locations.

RESULTS OF OPERATIONS

During 2001, the Company continued to experience significant growth as total assets increased 31.9% from $371.2 million to $489.5 million over the prior year-end. Growth was driven by a 30.9% increase in deposits from $310.9 million to $406.9 million, a 45.9% increase in repurchase agreements and federal funds purchased from $29.1 million to $42.5 million and a $4 million increase in other borrowed funds from $7.4 million to $11.4 million. Total assets at December 31, 2000 of $371.2 million represented an increase of 31.4% from $282.6 million at December 31, 1999. In 2000 growth was driven similarly to that of 2001 with deposits increasing 27.9% from $243.0 million to $310.9 million, an $11.3 million increase in repurchase agreements and federal funds purchased from $17.8 million to $29.1 million and a $4.5 million increase in other borrowed funds from $2.9 million to $7.4 million.

Earnings for 2001 were $4.7 million, an increase of 43.5%, compared to earnings of $3.3 million in 2000. In 2000, earnings of $3.3 million represented an increase of 50.1% compared to earnings of $2.2 million in 1999 and earnings in 1999 of $2.2 million increased 44.0% compared to earnings of $1.5 million in 1998. Diluted earnings per share were $1.57, $1.13, and $0.75 in 2001, 2000, and 1999, respectively. Return on average assets was 1.05% for 2001, as compared to 1.00% in 2000 and .87% in 1999. Return on average equity increased to 19.37% in 2001, as compared to 17.04% in 2000, and 13.03% in 1999.

Loan demand continued strong in 2001as total loans, net of allowance for loan losses, increased 34.4% from $305.7 million at December 31, 2000 to $410.9 million at December 31, 2001. In 2000 total loans grew 49.0% from $205.2 million at December 31, 1999 to $305.7 million at year-end. At December 31, 2001 loans represented 101.0% of total deposits compared to 98.3% at December 31, 2000 and 84.4% at December 31, 1999. While loan growth occurred in all major classifications of loans, growth in real estate construction loans has represented the largest increase, rising $29.0 million, or 44.3% from $65.5 million at December 31, 2000 to $94.5 million at December 31, 2001 and increasing 280.8% in 2000 from $17.2 million at December 31, 1999 to $65.5 million. Real estate mortgage loans increased $76.6 million, or 38.6% in 2001 from $198.5 million at December 31, 2000 to $275.1 million and rose $41.5 million, or 26.4% in 2000 from $157.0 million at December 31, 1999.

The growth in loans utilized the majority of deposit and repurchase agreement funding sources as cash and cash equivalents increased $4.2 million in 2001 from $11.0 million at December 31, 2000 to $15.2 million at December 31, 2001 and declined by $11.7 million in 2000 from $22.7 million at December 31, 1999. Investment securities, which are maintained as additional liquidity sources and for various collateral needs, increased $7.7 million, or 17.0% from $45.3 million at December 31, 2000 to $53.0 million at December 31, 2001 and decreased $1 million, or 2.2% from $46.3 million at December 31, 1999 to $45.3 million at December 31, 2000.

Deposit growth, the Company's main funding source, included an $11.5 million increase in non-interest-bearing demand deposits in 2001, a $28.9 million increase in savings and interest-bearing demand deposits and a $55.5 million, or 36.5% increase in time deposits from $152.2 million at December 31, 2000 to $207.7 million at December 31, 2001. In 2000, deposit growth included a $12.7 million increase in non-interest-bearing demand deposits, a $16.1 million increase in savings and interest-bearing demand deposits, and a $39.l million increase in time deposits.

Stockholders' equity increased $5.0 million from $21.2 million at December 31, 2000 to $26.2 at December 31, 2001 with earnings of $4.7 million and a $295 thousand increase in other comprehensive income, net of tax. In 2000, stockholders' equity grew $3.7 million from $17.5 million at December 31, 1999 to $21.2 million at year-end due to earnings of $3.3 million and a $430 thousand increase in other comprehensive income, net of tax. The total number of common shares outstanding increased in 2001 by 555,129 with 541,230 shares issued due to a twenty-five percent stock split in the form of a dividend in May 2001 and the issuance of 13,899 shares in September 2001 as a result of exercised options.

NET INTEREST INCOME

Net interest income is the excess of interest earned on loans and investments over the interest paid on deposits and borrowings. The Company's net interest income increased $4.0 million, or 28.8%, from $13.9 million in 2000 to $17.9 million in 2001 and increased $3.7 million, or 36.3%, from $10.2 million in 1999 to $13.9 million in 2000. In 1999, net interest income increased $2.4 million, or 30.8%, from $7.8 million in 1998 to $10.2 million. For 2001, the average yield on earning assets fell seventy-two basis points from 8.73% in 2000 to 8.01% while the average cost of interest bearing liabilities dropped fifty-two basis points from 5.00% in 2000 to 4.48% in 2001. As a result, the net interest margin on earning assets fell thirty-one basis points from 4.54% to 4.23%. The narrowed margin is indicative of the Company's short term asset sensitive position. Following Federal Reserve interest rate reductions of 475 basis points during 2001, loans, the majority of which are floating or variable rate, and investment securities repriced faster than interest-bearing liabilities, the majority of which are one-year and eighteen-month certificates of deposit. With expectations of no further rate reductions in the beginning of 2002, the Company expects improvement in the margin as approximately $30.7 million in certificates of deposit bearing rates from 200 to 275 basis points over offered rates as of December 31, 2001 will reprice. In 2000, the net interest margin increased nineteen basis points from 4.35% in 1999 to 4.54% and increased twenty-three basis points in 1999 from 4.12% in 1998 to 4.35%.

TABLE 1: AVERAGE BALANCES, INCOME AND EXPENSE, YIELDS AND RATES

 The following table shows the average balance sheets for each of the years ended December 31, 2001, 2000, and 1999. In addition, the amounts of interest earned on earning assets, with related yields, and interest expense on interest-bearing liabilities, with related rates, are shown. Loans placed on a non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $1.1 million, $702 thousand and $378 thousand, for 2001, 2000, and 1999, respectively.

                                                       2001                              2000
                                                       ----                              ----
                                                     Interest    Average                Interest    Average
                                         Average     Income-     Yields     Average     Income-     Yields
(Dollars in thousands)                   Balance     Expense     /Rates     Balance     Expense     /Rates
----------------------------------------------------------------------------------------------------------
ASSETS
Securities (1)                           $ 58,125    $  3,527     6.07%     $ 49,348    $  3,125     6.33%
Loans, before allowance for losses        349,586      29,720     8.50%      250,289      23,215     9.28%
Interest-bearing deposits with other
  banks                                        --          --       --           601          36     5.99%
Federal funds sold                         15,310         650     4.24%        6,377         400     6.27%
----------------------------------------------------------------------------------------------------------
TOTAL EARNING ASSETS                     $423,021    $ 33,897     8.01%     $306,615    $ 26,776     8.73%
----------------------------------------------------------------------------------------------------------
Non-earning assets                         19,630                             18,457
----------------------------------------------------------------------------------------------------------
TOTAL ASSETS                             $442,651                           $325,072
----------------------------------------------------------------------------------------------------------
LIABILITIES & STOCKHOLDERS' EQUITY
Interest-bearing deposits
    NOW accounts                         $ 72,231    $  2,189     3.03%     $ 61,010    $  2,499     4.10%
    Money market accounts                  37,970       1,253     3.30%       23,282         900     3.87%
    Savings accounts                       13,265         318     2.40%       12,771         439     3.44%
    Certificates of deposit               188,968      10,734     5.68%      132,263       7,588     5.74%
----------------------------------------------------------------------------------------------------------
Total interest-bearing deposits          $312,434    $ 14,494     4.64%     $229,326    $ 11,426     4.98%
----------------------------------------------------------------------------------------------------------
Fed Funds purchased, securities
  sold U/A to repurchase and other
  borrowed funds                           44,621       1,497     3.35%       27,966       1,435     5.13%
----------------------------------------------------------------------------------------------------------
TOTAL INTEREST-BEARING LIABILITIES       $357,055    $ 15,991     4.48%     $257,292    $ 12,861     5.00%
----------------------------------------------------------------------------------------------------------
Demand deposits and other
  non-interest bearing liabilities         61,515                             48,703
----------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                        $418,570                           $305,995
----------------------------------------------------------------------------------------------------------
Stockholders' equity                       24,081                             19,077
----------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY                                 $442,651                           $325,072
----------------------------------------------------------------------------------------------------------
Interest rate spread                                              3.53%                              3.73%
Net interest income and margin                       $ 17,906     4.23%                 $ 13,915     4.54%
----------------------------------------------------------------------------------------------------------

                                                      1999
                                                      ----
                                                     Interest   Average
                                         Average     Income-     Yields
(Dollars in thousands)                   Balance     Expense     /Rates
-----------------------------------------------------------------------

ASSETS
Securities (1)                           $ 46,682    $  2,855     6.12%
Loans, before allowance for losses        176,676      15,447     8.74%
Interest-bearing deposits with other
  banks                                       795          46     5.97%
Federal funds sold                          9,930         503     5.07%
-----------------------------------------------------------------------
TOTAL EARNING ASSETS                     $234,083    $ 18,851     8.05%
-----------------------------------------------------------------------
Non-earning assets                         15,796
-----------------------------------------------------------------------
TOTAL ASSETS                             $249,879
-----------------------------------------------------------------------
LIABILITIES & STOCKHOLDERS' EQUITY
Interest-bearing deposits
    NOW accounts                         $ 49,673    $  1,933     3.89%
    Money market accounts                  17,275         534     3.09%
    Savings accounts                       11,526         409     3.55%
    Certificates of deposit               102,140       5,177     5.07%
-----------------------------------------------------------------------
Total interest-bearing deposits          $180,614    $  8,053     4.46%
-----------------------------------------------------------------------
Fed Funds purchased, securities
  sold U/A to repurchase and other
  borrowed funds                           15,429         626     4.06%
-----------------------------------------------------------------------
TOTAL INTEREST-BEARING LIABILITIES       $196,043    $  8,679     4.43%
-----------------------------------------------------------------------
Demand deposits and other
  non-interest bearing liabilitie          37,219
-----------------------------------------------------------------------
TOTAL LIABILITIES                        $233,262
-----------------------------------------------------------------------
Stockholders' equity                       16,617
-----------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY                                 $249,879
-----------------------------------------------------------------------
Interest rate spread                                              3.62%
Net interest income and margin                       $ 10,172     4.35%
-----------------------------------------------------------------------

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholder's equity. Average yields on securities are stated on a tax equivalent basis.

TABLE 2: RATE-VOLUME VARIANCE ANALYSIS

Interest income and expense are affected by changes in interest rates, by changes in the volumes of earning assets and interest-bearing liabilities, and by changes in the mix of these assets and liabilities. The following analysis shows the year-to-year changes in the components of net interest income.

                                            2001 compared to 2000               2000 compared to 1999
                                            ---------------------               ---------------------
                                            Increase   (Decrease)    Total      Increase   (Decrease)    Total
                                                  Due to            Increase          Due to            Increase
(Dollars in thousands)                      Volume       Rate      (Decrease)   Volume       Rate      (Decrease)
-------------------------------------- --------------------------------------------------------------------------
INTEREST INCOME
Loans                                       $ 8,495     $(1,990)    $ 6,505     $ 6,828     $   940     $ 7,768
Securities                                      532        (130)        402         167         103         270
Federal funds sold                              384        (134)        250        (223)        120        (103)
Interest-bearing deposits in other banks        (36)         --         (36)        (10)         --         (10)
-------------------------------------- --------------------------------------------------------------------------
Total interest income                       $ 9,375     $(2,254)    $ 7,121     $ 6,762     $ 1,163     $ 7,925
-------------------------------------- --------------------------------------------------------------------------
INTEREST EXPENSE
Interest-bearing deposits
   NOW accounts                             $   340     $  (650)    $  (310)    $   462     $   104     $   566
   Money market accounts                        485        (132)        353         231         135         366
   Savings accounts                              12        (133)       (121)         43         (13)         30
   Certificates of deposit                    3,222         (76)      3,146       2,691         720       2,411
-------------------------------------- --------------------------------------------------------------------------
Total interest-bearing deposits             $ 4,059     $  (991)    $ 3,068     $ 2,427     $   946     $ 3,373
Other borrowings                                595        (533)         62         717          92         809
-------------------------------------- --------------------------------------------------------------------------
Total interest expense                      $ 4,654     $(1,524)    $ 3,130     $ 3,144     $ 1,038     $ 4,182
-------------------------------------- --------------------------------------------------------------------------
Change in Net Interest Income               $ 4,721     $  (730)    $ 3,991     $ 3,618     $   125     $ 3,743
-------------------------------------- --------------------------------------------------------------------------

ASSET/LIABILITY MANAGEMENT AND QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

In the normal course of business, the Company is exposed to market risk, or interest rate risk, as its net income is largely dependent on its net interest income. Market risk is managed by the Company's Asset/Liability Management Committee which formulates and monitors the performance of the Company based on established levels of market risk as dictated by policy. In setting certain tolerance levels, or limits on market risk, the Committee considers the impact on earnings and capital, the level and general direction of interest rates, liquidity, local economic conditions and other factors. Interest rate risk, or interest sensitivity, can be defined as the amount of forecasted net interest income that may be gained or lost due to favorable or unfavorable movements in interest rates. Interest rate risk, or sensitivity, arises when the maturity or repricing of interest-bearing assets differs from the maturing or repricing of interest-bearing liabilities and as a result of the difference between total interest-bearing assets and interest-bearing liabilities. The Company seeks to manage interest sensitivity while enhancing net interest income by periodically adjusting this asset/liability position.

One of the tools used by the Company to assess interest sensitivity on a monthly basis is the static gap analysis which measures the cumulative differences between the amounts of assets and liabilities maturing or repricing within various time periods. It is the Company's goal to limit the one-year cumulative difference to plus or minus 10% of total interest-earning assets in an attempt to limit changes in future net interest income from sudden changes in market interest rates. A gap analysis is shown in Table 3 below, and reflects the earlier of the maturity or repricing dates for various assets and liabilities as of December 31, 2001. At that point in time, the Company had a cumulative net liability sensitive twelve-month gap position of $19.5 million, or a negative 4.2% of total interest-earning assets. This position would generally indicate that earnings should decline in a rising interest rate environment as more liabilities would reprice than assets; however, this measurement represents a static position as of a single day and is not necessarily indicative of the Company's position at any other point in time, does not take into account the sensitivity of yields and costs of specific assets and liabilities to changes in market rates, and does not take into account the specific timing of when changes to a specific asset or liability will occur. More accurate measures of interest sensitivity are provided to the Company using earnings simulation models.

TABLE 3: INTEREST SENSITIVITY-GAP ANALYSIS

                                                                      Interest Sensitivity Periods
---------------------------------------------------------------------------------------------------------------------
December 31, 2001                                Within        91 to 365        1 to 5         Over
(Dollars in thousands)                          90 Days          Days            Years        5 Years         Total
---------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
Securities                                      $ 17,889       $  6,025        $ 13,579       $ 15,262       $ 52,755
Loans, net of unearned income                    172,850         53,026         167,321         22,109        415,306
---------------------------------------------------------------------------------------------------------------------
Total earning assets                            $190,739       $ 59,051        $180,900       $ 37,371       $468,061
---------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
NOW accounts                                    $ 61,324       $  4,799        $ 12,860             --       $ 78,983
Money market accounts                             27,241          7,406           4,887             --         39,534
Savings accounts                                   1,143          3,573           9,578             --         14,294
Certificates of deposit                           30,721         79,567          97,368              7        207,663
Other borrowings                                  53,452             --             400             --         53,852
---------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities              $173,881       $ 95,345        $125,093       $      7       $394,326
---------------------------------------------------------------------------------------------------------------------
Cumulative maturity / interest sensitivity
  gap                                           $ 16,858       $(19,436)       $ 36,371       $ 73,735       $ 73,735
As % of total earnings assets                        3.6%          (4.2)%           7.8%          15.7%
---------------------------------------------------------------------------------------------------------------------

In order to more closely measure interest sensitivity, the Company uses earnings simulation models on a quarterly basis. These models utilize the Company's financial data and various management assumptions as to growth and earnings to forecast a base level of net interest income and earnings over a one-year period. This base level of earnings is then shocked assuming a sudden 200 basis points increase or decrease in interest rates. At December 31, 2001, the model projected net income would decrease by 5.6% if interest rates would immediately rise by 200 basis points and decrease by 0.4% if interest rates suddenly fell by 200 basis points, as a majority of the Company's interest-bearing liabilities would not reprice similarly to loans and investment securities due to their already low rates. The Company has set a limit on this measurement of interest sensitivity to a maximum decline in earnings of 20%. Since the earnings model uses numerous assumptions regarding the effect of changes in interest rates on the timing and extent of repricing characteristics, future cash flows and customer behavior, the model cannot precisely estimate net income and the effect on net income from sudden changes in interest rates. Actual results will differ from simulated results due to the timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors.

NON-INTEREST INCOME

Non-interest income increased $2.1 million, or 80.8%, from $2.6 million in 2000 to $4.7 million in 2001 and increased $600 thousand, or 30.1%, from $2 million in 1999 to $2.6 million in 2000. In 1999, non-interest income increased $1.4 million from $632 thousand in 1998 to $2.0 million. Fees and net gains on mortgage loans held-for-sale increased significantly in 2001, rising $1.8 million, or 113.1%, from $1.6 million in 2000 to $3.4 million in 2001, as lower interest rates and a strong local housing market helped push total loans originated for sale from $79.8 million in 2000 to $180.7 million in 2001. In 2000, fees and net gains on mortgage loans held-for-sale increased $321 thousand, or 25.4%, from $1.3 million in 1999 to $1.6 million. Adverse changes in the local real estate market, consumer confidence, and interest rates could adversely impact the level of loans originated for sale, and the resulting fees and earnings thereon.

Deposit account service charges and fees, which include monthly account maintenance charges, overdraft fees, ATM surcharges, safe deposit box rents and merchant discount fee income, increased $291 thousand, or 29.7%, from $980 thousand in 2000 to $1.3 million in 2001, and increased $291 thousand, or 42.2%, in 2000 from $689 thousand in 1999 to $980 thousand. In 1999, deposit account service charges and fees increased $99 thousand from $590 thousand in 1998 to $689 thousand. Growth in this category of non-interest income is directly attributed to growth in total deposits.

NON-INTEREST EXPENSE

Non-interest expense increased $3.4 million, or 31.5%, from $10.6 million in 2000 to $14 million in 2001, and increased $2.2 million, or 26.7%, in 2000 from $8.4 million in 1999 to $10.6 million, and increased $2.7 million, or 47.4%, in 1999. Salaries and benefits accounted for $2.3 million, or 69.3%, of the total increase in non-interest expense in 2001, $1.3 million, or 56.6% in 2000, and $1.6 million, or 59.3%, in 1999. Commissions associated with the significant increases in total loans and loans originated for sale were the main reason for these increases in salaries and benefits expense over the past three years as well as other staff increases due to overall growth and branch expansion.

Occupancy expenses, which include rents, depreciation, and maintenance on buildings, leaseholds and equipment, increased $391 thousand, or 20.1%, from $1.9 million in 2000 to $2.3 million in 2001, and increased $328 thousand and $492 thousand, or 20.3% and 43.7%, in 2000 and 1999, respectively. These increases are due to additional facilities for the Company's mortgage lending division that began operation in early 1999, its operations department due to staff growth, and continued branch expansion. Data processing costs increased $152 thousand, or 20.3%, from $750 thousand in 2000 to $902 thousand in 2001 and increased $139 thousand and $149 thousand, or 22.8% and 32.3%, in 2000 and 1999, respectively, due to growth in total loans and deposits.

Other operating expenses, which include advertising and public relations expenses, bank franchise taxes, legal and professional fees, supplies and postage, increased $485 thousand, or 22.8%, from $2.1 million in 2000 to $2.6 million in 2001 and increased $504, or 31.0%, in 2000 compared to an increase of $467 thousand, or 40.4%, from $1.1 million in 1998 to $1.6 million in 1999. Other non-interest expenses to which the Company is not currently subject, such as deposit insurance premiums, which may be incurred in the future, could have an adverse affect on earnings and results of operations in future periods.

INCOME TAXES

The Company's income tax provisions are adjusted for non-deductible expenses and non-taxable interest after applying the U.S. federal income tax rate of 34%. Provision for income taxes totaled $2.4 million, $1.7 million, and $1.1 million for the years ended December 31, 2001, 2000, and 1999, respectively.

ASSET QUALITY- PROVISION AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses is based upon management's estimate of the amount required to maintain an adequate allowance for loan losses reflective of the risks in the loan portfolio. During 2001, charge-offs totaled $23 thousand compared to $36 thousand and $40 thousand in 2000 and 1999, respectively. The provision for loan loss expense in 2001 was $1.6 million compared to $947 thousand in 2000, and $480 thousand in 1999. The total allowance for loan losses of $4.4 million at December 31, 2001, increased 55.4% from $2.8 million at December 31, 2000, and increased 48.4% from $1.9 million at December 31, 1999 to $2.8 million at December 31, 2000. Higher provisions in 2001 are reflective of an increase in identified problem loans from $1.2 million at December 31, 2000 to $2.6 million as of December 31, 2001 and an increasing concentration of loans in real estate mortgage and construction.

Management feels that the allowance for loan losses is adequate. There can be no assurance, however, that additional provisions for loan losses will not be required in the future, including as a result of possible changes in the economic assumptions underlying management's estimates and judgments, adverse developments in the economy, on a national basis or in the Company's market area, or changes in the circumstances of particular borrowers.

The Company generates a monthly analysis of the allowance for loan losses, with the objective of quantifying portfolio risk into a dollar figure of inherent losses, thereby translating the subjective risk value into an objective number. Emphasis is placed on independent external loan reviews and monthly internal reviews. The determination of the allowance for loan losses is based on eight qualitative factors, applying appropriate weight to separate types or categories of loans. These factors include: levels and trends in delinquencies and non-accruals, trends in volumes and terms of loans, effects of any changes in lending policies, the experience, ability and depth of management, national and local economic trends and conditions, concentrations of credit, quality of the Company's loan review system and regulatory requirements.

TABLE 4: PROVISION AND ALLOWANCE FOR LOAN LOSSES

(Dollars in thousands)                           2001         2000         1999         1998        1997
---------------------------------------------------------------------------------------------------------
Allowance, beginning of period                  $2,803       $1,889       $1,438       $  990      $  748
---------------------------------------------------------------------------------------------------------
CHARGE-OFFS
  Real estate loans                              $  --        $  --        $  --        $  --      $   --
  Commercial loans                                  --           --           --           --          23
  Consumer loans                                    23           36           40           23          --
---------------------------------------------------------------------------------------------------------
Total charge-offs                               $   23       $   36       $   40       $   23      $   23
---------------------------------------------------------------------------------------------------------
RECOVERIES
  Real estate loans                             $   --        $  --        $  --        $  --      $   --
  Commercial loans                                   2            1            7            3           3
  Consumer loans                                     2            2            4           17          --
---------------------------------------------------------------------------------------------------------
Total recoveries                                $    4       $    3       $   11       $   20      $    3
---------------------------------------------------------------------------------------------------------
Net charge-offs                                 $   19       $   33       $   29       $    3      $   20
---------------------------------------------------------------------------------------------------------
Provisions for loan losses                       1,572          947          480          451         262
---------------------------------------------------------------------------------------------------------
Allowance, end of period                        $4,356       $2,803       $1,889       $1,438      $  990
---------------------------------------------------------------------------------------------------------
Ratio of net charges-offs to average total
  loans outstanding during period                 0.01%        0.01%        0.02%       0.003%       0.02%
---------------------------------------------------------------------------------------------------------


TABLE 5: ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

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

(Dollars in thousands)                         2001         2000         1999         1998        1997
---------------------------------------------------------------------------------------------------------
ALLOCATION OF ALLOWANCE FOR LOAN LOSSES:
Real estate - mortgage                        $1,957       $1,571       $1,206       $  870       $  683
Real estate - construction                       863          518          132          101           33
Commercial                                     1,482          628          477          409          262
Consumer                                          54           86           74           58           12
---------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,                         $4,356       $2,803       $1,889       $1,438       $  990
---------------------------------------------------------------------------------------------------------
RATIO OF LOANS TO TOTAL YEAR-END LOANS:
Real estate - mortgage                            66%          64%          76%          73%          75%
Real estate - construction                        23%          21%           8%           8%           4%
Commercial                                         9%          12%          13%          16%          19%
Consumer                                           2%           3%           3%           3%           2%
---------------------------------------------------------------------------------------------------------
                                                 100%         100%         100%         100%         100%
---------------------------------------------------------------------------------------------------------


See Notes 1 and 4 to the Consolidated Financial Statements for additional information regarding the provision and allowance for loan losses.

RISK ELEMENTS AND NON-PERFORMING ASSETS

The Company seeks to minimize its risk and enhance its profitability by focusing on providing community-based financing and maintaining policies and procedures ensuring safe and sound banking practices.

Non-performing assets consist of non-accrual loans, impaired loans, restructured loans, and other real estate owned (foreclosed properties). The total non-performing assets and loans that are 90 days or more past due and still accruing interest increased 2.2% from $542 thousand at year-end 2000 to $554 thousand at year-end 2001, and increased 70.9% from $317 thousand at year-end 1999 to $542 thousand at year-end 2000.

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

At December 31, 2001, the Bank has $45.8 million of construction loans to commercial builders of single family housing in the Northern Virginia market, representing 11.0% of total loans. These loans are made to a number of unrelated entities and generally have a term of less than one year. Adverse developments in the Northern Virginia real estate market or economy could have an adverse impact on this portfolio of loans and the Bank's income and financial position. At December 31, 2001, the Company had no other concentrations of loans in any one industry exceeding 10% of its total loan portfolio. An industry for this purpose is defined as a group of counterparts that are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. Loans secured by nonfarm nonresidential real estate totaled $179.5 million at December 31, 2001 and represent 43.2% of total loans.

Foreclosed real properties include properties that have been substantively repossessed or acquired in complete or partial satisfaction of debt. Such properties, which are held for resale, are carried at the lower of cost or fair value, including a reduction for the estimated selling expenses, or principal balance of the related loan. As of December 31, 2001 and 2000, the Company held no foreclosed real properties.

The ratio of non-performing assets and past due loans to total loans decreased from .18% at December 31, 2000 to .13% at December 31, 2001 and increased from ..15% at December 31, 1999 to .18% at December 31, 2000. This ratio is expected to remain at its low level relative to the Company's peers; however, it may increase from its current level. This expectation is based on identified problem loans on December 31, 2001. As of December 31, 2001, there were $2.6 million of loans for which management has identified risk factors which could impair repayment in accordance with their terms, compared to $1.2 million at December 31, 2000. These loans are primarily well-secured and currently performing. See Notes 1 and 4 to the Consolidated Financial Statements for additional information regarding the Company's non-performing assets.


TABLE 6: NON-PERFORMING ASSETS

(Dollars in thousands)                                 2001         2000         1999         1998         1997
------------------------------------------------------------------------------------------------------------------
Non-accrual loans                                   $  106       $  117       $  106       $  121       $  111
Impaired loans                                         119          107          143          213          140
Restructured loans                                      --           --           --           --           --
Foreclosed properties                                   --           --           --           --           --
------------------------------------------------------------------------------------------------------------------
     Total non-performing assets                    $  225       $  224       $  249       $  334       $  251
------------------------------------------------------------------------------------------------------------------
Loans past due 90 days and still accruing              329          318           68           --           --
------------------------------------------------------------------------------------------------------------------
TOTAL NON-PERFORMING ASSETS AND PAST DUE LOANS      $  554       $  542       $  317       $  334       $  251
------------------------------------------------------------------------------------------------------------------
Allowance for loan losses to total loans              1.05%         .91%         .91%         .95%         .97%
Allowance for loan losses to
  non-performing loans                             1,936.0      1,251.3        758.6        430.5        394.4
Non-performing assets and past due loans to
  total loans                                         0.13         0.18         0.15         0.22         0.25
Non-performing assets and past due loans to
  total assets                                        0.11         0.15         0.11         0.15         0.15
------------------------------------------------------------------------------------------------------------------

LOAN PORTFOLIO

At December 31, 2001, loans including loans held-for-sale, net of unearned income and allowance for loan losses, totaled $410.9 million an increase of 34.4% over the 2000 year-end total of $305.7 million. In 2000, net loans increased 49.0% from a year-end 1999 total of $205.2 million. The increase in loans in 2001 included an increase in real estate construction loans of $29.0 million, or 44.3%, and an increase in real estate mortgage loans of $76.6 million, or 38.6%. In 2000, real estate construction loans increased $48.2 million, or 279.7%, while real estate mortgage loans increased $41.5 million, or 26.2%. The increases in real estate construction loans are the direct result of the Company's increased focus in this area and the hiring of loan officers specializing in residential construction lending. At December 31, 2001, $45.8 million of real estate construction loans were to commercial builders of single-family homes, $22.9 million to individuals and $25.8 million related to construction of commercial properties. The Company does not expect that the level of real estate construction loans will continue to grow at the rate experienced in 2000 and 2001, although there can be no assurance.

The Company's lending activities are its principal source of income. Real estate loans, including residential permanents and construction, and commercial permanents, represent the major portion of the Company's loan portfolio.

Tables 7 and 8 present information pertaining to the composition of the loan portfolio including unearned income, allowance for loan losses, and the maturity/ repricing of selected loans.


TABLE 7: SUMMARY OF TOTAL LOANS

Year-end December 31,
(Dollars in thousands)                2001          2000          1999          1998           1997
----------------------------------------------------------------------------------------------------
Real estate - mortgage              $275,141      $198,541      $156,998      $109,774      $ 76,458
Real estate -construction             94,452        65,460        17,238        12,794         4,081
Commercial                            39,153        37,406        26,423        23,514        19,076
Consumer                               8,004         7,995         6,968         4,983         2,588
----------------------------------------------------------------------------------------------------
Total loans                         $416,750      $309,403      $207,627      $151,065      $102,203
Less unearned income                   1,444           883           567           187           296
Less allowance for loan losses         4,356         2,803         1,889         1,438           990
----------------------------------------------------------------------------------------------------
Loans, net                          $410,950      $305,717      $205,171      $149,440      $100,917
----------------------------------------------------------------------------------------------------


TABLE 8: MATURITY/REPRICING SCHEDULE OF SELECTED LOANS

As of December 31, 2001
(Dollars in thousands)        Real estate-mortgage    Real estate-construction         Commercial                 Consumer
--------------------------------------------------------------------------------------------------------------------------
VARIABLE:
     Within 1 year                  $ 71,174                  $ 52,016                  $ 22,739                  $  2,317
     1-to-5 years                    115,847                    16,585                       558                        --
     After 5 years                     9,284                        --                        --                        --
FIXED RATE:
     Within 1 year                     9,916                    17,834                     4,807                     1,937
     1-to-5 years                     31,523                     8,017                     8,932                     3,593
     After 5 years                    37,397                        --                     2,117                       157
--------------------------------------------------------------------------------------------------------------------------
TOTAL LOANS                         $275,141                  $ 94,452                  $ 39,153                  $  8,004
--------------------------------------------------------------------------------------------------------------------------


At December 31, 2001, the aggregate amount of loans due after one year which have fixed rates was approximately $142.3 million, and the amount with variable or adjustable rates was approximately $91.7 million.

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

In 2001, total securities increased $7.7 million, or 17.1%, to $53.0 million from $45.3 million and decreased $1 million, or 2.3%, from $46.3 million at year-end 1999 to $45.3 million at year-end 2000. Securities of U.S. Government Agencies represent the majority of the portfolio while obligations of states/political subdivisions have increased. Table 9 provides information regarding the composition of the securities portfolio and Table 10 details the maturities and weighted average yields (on a tax equivalent basis) at the dates indicated. See Note 2 to the Consolidated Financial Statements for additional information regarding the securities portfolio.

TABLE 9: SECURITIES PORTFOLIO

Year-end December 31,                             2001                       2000                        1999
                                                  ----                       ----                        ----
                                          Book          Percent       Book          Percent       Book          Percent
(Dollars in thousands)                    Value        of total       Value        of total       Value        of total
-----------------------------------------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE:
U.S. Government Agency obligations       $40,619         76.62%      $29,406         64.98%      $27,440         59.24%
Obligations of states/political
  subdivisions                               275           .52%          270           .60%           --            --
Federal Reserve Bank stock                   392           .74%          392           .87%          391           .84%
Federal Home Loan Bank stock                 732          1.38%          667          1.47%          667          1.44%
Community Bankers' Bank stock                 55           .10%           55           .12%           55           .12%
-----------------------------------------------------------------------------------------------------------------------
                                         $42,073         79.36%      $30,790         68.04%      $28,553         61.64%
-----------------------------------------------------------------------------------------------------------------------
HELD-TO-MATURITY:
-----------------------------------------------------------------------------------------------------------------------
U.S. Government Agency obligations       $ 6,017         11.35%      $13,992         30.92%      $17,772         38.36%
Obligations of states/political
  subdivisions                             3,945          7.44%           --            --            --            --
Domestic corporate debt obligations          979          1.85%          472          1.04%           --            --
-----------------------------------------------------------------------------------------------------------------------
                                         $10,941         20.64%      $14,464         31.96%      $17,772         38.36%
-----------------------------------------------------------------------------------------------------------------------
                                         $53,014        100.00%      $45,254        100.00%      $46,325        100.00%
-----------------------------------------------------------------------------------------------------------------------

TABLE 10: MATURITY OF SECURITIES

Year-end December 31,                                2001                          2000                         1999
                                                     ----                          ----                         ----
-----------------------------------------------------------------------------------------------------------------------------
                                                          Weighted                      Weighted                     Weighted
                                            Book           Average        Book           Average       Booke          Average
                                            Value           Yield         Value           Yield        Value           Yield
(Dollars in thousands)
Maturing within one year                   $    --            --         $ 3,725          6.07%       $    --            --
Maturing after one through five years       16,533          4.71%         22,314          5.87%        19,226          5.79%
Maturing after five through ten years        7,738          6.29%          8,113          6.87%        11,858          6.43%
Maturing after ten years                    28,743          6.65%         11,102          6.66%        15,241          6.87%
-----------------------------------------------------------------------------------------------------------------------------
                                           $53,014          5.99%        $45,254          6.26%       $46,325          6.31%
-----------------------------------------------------------------------------------------------------------------------------


DEPOSITS

The Company's principal source of funds is depository accounts comprised of demand deposits, savings and money market accounts, and time deposits. Deposits are provided by individuals and businesses located within the communities served.

Total deposits increased $96.0 million, or 30.9%, in 2001 to $406.9 million at year-end from $310.9 million at year-end 2000, and increased $67.9 million, or 27.9%, from $243.0 million at year-end 1999 to $310.9 million at year-end 2000. In 2001, growth by deposit category included a 21.0% increase in non-interest bearing deposits, a 27.9% increase in savings accounts and interest-bearing demand deposits, and a 36.5% increase in time deposits. The average rate paid on interest-bearing deposits declined thirty-four basis points from 4.98% for the year ended December 31, 2000, to 4.64% for the year ended December 31, 2001, and increased fifty-two basis points from 4.46% in 1999 to 4.98% in 2000. The average rate on interest-bearing deposits is expected to decline further in the first quarter of 2002 as $30.7 million in certificates of deposit bearing rates ranging from 200 to 275 basis points over rates offered as of December 31, 2001, will reprice. Table 11 details maturities of certificates of deposit with balances of $100,000 and over. See Note 6 to the Consolidated Financial Statements for additional information regarding the maturities of certificates of deposit.


TABLE 11: MATURITIES OF CERTIFICATES OF DEPOSIT WITH BALANCES $100,000 OR MORE

 (Dollars in thousands)            2001            2000           1999
------------------------------------------------------------------------
3 months or less                 $ 11,900        $  2,159       $  2,470
3-6 months                          9,029           3,960          3,904
6-12 months                        21,075          22,509          7,390
Over 12 months                     43,204          27,730         27,109
------------------------------------------------------------------------
Total                            $ 85,208        $ 56,358       $ 40,873
------------------------------------------------------------------------

SHORT-TERM BORROWINGS

Short-term borrowings consist of securities sold under agreements to repurchase which are secured transactions with customers and generally mature the day following the date sold. Short-term borrowings also include Federal funds purchased, which are unsecured overnight borrowings from other financial institutions. Table 12 provides information as to the balances and interest rates on short-term borrowings for the years ended December 31, 2001 and 2000 (dollars in thousands):

TABLE 12: SHORT-TERM BORROWINGS

-----------------------------------------------------------------------------
                                                      2001              2000
-----------------------------------------------------------------------------
Securities sold under agreement to repurchase       $32,931           $28,097
Federal funds purchased                               9,521             1,000
-----------------------------------------------------------------------------
  Total                                             $42,452           $29,097
Weighted interest rate                                 1.05%             5.06%

Averages for the year ended December 31:
Outstanding                                         $35,851           $23,537
Interest rate                                         2.72%              4.57%

Maximum month-end outstanding                       $42,452           $30,280
------------------------------------------------------------------------------


LIQUIDITY

The Company's principal sources of liquidity and funding are its deposit base. The level and maturity of deposits necessary to support the Company's lending and investment activities is determined through monitoring loan demand. Considerations in managing the Company's liquidity position include, but are not limited to, scheduled cash flows from existing loans and investment securities, anticipated deposit activity, and projected needs from anticipated extensions of credit. The Company's liquidity position is monitored daily by management to maintain a level of liquidity conducive to efficiently meet current needs and is evaluated for both current and longer term needs as part of the asset/liability management process.

The Company measures total liquidity through cash and cash equivalents, securities available-for-sale, mortgage loans held-for-sale, other loans and investment securities maturing within one year, less securities pledged as collateral for repurchase agreements, public deposits and other purposes, and less any outstanding federal funds purchased. These liquidity sources increased $27 million, or 27.5%, from $98.3 million at December 31, 2000, to $125.3 million at December 31, 2001, and increased $53 million from $45.3 million at December 31, 1999, to $98.3 million at December 31, 2000.

Additional sources of liquidity available to the Company include the capacity to borrow funds through established lines of credit with various correspondent banks, and the Federal Home Loan Bank of Atlanta, although the Company's ability to utilize FHLB borrowings is restricted under the terms of its line of credit agreement with a correspondent bank. See Note 13 to the Consolidated Financial Statements for further information regarding these additional liquidity sources.

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

The capital position of the Company's wholly-owned subsidiary, Virginia Commerce Bank (the "Bank), continues to meet regulatory requirements. The primary indicators relied on by bank regulators in measuring the capital position are the Tier 1 risk-based capital, total risk-based capital, and leverage ratios. Tier 1 capital consists of common and qualifying preferred stockholders' equity less goodwill. Total risk-based capital consists of Tier 1 capital, qualifying subordinated debt, and a portion of the allowance for loan losses. Risk-based capital ratios are calculated with reference to risk-weighted assets. The leverage ratio compares Tier 1 capital to total average assets. The Bank's Tier 1 risk-based capital ratio was 6.32% at December 31, 2001, compared to 6.90% at December 31, 2000. The total risk-based capital ratio was 10.09% at December 31, 2001, compared to 10.07% at December 31, 2000. These ratios are in excess of the mandated minimum requirement of 4.00% and 8.00%, respectively. The Bank's leverage ratio was 5.41% at December 31, 2001 compared to 5.82% at December 31, 2000. The Company's Tier 1 risk-based capital ratio, total risk-based capital ratio, and leverage ratio was 6.35%, 7.41% and 5.44%, respectively, at December 31, 2001.

During 2001, the Company continued to borrow funds under a $12 million line of credit with a correspondent bank in order to provide capital to fund growth and expansion at the Bank. At December 31, 2001, the amount outstanding under the line of credit was $11.0 million, as compared to $7.0 million at December 31, 2000. The Company believes that borrowing under the line of credit results in enhanced results of operations and returns for existing shareholders as compared to those that would result from the sale of additional common stock. The Company was required to repay $500 thousand of the outstanding amount by January 31, 2002, and is restricted beyond that date to a total outstanding amount of $10.5 million until such time as a participating lender has agreed to purchase a one third interest in existing and future advances under the line of credit. If a participating lender has not agreed to purchase an interest by April 30, 2002, then the Company must pay down the amount outstanding to an amount no greater than $8 million on or before June 30, 2002. While the Company is confident that a participating lender or alternative sources of financing will be available, there can be no assurance that the Company will be able to fund growth with borrowed funds, that funds will continue to be available on attractive terms, or that the Company's financing costs will not increase.

The ability of the Company to continue growth is dependent on its ability to obtain additional funds for contribution to the Bank's capital, through additional borrowing, the sale of additional common stock, or otherwise. In the event that the Company is unable to obtain additional capital for the Bank on a timely basis, including obtaining a participating or alternative lender for its existing line of credit used to supplement the Bank's capital, the growth of the Company and the Bank may be curtailed, and the Company and the Bank may be required to reduce their level of assets in order to maintain compliance with regulatory capital requirements. Under those circumstances net income and the rate of growth of net income may be adversely affected.


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


MARKET PRICE OF STOCK AND DIVIDENDS

                         2001                          2000
Quarter           High           Low            High           Low
-------------------------------------------------------------------
First            $15.15        $10.60          $10.80        $ 9.45
Second            16.00         14.00           11.20         10.20
Third             21.00         15.55           11.20         10.50
Fourth            21.05         16.65           11.20         10.60

The approximate number of the Company's stockholders at December 31, 2001, is
750. Information regarding stock dividends and splits in 2001, 2000, and 1999 is as follows:

1. A 25% stock split in the form of a dividend was declared on February 28, 2001, for stockholders of record on April 16, 2001, and was paid on May 11, 2001.

2. A stock dividend of 10% was declared on April 26, 2000, for stockholders of record on May 12, 2000, and was paid on May 26, 2000.

3. On April 28, 1999, stockholders approved a change to the Articles of Incorporation to subdivide each share of common stock into one and one-tenth shares of common stock.


ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders of Virginia Commerce Bancorp, Inc. (the "Company") will be held at 4:00 pm on Wednesday, April 24, 2002 at "The Washington Golf and Country Club", 3017 North Glebe Road, Arlington, Virginia.

ANNUAL REPORT ON FORM 10-K

A copy of Form 10-K as filed with the Securities and Exchange Commission is available without charge to stockholders upon written request to: William K. Beauchesne, Treasurer and Chief Financial Officer, Virginia Commerce Bancorp, Inc., 14201 Sullyfield Circle #500, Chantilly, VA 20151

                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders and Directors
Virginia Commerce Bancorp, Inc. and subsidiaries
Arlington, Virginia

                  We have audited the accompanying consolidated balance sheets of Virginia Commerce Bancorp, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholder's equity and cash flows for the years ended December 31, 2001, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

                  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Virginia Commerce Bancorp, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years ended December 31, 2001, 2000 and 1999, in conformity with accounting principles generally accepted in the United States of America.

/s/ Yount, Hyde & Barbour, P.C.

Winchester Virginia
February 21, 2002

CONSOLIDATED BALANCE SHEETS (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

December 31,                                                2001         2000
--------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                  $  15,155    $  10,952
Securities (fair value: 2001, $53,143; 2000, $45,265)       53,014       45,254
Loans held-for-sale                                         15,842        4,918
Loans, net of allowance for loan losses of $4,356
  in 2001 and $2,803 in 2000                               395,108      300,799
Bank premises and equipment, net                             6,238        5,741
Accrued interest receivable                                  2,211        2,042
Other assets                                                 1,943        1,476
--------------------------------------------------------------------------------
   Total assets                                          $ 489,511    $ 371,182
--------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
DEPOSITS
   Non-interest bearing demand deposits                  $  66,448    $  54,899
   Savings and interest-bearing demand deposits            132,811      103,857
   Time deposits                                           207,663      152,178
--------------------------------------------------------------------------------
   Total deposits                                        $ 406,922    $ 310,934
Securities sold under agreement to repurchase and
  federal funds purchased                                   42,452       29,097
Other borrowed funds                                        11,400        7,400
Accrued interest payable                                     1,301        1,309
Other liabilities                                            1,216        1,276
Commitments and contingent liabilities                          --           --
--------------------------------------------------------------------------------
   Total liabilities                                     $ 463,291    $ 350,016
--------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Preferred stock, $5.00 par, 1,000,000 shares
  authorized of which no shares have been issued         $      --    $      --
Common stock, $1.00 par, 5,000,000 shares
  authorized, issued and outstanding 2001,
  2,720,816; 2000, 2,165,687                                 2,721        2,166
Surplus                                                     13,190       13,648
Retained Earnings                                           10,138        5,476
Accumulated other comprehensive income (loss)                  171         (124)
--------------------------------------------------------------------------------
   Total stockholders' equity                            $  26,220    $  21,166
--------------------------------------------------------------------------------
   Total liabilities and stockholders' equity            $ 489,511    $ 371,182
--------------------------------------------------------------------------------


See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

Years Ended December 31,                                       2001        2000          1999
----------------------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME:
    Interest and fees on loans                               $29,720      $23,215      $15,447
    Interest and dividends on investment securities:
        U.S. Treasury securities and agency obligations        3,336        3,035        2,783
        Other securities                                         190           90           72
    Interest on federal funds sold                               650          400          503
    Interest on deposits with other banks                          1           36           46
----------------------------------------------------------------------------------------------
   Total interest and dividend income                        $33,897      $26,776      $18,851
----------------------------------------------------------------------------------------------
INTEREST EXPENSE:
     Deposits                                                $14,494      $11,425      $ 8,053
     Securities sold under agreement to repurchase and
       federal funds purchased                                   976        1,076          571
     Other borrowed funds                                        521          360           55
----------------------------------------------------------------------------------------------
    Total interest expense                                   $15,991      $12,861      $ 8,679
----------------------------------------------------------------------------------------------
    Net interest income                                      $17,906      $13,915      $10,172
    Provision for loan losses                                  1,572          947          480
----------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses      $16,334      $12,968      $ 9,692
----------------------------------------------------------------------------------------------
NON-INTEREST INCOME:
     Service charges and other fees                          $ 1,271      $   980      $   689
     Fees and net gains on loans held-for-sale                 3,379        1,586        1,265
     Gains on sale of securities                                  13           --           --
     Other                                                        41           33           45
----------------------------------------------------------------------------------------------
     Total non-interest income                               $ 4,704      $ 2,599      $ 1,999
----------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE:
     Salaries and employee benefits                          $ 8,130      $ 5,812      $ 4,544
     Occupancy expense                                         2,337        1,946        1,618
     Data processing                                             902          750          611
     Other operating expense                                   2,613        2,128        1,624
----------------------------------------------------------------------------------------------
     Total non-interest expense                              $13,982      $10,636      $ 8,397
----------------------------------------------------------------------------------------------
     Income before taxes on income                           $ 7,056      $ 4,931      $ 3,294
     Provision for income taxes                                2,391        1,681        1,128
----------------------------------------------------------------------------------------------
NET INCOME                                                   $ 4,665      $ 3,250      $ 2,166
----------------------------------------------------------------------------------------------
   Earnings per common share, basic                          $  1.72      $  1.20      $  0.80
----------------------------------------------------------------------------------------------
   Earnings per common share, diluted                        $  1.57      $  1.13      $  0.75
----------------------------------------------------------------------------------------------

  See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(DOLLARS IN THOUSANDS)

                                                                                    Accumulated
                                                                                    Other                         Total
                                          Preferred   Common              Retained  Comprehensive  Comprehensive  Stockholders'
                                          Stock       Stock     Surplus   Earnings  Income (Loss)  Income         Equity
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,1998                 $    --     $ 1,787   $11,240   $ 2,820      $   (15)                      $15,832
-------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income:
Net Income 1999                                                             2,166                     $ 2,166          2,166
Other comprehensive income, net of
  tax, unrealized holding losses
  arising during the period (net of tax
  of $277)                                                                                (539)          (539)          (539)
-------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                                            $ 1,627
-------------------------------------------------------------------------------------------------------------------------------
Capital restructure                            --         179      (179)       --           --                            --
Cash paid in lieu of fractional shares         --          --        --        (3)          --                            (3)
Stock options exercised                        --           4        29        --           --                            33
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                $    --     $ 1,970   $11,090   $ 4,983      $  (554)                      $17,489
-------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income:
Net Income 2000                                                             3,250                     $ 3,250          3,250
Other comprehensive income, net of
  tax, unrealized holding gains arising
  during the period (net of tax of $221)                                                   430            430            430
-------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                                            $ 3,680
-------------------------------------------------------------------------------------------------------------------------------
10% stock dividend                             --         196     2,558    (2,754)          --                            --
Cash paid in lieu of fractional shares         --          --        --        (3)          --                            (3)
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000                $    --     $ 2,166   $13,648   $ 5,476      $  (124)                      $21,166
-------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income:
Net Income 2001                                                             4,665                      $4,665          4,665
Other comprehensive income, net of
  tax, unrealized holding gains arising
  during the period (net of tax of $156)                                                                  304
Less reclassification adjustment,
  (net of tax of $4)                                                                                       (9)
Total other comprehensive income                                                           295            295            295
-------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                                            $ 4,960
-------------------------------------------------------------------------------------------------------------------------------
25% stock split in form of a dividend          --         541      (541)       --           --                            --
Cash paid in lieu of fractional shares         --          --        --        (3)          --                            (3)
Stock options exercised                        --          14        83        --           --                            97
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2001                $    --     $ 2,721   $13,190   $10,138      $   171                       $26,220
-------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (DOLLARS IN THOUSANDS)

                                                                2001            2000            1999
 ------------------------------------------------------------------------------------------------------
 CASH FLOWS FROM OPERATING ACTIVITIES:
 Interest received                                           $  33,719       $  26,066       $  18,763
 Other income received                                           4,691           2,599           1,999
 Net change in loans held-for-sale                             (10,924)         (3,458)           (658)
 Interest paid                                                 (15,999)        (12,228)         (8,631)
 Cash paid to suppliers and employees                          (12,720)         (9,709)         (7,747)
 Income taxes paid                                              (3,454)         (1,519)         (1,262)
 ------------------------------------------------------------------------------------------------------
     Net cash provided by (used in) operating activities     $  (4,687)      $   1,751       $   2,464
 ------------------------------------------------------------------------------------------------------
 CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from maturities and principal payments on
    securities held-to-maturity                              $   9,009       $   4,040       $  12,434
 Proceeds from maturities and principal payments on
     securities available-for-sale                              47,367           5,156           1,268
 Proceeds from sales of securities available-for-sale           14,016              --              --
 Purchases of securities held-to-maturity                       (5,446)           (743)         (4,933)
 Purchases of securities available-for-sale                    (72,238)         (6,756)         (1,171)
 Net increase in loans made to customers                       (95,880)        (98,035)        (55,553)
 Purchase of bank premises and equipment                        (1,375)           (823)         (1,388)
 ------------------------------------------------------------------------------------------------------
     Net cash used in investing activities                   $(104,547)      $ (97,161)      $ (49,343)
 ------------------------------------------------------------------------------------------------------
 CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase in demand, NOW, money market and savings
     accounts                                                $  40,503       $  28,819       $  35,746
 Net increase in time deposits                                  55,485          39,071          18,556
 Net increase in securities sold under agreement to
     repurchase and federal funds purchased                     13,355          11,260           2,110
 Net increase in other borrowed funds                            4,000           4,500           1,900
 Net proceeds from issuance of capital stock                        97              --              33
 Cash paid in lieu of fractional shares                             (3)             (3)             (3)
 ------------------------------------------------------------------------------------------------------
     Net cash provided by financing activities               $ 113,437       $  83,647       $  58,342
 ------------------------------------------------------------------------------------------------------
     Increase (decrease) in cash and cash equivalents        $   4,203       $ (11,763)      $  11,463
 ------------------------------------------------------------------------------------------------------
 CASH AND CASH EQUIVALENTS:
     Beginning                                                  10,952          22,715          11,252
     Ending                                                  $  15,155       $  10,952       $  22,715
 ------------------------------------------------------------------------------------------------------


See Notes to Consolidated Financial Statements.

RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED  BY (USED IN) OPERATING ACTIVITIES:                                  2001            2000            1999
---------------------------------------------------------------------------------------------------------------------
Net income                                                                 $   4,665       $   3,250       $   2,166
---------------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization                                                 878             801             646
   Provision for loan losses                                                   1,572             947             480
   Deferred tax benefit                                                         (566)           (339)           (192)
   Amortization of security premiums and
     accretion of discounts                                                       (9)             25              67
   Origination of loans held-for-sale                                       (180,737)        (79,831)        (73,738)
   Sale of loans                                                             169,813          76,373          73,080
   Gain on sale of securities available-for-sale                                 (13)             --              --
   Increase in other assets                                                      (54)            (18)            (50)
   (Decrease) increase in other liabilities                                      (59)            646             113
   Increase in accrued interest receivable                                      (169)           (736)           (156)
   (Decrease) increase in accrued interest
     payable                                                                      (8)            633              48
---------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                        $  (4,687)      $   1,751       $   2,464
---------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES:
   Unrealized gain (loss) on securities                                    $     447       $     651       $    (816)

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

The Company provides loan and deposit products to commercial and retail customers in the Washington Metropolitan Area, with the primary emphasis on Northern Virginia. The loan portfolio is generally collateralized by assets of the customers and is expected to be repaid from cash flows or proceeds from the sale of selected assets of the borrowers.

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

The determination of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that, as of December 31, 2001, the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline or substantial increase in interest rates, would increase the likelihood of losses due to credit and market risks and could create the need for substantial increases to the allowance for loan losses. The Company is subject to the regulations of various regulatory agencies, which can change significantly from year to year. In addition, the Company undergoes periodic examinations by regulatory agencies, which may subject it to further changes based on the regulators' judgments about information available to them at the time of their examination.

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

LOANS HELD-FOR-SALE

Loans held-for-sale are carried at the lower of cost or market, determined in the aggregate. Market value considers commitment agreements with investors and prevailing market prices. All loans originated by the mortgage banking operation are pre-sold and held-for-sale to outside investors.

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

Costs of maintenance and repairs are charged to expense as incurred. The costs of replacing structural parts of major units are considered individually and are expended or capitalized as the facts dictate.

INCOME TAXES

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

LEASE ACQUISITION COSTS

Lease acquisition costs are being amortized over ten years using the straight-line method.

ADVERTISING COST

The Company follows the policy of charging the production costs of advertising to expense as incurred.

USE OF ESTIMATES

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate and deferred tax assets.

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

RECENT ACCOUNTING PRONOUNCEMENTS

In July, 2001, the Financial Accounting Standards Board issued two statements - Statement 141, Business Combinations, and Statement 142, Goodwill and Other Intangible Assets, which will potentially impact the accounting for goodwill and other intangible assets. Statement 141 eliminates the pooling method of accounting for business combinations and requires that intangible assets that meet certain criteria be reported separately from goodwill. The Statement also requires negative goodwill arising from a business combination to be recorded as an extraordinary gain. Statement 142 eliminates the amortization of goodwill and other intangibles that are determined to have an indefinite life. The Statement requires, at a minimum, annual impairment tests for goodwill and other intangible assets that are determined to have an indefinite life.

Upon adoption of these Statements, an organization is required to re-evaluate goodwill and other intangible assets that arose from business combinations entered into before July 1, 2001. If the recorded other intangibles assets do not meet the criteria for recognition, they should be classified as goodwill. Similarly, if there are other intangible assets that meet the criteria for recognition but were not separately recorded from goodwill, they should be reclassified from goodwill. An organization also must reassess the useful lives of intangible assets and adjust the remaining amortization periods accordingly. Any negative goodwill must be written-off.

The standards generally are required to be implemented by the Bank in its 2002 financial statements. The adoption of these standards will not have a material impact on the financial statements.

In June 2001, the Financial Accounting Standards Board issued Statement 143, Accounting for Asset Retirement Obligations. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and associated retirement costs. It requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and the associated asset retirement costs be capitalized as part of the carrying amount of the long-lived asset. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Statement is not expected to have a material effect on the Company's financial statements.

In August 2001, the Financial Accounting Standards Board issued Statement 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It also establishes a single accounting model for long-lived assets to be disposed of by sale, which includes long-lived assets that are part of a discontinued operation. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2001. The Statement is not expected to have a material effect on the Company's financial statements.

STOCKHOLDERS' EQUITY

A five-for-four stock split in the form of a 25% stock dividend was declared on February 28, 2001. This transaction was recorded by increasing common stock by $541 thousand and decreasing surplus by $541 thousand.

A stock dividend of 10% was declared on April 26, 2000. This transaction was recorded by increasing common stock by $196 thousand, increasing surplus by $2.5 million and decreasing retained earnings by $2.7 million.

On April 28, 1999, the stockholders approved an amendment to the Articles of Incorporation to subdivide each share of the common stock outstanding into one and one-tenth shares. This transaction was recorded by increasing common stock by $179 thousand and decreasing surplus by $179 thousand.

NOTE 2.  SECURITIES

Amortized cost and fair value of the securities available-for-sale and held-to-maturity as of December 31, 2001 and 2000, are as follows (dollars in thousands):

-------------------------------------------------------------------------------------------------------------
                                                                    GROSS          GROSS
                                                     AMORTIZED      UNREALIZED     UNREALIZED
DECEMBER 31, 2001                                    COST           GAINS          (LOSSES)       FAIR VALUE
-------------------------------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE:
U.S. Government Agency obligations                    $ 40,365      $    256       $     (2)      $ 40,619
Obligations of states and political subdivisions           270             5             --            275
Federal Reserve Bank stock                                 392            --             --            392
Federal Home Loan Bank stock                               732            --             --            732
Community Bankers' Bank stock                               55            --             --             55
-------------------------------------------------------------------------------------------------------------
                                                      $ 41,814      $    261       $     (2)      $ 42,073

HELD-TO-MATURITY:
U.S. Government Agency obligations                    $  6,017      $    127           $ --       $  6,144
Obligations of state and political subdivisions          3,945            16            (43)         3,918
Domestic corporate debt obligations                        979            32             (3)         1,008
-------------------------------------------------------------------------------------------------------------
                                                      $ 10,941      $    175       $    (46)      $ 11,070
-------------------------------------------------------------------------------------------------------------

DECEMBER 31, 2000
-------------------------------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE:
U.S. Government Agency obligations                    $ 29,594      $     28       $   (216)      $ 29,406
Obligations of states and political subdivisions           270            --             --            270
Federal Reserve Bank stock                                 392            --             --            392
Federal Home Loan Bank stock                               667            --             --            667
Community Bankers' Bank stock                               55            --             --             55
-------------------------------------------------------------------------------------------------------------
                                                      $ 30,978      $     28       $   (216)      $ 30,790

HELD-TO-MATURITY:
U.S. Government Agency obligations                    $ 13,992      $     59       $    (62)      $ 13,989
Domestic corporate debt obligations                        472            14             --            486
-------------------------------------------------------------------------------------------------------------
                                                      $ 14,464      $     73       $    (62)      $ 14,475
-------------------------------------------------------------------------------------------------------------


Amortized cost and fair value of the securities as of December 31, 2001, by contractual maturity, are shown below (dollars in thousands):


-----------------------------------------------------------------------------
DECEMBER 31, 2001                              AMORTIZED COST      FAIR VALUE
-----------------------------------------------------------------------------
AVAILABLE-FOR-SALE:
Due after one year through five years             $16,014            $16,056
Due after five years through ten years              6,669              6,767
Due after ten years                                17,952             18,071
Federal Reserve Bank stock                            392                392
Federal Home Loan Bank stock                          732                732
Community Bankers' Bank stock                          55                 55
-----------------------------------------------------------------------------
                                                  $41,814            $42,073
HELD-TO-MATURITY:
Due after one year through five years             $   477            $   510
Due after five years through ten years                971                959
Due after ten years                                 9,493              9,601
-----------------------------------------------------------------------------
                                                  $10,941            $11,070
-----------------------------------------------------------------------------

The amortized cost of securities pledged as collateral for repurchase agreements, certain public deposits, and other purposes were $40.6 million and $33.6 million at December 31, 2001 and 2000, respectively.

NOTE 3. LOANS

Major classifications of loans are summarized as follows (dollars in thousands):

-----------------------------------------------------------------
                                             2001          2000
-----------------------------------------------------------------
Commercial                                 $ 39,153      $ 37,406
Real estate - 1-4 family residential         60,493        36,532
Real estate - multifamily residential        19,323        18,565
Real estate - nonfarm, nonresidential       179,483       138,527
Real estate - construction                   94,452        65,460
Consumer                                      8,004         7,995
-----------------------------------------------------------------
Total Loans                                $400,908      $304,485
-----------------------------------------------------------------
Less unearned income                          1,444           883
Less allowance for loan losses                4,356         2,803
-----------------------------------------------------------------
Loans, net                                 $395,108      $300,799
-----------------------------------------------------------------


NOTE 4.  ALLOWANCE FOR LOAN LOSSES

An analysis of the allowance for loan losses is shown below for the years ended December 31, (dollars in thousands):

---------------------------------------------------------------------------
                                         2001          2000          1999
---------------------------------------------------------------------------
Allowance, at beginning of period      $ 2,803       $ 1,889       $ 1,438
Provision charged against income         1,572           947           480
Recoveries added to reserve                  4             3            11
Losses charged to reserve                  (23)          (36)          (40)
---------------------------------------------------------------------------
Allowance, at end of period            $ 4,356       $ 2,803       $ 1,889
---------------------------------------------------------------------------

Information about impaired loans as of and for the years ended December 31, 2001, 2000 and 1999, is as follows (dollars in thousands):

-------------------------------------------------------------------------------------------------------------
                                                                                     2001      2000      1999
-------------------------------------------------------------------------------------------------------------
Impaired loans for which an allowance has been provided                              $119      $107      $143
Impaired loans for which no allowance has been provided                                --        --        --
-------------------------------------------------------------------------------------------------------------
    Total impaired loans                                                             $119      $107      $143
-------------------------------------------------------------------------------------------------------------
Allowance provided for impaired loans, included in the allowance for loan losses       16        17        13
Average balance in impaired loans                                                    $113      $125      $178
-------------------------------------------------------------------------------------------------------------
Interest income recognized                                                             --        --        --
-------------------------------------------------------------------------------------------------------------


Non-accrual loans excluded from impaired loan disclosure under FASB 114 amounted to $106 thousand, $117 thousand and $107 thousand at December 31, 2001, 2000 and 1999, respectively. If interest on these loans had been accrued as interest income, such income would have approximated $17 thousand, $13 thousand and $10 thousand for the years ended December 31, 2001, 2000 and 1999, respectively.

NOTE 5. BANK PREMISES AND EQUIPMENT, NET

Premises and equipment are stated at cost less accumulated depreciation at December 31, 2001 and 2000, as follows (dollars in thousands):

------------------------------------------------------------------------
                                                      2001         2000
------------------------------------------------------------------------
Land                                                $ 1,839      $ 1,839
Buildings                                             2,361        2,117
Furniture, fixtures and equipment                     4,713        3,832
Leasehold improvements                                1,257        1,007
------------------------------------------------------------------------
Total Cost                                          $10,170      $ 8,795
Less accumulated depreciation and amortization        3,932        3,054
------------------------------------------------------------------------
Net premises and equipment                          $ 6,238      $ 5,741
------------------------------------------------------------------------

Depreciation and amortization expense on premises and equipment amounted to $878 thousand, $801 thousand and $646 thousand in 2001, 2000 and 1999, respectively.


NOTE 6. TIME DEPOSITS

The aggregate amount of time deposits with a minimum denomination of $100,000 each, was approximately $85,208 and $56,358 at December 31, 2001 and 2000, respectively. Scheduled maturities of all time deposits at December 31, 2001, are as follows (dollars in thousands):

------------------------------------------------
2002                                    $110,288
2003                                      88,278
2004                                       2,341
2005                                       5,004
2006 and thereafter                        1,752
------------------------------------------------
                                        $207,663
------------------------------------------------


NOTE 7. INCOME TAXES

Net deferred tax assets consist of the following components at December 31, 2001 and 2000 (dollars in thousands):

-----------------------------------------------------
                                     2001       2000
-----------------------------------------------------
DEFERRED TAX ASSETS:
Allowance for loan losses          $1,458      $  923
Non-accrual loans                      32          27
Organization costs                      6           8
Deferred loan fees                     83          83
Bank premises and equipment            94          66
Securities available-for-sale          --          64
-----------------------------------------------------
                                   $1,673      $1,171
-----------------------------------------------------
DEFERRED TAX LIABILITIES:
Securities available-for-sale          88          --
Federal Home Loan Bank stock            2           2
                                   $   90      $    2
-----------------------------------------------------
NET DEFERRED TAX ASSETS            $1,583      $1,169
-----------------------------------------------------

The provision for income tax and its components for the years ending December 31, 2001, 2000, and 1999 are as follows (dollars in thousands):


---------------------------------------------------------------
DECEMBER 31,                 2001          2000          1999
---------------------------------------------------------------
Current tax expense        $ 2,957       $ 2,020       $ 1,320
Deferred tax  benefit         (566)         (339)         (192)
---------------------------------------------------------------
                           $ 2,391       $ 1,681       $ 1,128
---------------------------------------------------------------

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended December 31, 2001, 2000, and 1999, due to the following (dollars in thousands):

-------------------------------------------------------------------------------------------
DECEMBER 31,                                               2001          2000         1999
-------------------------------------------------------------------------------------------
Computed "expected" tax expense                          $ 2,399       $ 1,676      $ 1,120
Increase (decrease) in income taxes resulting from:
  Nondeductible expense                                        6             5            8
  Nontaxable income                                          (14)           --           --
-------------------------------------------------------------------------------------------
                                                         $ 2,391       $ 1,681      $ 1,128
-------------------------------------------------------------------------------------------


NOTE 8. EARNINGS PER SHARE

The following shows the weighted average number of shares used in computing earnings per share and the effect on the weighted average number of shares of diluted potential common stock. The weighted average number of shares, for all years reported, have been adjusted to give effect to stock dividends and splits. Potential dilutive common stock had no effect on income available to common stockholders.

----------------------------------------------------------------------------------------------------------------
                                           2001                        2000                       1999
----------------------------------------------------------------------------------------------------------------
                                                Per Share                  Per Share                   Per Share
                                   Shares        Amount        Shares        Amount        Shares        Amount
----------------------------------------------------------------------------------------------------------------
Basic earnings per share          2,711,550      $ 1.72       2,706,917      $ 1.20       2,705,299      $ 0.80
Effect of dilutive securities:
  Stock options                     147,935                      80,096                      78,713
  Warrants                          113,728                      91,830                      95,037
----------------------------------------------------------------------------------------------------------------
Diluted earnings per share        2,973,213      $ 1.57       2,878,843     $  1.13       2,879,049      $ 0.75
----------------------------------------------------------------------------------------------------------------


NOTE 9. COMMITMENTS AND CONTINGENCIES

The Company leases office space for nine of its branch locations, its operations, mortgage lending, and construction lending departments. In addition, the Company has entered into a non-cancellable lease for another branch tentatively scheduled to open in April 2002. These non-cancellable agreements, which expire through April 2017, in some instances require payment of certain operating charges. Generally, all leases contain renewal options of one to two additional five-year terms.

The Company also leases seven pieces of equipment under noncancellable agreements that expire through February 2004. All seven leases contain purchase options that are available at the end of the lease term.

The total minimum lease commitment, adjusted for the effect of annual fixed increases or the Consumer Price Index, at December 31, 2001, is $6.3 million, due as follows (dollars in thousands):

------------------------------------------------------------------
Due in the year ending December 31,      2002              $   953
                                         2003                  851
                                         2004                  802
                                         2005                  800
                                         2006                  484
                                         Thereafter          2,405
------------------------------------------------------------------

The total lease expense was $948 thousand, $651 thousand and $547 thousand in 2001, 2000, and 1999, respectively.

In the normal course of business, the Company makes various commitments and incurs certain contingent liabilities that are not presented in the accompanying financial statements. The Company does not anticipate any material losses as a result of the commitments and contingent liabilities.


NOTE 10: LOANS TO OFFICERS AND DIRECTORS

Officers, directors and/or their related business interests are loan customers in the ordinary course of business. In management's opinion, these loans are made on substantially the same terms as those prevailing at the time for comparable loans with other persons and do not involve more than normal risk of collectibility or present other unfavorable features. The aggregate amount outstanding on such loans at December 31, 2001and 2000, was $3.4 million and $1.8 million, respectively. During 2001, new loans and advances amounted to $2.5 million and repayments of $948 thousand were made.


NOTE 11. STOCK-BASED COMPENSATION PLAN

The Company has a stock-based compensation plan that is described below. Grants under this plan are accounted for following APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for grants under the stock option plan. Had compensation cost for the stock-based compensation plan been determined based on the grant date fair values of awards (the method described in FASB Statement No. 123), reported net income and earnings per common share would have been reduced to the pro forma amounts shown below:

-------------------------------------------------------------------------------
(Dollars in thousands except per share amounts)      2001      2000      1999
------------------------------------------------------------ ------------------
NET INCOME:
As reported                                         $ 4,665   $ 3,250   $ 2,166
Pro forma                                           $ 4,263   $ 2,951   $ 2,081

BASIC EARNINGS PER SHARE:
As reported                                         $  1.72   $  1.20   $  0.80
Pro forma                                           $  1.57   $  1.09   $  0.77

DILUTED EARNING PER SHARE:
As reported                                         $  1.57   $  1.13   $  0.75
Pro forma                                           $  1.43   $  1.03   $  0.72
-------------------------------------------------------------------------------

The current plan, adopted May 29, 1998, and amended in May 2001, is a qualified Incentive Stock Option Plan which provides for the granting of options to purchase up to 276,250 shares of common stock at a price to be determined by the Board at the date of grant, but in any event, no less than 100% of the fair market value. Options outstanding at the beginning of 1998, were granted under the Company's plan adopted in 1988 which was replaced by the current plan. As of December 31, 2001, 180,518 options had been granted under the current plan. Options are awarded to employees and the Board of Directors of the Company at the discretion of the Board of Directors. All options expire ten years from the grant date. All options which have been granted under the current plan vest over three years.

The fair value of each grant is estimated at the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 2001, 2000, and 1999, respectively: price volatility of 27.74%, 27.80% and 29.76%, risk-free interest rates of 5.04%, 6.95% and
6.50%, dividend rate of .02% and expected lives of 10 years.

A summary of the status of the plan at December 31, 2001, 2000 and 1999, and changes during the years ended on those dates is as follows:

----------------------------------------------------------------------------------------------------------------------
                                                     2001                    2000                       1999
                                                         Weighted                 Weighted                    Weighted
                                           Number        Average     Number       Average       Number        Average
                                           of            Exercise    of           Exercise      of            Exercise
                                           Shares          Price     Shares         Price       Shares          Price
----------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year           268,584        $ 7.78     174,528       $ 6.38       145,055         $ 5.64
Granted                                     56,600        $10.90      94,056       $10.39        34,342         $ 9.91
Exercised                                   13,899        $ 7.03          --           --         3,659         $ 9.02
Forfeited                                    7,051        $10.59          --           --         1,210         $ 9.84
Outstanding at end of year                 304,234        $ 8.37     268,584       $ 7.78       174,528         $ 6.38
Exercisable at end of year                 180,923                   152,441                    143,468
Pro forma weighted-average fair
 value per option of options
 granted during the year                     $5.52                     $6.83                      $7.38
----------------------------------------------------------------------------------------------------------------------


A further summary about the options outstanding and exercisable at December 31, 2001 is as follows:

                                      Options Outstanding                 Options Exercisable
                            --------------------------------------    --------------------------
                              Number                      Weighted       Number         Weighted
                            Outstanding     Remaining     Average     Exercisable at    Average
                            at December    Contractual    Exercise     December 31,     Exercise
Range of Exercise Prices     31, 2001          Life         Price         2001            Price
------------------------------------------------------------------------------------------------
$3.62 to $4.87                 98,187        4.2 years      $ 4.31        98,187          $ 4.31
$9.02 to $10.25                65,328        6.6 years        9.48        52,998            9.39
$10.41 to $11.09              139,119        8.4 years       10.60        29,738           10.44
$17.25 to $20.00                1,600        9.8 years       18.19            --              --
------------------------------------------------------------------------------------------------
$3.62 to $20.00               304,234        6.6 years      $ 8.37       180,923          $ 6.81

All options granted, available under the current Plan, and exercisable have been adjusted for all three years giving retroactive effect to the 10% stock restructuring in 1999, the 10% stock dividend in 2000 and the 25% stock split in the form of a dividend in 2001.


NOTE 12. DIRECTOR COMPENSATION PLAN

In April 1996, the Company granted 148,230 warrants at an exercise price of $4.45 to six outside Directors. In January 1998, the Company granted 16,637 warrants at an exercise price of $9.02 to an additional outside Director. All warrants have been restated for both years giving retroactive effect to the 10% stock restructuring in 1998 and 1999, the 10% stock dividend in 2000 and the 25% stock split in the form of a dividend in 2001. In addition, the seven outside Directors were each awarded 6,875 options in January 2000, as adjusted for the 10% stock dividend in 2000 and the 25% stock split in the form of a dividend in 2001, under the Company's Incentive Option Plan.

NOTE 13. OTHER BORROWED MONEY AND LINES OF CREDIT

The Bank maintains a $73 million line of credit with the Federal Home Loan Bank of Atlanta. The interest rate and term of each advance from the line is dependent upon the advance and commitment type. Advances on the line are secured by all of the Bank's qualifying first lien loans on one-to-four unit single-family dwellings. As of December 31, 2001, the book value of these loans totaled approximately $8.7 million. The amount of available credit is limited to seventy-five percent of the qualifying loans. Advances on the line of credit, in excess of total qualifying loans, require pledging of additional assets. Under terms of a line of credit agreement from a nonaffiliated bank (described below) the Bank is limited to $10 million in total outstanding advances from the Federal Home Loan Bank at any time.

The Company maintains a $12,000,000 line of credit from a nonaffiliated bank generally for the purpose of providing additional capital to the Bank. Under terms of the agreement, outstanding advances are currently limited to $11 million through January 31, 2002 and $10.5 million from February 1, 2002 through June 30, 2002. The agreement requires a participating lender to purchase a one third interest in existing and future advances under the line. Once a participating lender is obtained the limitations on outstanding advance amounts would be lifted, if a participating lender has not been obtained by April 30, 2002, advances will be limited to $8 million as of June 30, 2002 and the Company would be required to repay by that date any advances in excess of $8 million. Advances under the line of credit are secured by all of the shares of common stock of the Bank.

As of December 31, 2001, the Company had the following advances outstanding:

--------------------------------------------------------------------------------------
    Creditor Advance Date        Interest Rate      Maturity     Outstanding Principal
--------------------------------------------------------------------------------------
FHLB                11-16-93          5.93%          11-16-03          $   400
--------------------------------------------------------------------------------------
Non Affiliated Bank 12-26-01          4.85%          12-31-04          $ 8,000
Non Affiliated Bank 12-26-01          4.85%          06-30-02            2,500
Non Affiliated Bank 12-31-01          4.85%          01-31-02              500
--------------------------------------------------------------------------------------
                                                                       $11,000
--------------------------------------------------------------------------------------
                                                                       $11,400
--------------------------------------------------------------------------------------


The Bank has additional short term unused lines of credit totaling $9.2 million with nonaffiliated banks at December 31, 2001.

NOTE 14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

A summary of the contract or notional amount of the Company's exposure to off-balance-sheet risk as of December 31, 2001 and 2000, is as follows:

-------------------------------------------------------------------------------------------
(Dollars in thousands)                                                   2001        2000
-------------------------------------------------------------------------------------------
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit                                           $ 14,165    $  9,005
Standby letters of credit and financial guarantees written             $  8,328    $  3,256
Unfunded lines of credit                                               $ 84,764    $ 60,635
 ------------------------------------------------------------------------------------------

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


NOTE 15. FUND RESTRICTIONS AND RESERVE BALANCE

The transfer of funds from the Bank to the Company in the form of loans, advances, and cash dividends are restricted by Federal and State regulatory authorities. As of December 31, 2001, the aggregate amount of unrestricted funds that could be transferred totaled approximately $6.7 million, or 25.75%, of the consolidated net assets of the Company.

As members of the Federal Reserve System, the Company is required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 2001 and 2000, the aggregate amounts of daily average required balances were approximately $798 thousand and $489 thousand, respectively.


NOTE 16.  EMPLOYEE BENEFITS

The Company has a 401(k) defined contribution plan covering substantially all full-time employees and provides that an employee becomes eligible to participate at the date he or she has reached the age of 21 and has completed three months of service, whichever occurs last. Under the plan, a participant may contribute up to 15% of his or her covered compensation for the year, subject to certain limitations. The Company may also make, but is not required to make, a discretionary contribution for each participant out of its current or accumulated net profits. The amount of contribution, if any, is determined on an annual basis by the Board of Directors. Contributions made by the Company totaled $141 thousand, $107 thousand and $74 thousand for the years ended December 31, 2001, 2000 and 1999, respectively.


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

At December 31, 2001 and 2000, the carrying amounts of loan commitments and stand-by letters of credit approximate fair values.

The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

--------------------------------------------------------------------------------------------------
                                                       2001                        2000
                                              Carrying      Estimated     Carrying      Estimated
(Dollars in thousands)                         Amount       Fair Value     Amount       Fair Value
--------------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
Cash and short-term investments               $ 15,155      $ 15,155      $ 10,952      $ 10,952
Securities                                      53,014        53,143        45,254        45,265
Loans held-for-sale                             15,842        15,842         4,918         4,918
Loans                                          395,108       410,923       300,799       307,798
Accrued interest receivable                      2,211         2,211         2,042         2,042
--------------------------------------------------------------------------------------------------
   Total Financial assets                     $481,330      $497,274      $363,965      $370,975
--------------------------------------------------------------------------------------------------
FINANCIAL LIABILITIES:
Deposits                                      $406,922      $412,783      $310,934      $312,608
Securities sold under agreement to              42,452        42,445        29,097        29,097
  repurchase and federal funds purchased
Other borrowed funds                            11,400        11,441         7,400         8,075
Accrued interest payable                         1,301         1,301         1,309         1,309
--------------------------------------------------------------------------------------------------
   Total Financial liabilities                $462,075      $467,970      $348,740      $351,089
--------------------------------------------------------------------------------------------------


In the normal course of business, the Company is subject to market risk which includes interest rate risk (the risk that general interest rate levels will change) As a result, the fair values of the Company's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize this risk.


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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total capital and Tier 1 capital to risk-weighted assets (as defined), and of Tier 1 capital to average assets. Management believes, as of December 31, 2001 and 2000, that the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2001, the Bank is categorized as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized", the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since December 31, 2001 that management believes changed the Bank's category. The Company's and the Bank's actual capital amounts and ratios are also presented in the table.

-----------------------------------------------------------------------------------------------------------
     (Dollars in thousands)                                                           MINIMUM TO BE
                                                           MINIMUM CAPITAL    WELL-CAPITALIZED UNDER PROMPT
                                  ACTUAL CAPITAL             REQUIREMENT*     CORRECTIVE ACTION PROVISIONS
-----------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 2001:        Amount       Ratio       >Amount      >Ratio      >Amount      >Ratio
                                                         -            -           -            -
-----------------------------------------------------------------------------------------------------------
Total Capital
(to Risk-Weighted Assets)
      Company                  $30,381       7.41%       $32,801       8.00%      $   N/A        N/A%
      Bank                      41,357      10.09%        32,800       8.00%       41,000      10.00%
Tier 1 Capital
(to Risk-Weighted Assets)
      Company                  $26,026       6.35%       $16,401       4.00%      $   N/A        N/A%
      Bank                      25,902       6.32%        16,400       4.00%       24,600       6.00%
Tier 1 Capital
(to Average Assets)
      Company                  $26,026       5.44%       $19,152       4.00%      $   N/A        N/A%
      Bank                      25,902       5.41%        19,151       4.00%       23,939       5.00%
-----------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 2000:
-----------------------------------------------------------------------------------------------------------
Total Capital
(to Risk-Weighted Assets)
      Company                  $24,059       7.79%       $24,701       8.00%      $   N/A        N/A%
      Bank                      31,099      10.07%        24,705       8.00%       30,881      10.00%
Tier 1 Capital
(to Risk-Weighted Assets)
      Company                  $21,256       6.88%       $12,350       4.00%      $   N/A        N/A%
      Bank                      21,296       6.90%        12,352       4.00%       18,528       6.00%
Tier 1 Capital
(to Average Assets)
      Company                  $21,256       5.81%       $14,634       4.00%      $   N/A        N/A%
      Bank                      21,296       5.82%        14,636       4.00%       18,296       5.00%
-----------------------------------------------------------------------------------------------------------


* The minimum capital requirement for the Company is a guideline.
(1)

NOTE 19. CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

--------------------------------------------------------------------------------------
BALANCE SHEETS (in thousands)                    DECEMBER 31, 2001   DECEMBER 31, 2000
Assets:
  Cash and due from banks                            $     1            $     3
  Investment in Virginia Commerce Bank                26,096             21,205
  Subordinated Debt in Virginia Commerce Bank         11,100              7,000
  Other Assets                                            31                143
--------------------------------------------------------------------------------------
    Total Assets                                     $37,228            $28,351
--------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity:
  Long Term Debt                                     $11,000            $ 7,000
  Other Liabilities                                        8                185
--------------------------------------------------------------------------------------
    Total Liabilities                                $11,008            $ 7,185
--------------------------------------------------------------------------------------
    Stockholders' Equity                              26,220             21,166
--------------------------------------------------------------------------------------
    Total Liabilities and Stockholders' Equity       $37,228            $28,351
--------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
                                                            YEARS ENDED DECEMBER 31,
STATEMENTS OF INCOME (in thousands)                     2001          2000          1999
Income:
  Interest on subordinated debt                       $   479       $   333       $     1
  Dividend from subsidiary                                 98            --            --
------------------------------------------------------------------------------------------
    Total Income                                          577           333             1
------------------------------------------------------------------------------------------
Expenses:
   Interest on long term debt                             491           336             1
   Organizational expense                                  --            --            29
   Other operating expense                                 32            20             3
------------------------------------------------------------------------------------------
    Total Expenses                                        523           356            33
------------------------------------------------------------------------------------------
Gain (loss) before income taxes (benefit) and
  equity in undistributed earnings of Virginia
  Commerce Bank                                       $    54       $   (23)      $   (32)
Income Tax (Benefit)                                      (15)           (8)          (11)
------------------------------------------------------------------------------------------
                                                           69           (15)          (21)
Equity in undistributed net income of
  Virginia Commerce Bank                                4,596         3,265         2,187
------------------------------------------------------------------------------------------
     Net Income                                       $ 4,665       $ 3,250       $ 2,166
------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
                                                           YEARS ENDED DECEMBER 31,
STATEMENTS OF CASH FLOWS (in thousands)                2001          2000          1999
Cash Flows from Operating Activities
    Net Income                                       $ 4,665       $ 3,250       $ 2,166
Adjustments to reconcile net income to net cash
     provided by operating activities:
Equity in undistributed net income of Virginia
     Commerce Bank                                    (4,596)       (3,265)       (2,187)
Decrease (increase) in other assets                      112          (131)          (12)
(Decrease) increase in other liabilities                (177)          152            33
-----------------------------------------------------------------------------------------
Net cash provided by operating activities            $     4       $     6       $     0
-----------------------------------------------------------------------------------------
Cash Flows from Investing Activities
     Purchase of debt securities                      (4,100)       (4,500)       (2,500)
-----------------------------------------------------------------------------------------
Net cash (used in) investing activities              $(4,100)      $(4,500)      $(2,500)
-----------------------------------------------------------------------------------------
Cash Flows from Financing Activities
     Net increase in long term debt                    4,000         4,500         2,500
     Common stock issued                                  97            --            --
     Cash paid in lieu of fractional shares               (3)           (3)           --
-----------------------------------------------------------------------------------------
Net cash provided by financing activities            $ 4,094       $ 4,497       $ 2,500
-----------------------------------------------------------------------------------------
Change in cash and cash equivalents                  $    (2)      $     3       $     0
Beginning                                                  3             0             0
Ending                                               $     1       $     3       $     0
-----------------------------------------------------------------------------------------

NOTE 20. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Selected financial information for the quarterly periods of 2001 and 2000 is presented below (dollars in thousands except per share data):

                                                  2001 QUARTERS
                                    ------------------------------------------
                                    FIRST       SECOND      THIRD       FOURTH
                                    ------------------------------------------
Interest income                     $8,048      $8,436      $8,827      $8,586
Interest expense                     4,048       4,154       4,159       3,630
------------------------------------------------------------------------------
     Net interest income            $4,000      $4,282      $4,668      $4,956
Provision for loan losses              270         180         225         897
     Net interest income after
     provision for loan losses      $3,730      $4,102      $4,443      $4,059
Non-interest income                    880       1,135       1,237       1,452
Non-interest expense                 3,188       3,455       3,530       3,809
------------------------------------------------------------------------------
     Income before taxes            $1,422      $1,782      $2,150      $1,702
Income tax expense                     484         605         729         573
------------------------------------------------------------------------------
     Net income                     $  938      $1,177      $1,421      $1,129
------------------------------------------------------------------------------
Net income per common share:
     Basic                          $ 0.35      $ 0.43      $ 0.52      $ 0.42
     Diluted                        $ 0.33      $ 0.40      $ 0.47      $ 0.37


                                                  2000 QUARTERS
                                    ------------------------------------------
                                    FIRST       SECOND      THIRD       FOURTH
                                    ------------------------------------------
Interest income                     $5,637      $6,228      $7,083      $7,828
Interest expense                     2,578       2,891       3,500       3,892
------------------------------------------------------------------------------
     Net interest income            $3,059      $3,337      $3,583      $3,936
Provision for loan losses              165         165         290         327
     Net interest income after
     provision for loan losses      $2,894      $3,172      $3,293      $3,609
Non-interest income                    487         661         709         742
Non-interest expense                 2,435       2,563       2,529       3,109
------------------------------------------------------------------------------
     Income before taxes            $  946      $1,270      $1,473      $1,242
Income tax expense                     323         432         502         424
------------------------------------------------------------------------------
     Net income                     $  623      $  838      $  971      $  818
------------------------------------------------------------------------------
Net income per common share:
     Basic                          $ 0.23      $ 0.31      $ 0.36      $ 0.30
     Diluted                        $ 0.22      $ 0.29      $ 0.34      $ 0.28

                        Board of Directors
[photo omitted]         First Row (left to right)
                        Peter A. Converse, President and Chief Executive Officer;
                        W. Douglas Fisher; Chairman, David M. Guernsey, Vice Chairman

                        Second Row (left to right)
                        Arthur L. Walters, Vice Chairman; Leonard Adler; Norris E, Mitchell;
                        Frank L. Cowles, Jr.; Robert H. L'Hommedieu

                        Executive Officers
[photo omitted]         Left to right:

                        William K. Beauchesne, Executive Vice President and Chief
                        Financial Officer, Kerry J. Donley, Executive Vice President,
                        Retail Banking, Peter A. Converse, President and Chief Executive
                        Officer Richard B. Anderson, Jr., Executive Vice President and Chief
                        Lending Officer

Timothy M. Aldinger                           Lisa K. Bluntzer              Susan T. Johnson           Deborah A. Jones
Senior Vice President                         Vice President                Vice President             Assistant Vice President
Commercial Lending                            Loan Servicing                Facilities Manager         Residential Mortgage Lending

Ricardo Balcells                              J. Larry Caison               Edward W. Lull, Jr.        Tamara M. Mitchell
Vice President                                General Auditor               Vice President             Assistant Vice President
Regional Manager                                                            Commercial Lending         King Street Branch
                                              Matthew F. Cammarota
George L. Greco                               Vice President                Pamela D. McConnell        Stacey L. Sim
Senior Vice President Senior Credit Officer   Consumer Lending              Vice President             Assistant Vice President
                                                                            Community Banking          McLean Branch
Gregory A. Motheral                           Jose A. Castillo
Senior Vice President Commercial Lending      Vice President                Robert L. McCoy            Karen B. Daniels
                                              Electronic Banking Services   Vice President             Branch Officer
James R. Nalls                                                              Regional Manager           Williamsburg Blvd. Branch
Senior Vice President Construction Lending    Leslie E. Cerino
                                              Vice President                Suzie G. Spannuth          Barry L. Huitema
Kenneth L. O'Shea                             Regional Manager              Vice President             Branch Officer
Senior Vice President                                                       Deposit Operations         Chantilly Branch
Residential Mortgage Lending                  Wendy M. Clark
                                              Vice President                Karen M. Clinton           Shin Y. Koo
Patricia M. Ostrander                         Consumer Lending              Assistant Vice President   Branch Officer
Senior Vice President                                                       Consumer Lending           Annandale Branch
Director of Human Resources                   Robin P. Coracci
                                              Vice President                Glenn S. Cummings          Allison M. Leimbach
Richard M. Owen                               Branch Coordinator            Assistant Vice President   Consumer Lending Officer
Senior Vice President                                                       Security Officer
Commercial Lending                            Nancy K. Dishner                                         Kelly J. Perrault
                                              Vice President                Jacqueline A. Freeman      Branch Officer
Michele K. Parker                             Credit Administration         Assistant Vice President   Cameron Station Branch
Senior Vice President                                                       Training Officer
Cash Management Services                      James C. Elliot                                          Linda L. Trout
                                              Vice President                James D. Holter            Loan Servicing Officer
Thomas E. Williams                            Commercial Lending            Assistant Vice President
Senior Vice President                                                       Information Services
Real Estate Lending                           Lynn B. Gonzalez
                                              Vice President                Nancy Hong
Jo Ann Bell                                   Electronic Banking Services   Assistant Vice President
Vice President                                                              Clarendon Branch
Regional Manager                              Marcia J. Hopkins
                                              Vice President                Sharon L. Jackson
                                              Accounting                    Assistant Vice President
                                                                            Fairfax Branch


VCBI               www.vcbonline.com              [FDIC Insurance Logo Omitted]
----
NASDAQ
LISTED